As filed with the Securities and Exchange Commission on March 18, 2004.

Registration No. 333-111846

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CNB HOLDINGS, INC.

(Name of Small Business Issuer in its Charter)

Georgia	6021	58-2362335
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

7855 North Point Parkway, Suite 200, Alpharetta, Georgia 30022-4849, (770) 650-8262
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

H.N. Padget, Jr.
President and Chief Executive Officer
CNB Holdings, Inc.
7855 North Point Parkway, Suite 200
Alpharetta, Georgia 30022-4849
(770) 650-8262

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Thomas O. Powell	Kathryn L. Knudson
Troutman Sanders LLP	Powell, Goldstein, Frazer & Murphy LLP
600 Peachtree Street, N.E., Suite 5200	191 Peachtree Street, Suite 1600
Atlanta, Georgia 30308-2216	Atlanta, Georgia 30303
(404) 885-3294	(404) 572-6952

    Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

					Amount of
Title of Each Class of	Amount to	Proposed Maximum	Proposed Maximum		Registration
Securities to be Registered	Be Registered	Offering Price Per Unit	Aggregate Offering Price		Fee

Common stock, $1.00 par value per share	1,000,000	$12.00 (1)	$12,000,000	(1)	$971 (2)
Common stock, $1.00 per value per share	250,000	$12.00	$3,000,000	(3)	$381

(1)	Estimated solely for the purpose of calculating the registration fee for the 1,000,000 shares covered by the original filing in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)	A filing fee of $971.00 was previously paid with the original filing on January 12, 2004.

(3)	Estimated solely for the purpose of calculating the registration fee for the additional 250,000 shares added by this Amendment No. 1 in accordance with Rule 457 under the Securities Act of 1933, as amended.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion: Dated March 18, 2004
CNB HOLDINGS, INC.

1,250,000 Shares (Maximum)
750,000 Shares (Minimum)

Common Stock
$12.00 per share

     We are offering for sale a minimum of 750,000 shares and a maximum of 1,250,000 shares of our common stock at an offering price of $12.00 per share. We are conducting this offering to supplement our capital and support anticipated growth following our proposed merger with First Capital Bancorp, Inc. Shares will be offered first to existing security holders of CNB Holdings, Inc. and First Capital, as of a record date of March 15, 2004. Each record date holder of CNB or First Capital securities (including common stock and options or debentures convertible into common stock of either company) will have the right to subscribe for one share of our common stock for every 4.113 shares of our common stock (on a fully diluted basis) that such holder is expected to own following the merger. Record date CNB and First Capital security holders will be entitled to exercise their subscription rights through 5:00 p.m., Atlanta, Georgia time on April 30, 2004. Record date security holders who timely exercise their subscription rights in full may subscribe for additional shares through an additional subscription right. The additional subscription period will expire at 5:00 p.m., Atlanta, Georgia time on May 17, 2004. The subscription rights are not transferable, except by operation of law.

     If any shares remain available after we complete the additional subscription procedure, we may offer those shares to outside investors, as well as continue to offer these shares to existing CNB and First Capital securityholders. Outside investors must subscribe to purchase a minimum of 500 shares. Our offering to outside investors may commence on the first business day following the expiration of the additional subscription procedure, and is scheduled to end on June 30, 2004. However, we may extend the offering to outside investors without notice to subscribers until September 28, 2004.

     Our executive officers will be marketing our common stock on a best efforts basis and will not receive any commissions for sales they make. Because this is a best efforts offering, there is no guarantee that the required minimum of 750,000 shares will be sold. Once made, subscriptions may not be revoked. We will deposit all subscription funds in an interest-bearing escrow account with an independent escrow agent until we have received subscriptions for at least 750,000 shares. If we do not receive subscriptions for 750,000 shares by September 28, 2004, we will terminate this offering and promptly return all funds to subscribers, with interest. The initial closing of this offering is conditioned on the closing of the merger and will occur simultaneously with the closing of the merger.

     Our common stock is traded on the OTC Bulletin Board under the symbol “CHGD.” The market for our common stock must be characterized as limited due to its relatively low trading volume and little analyst coverage.

     Existing CNB and First Capital security holders who do not purchase their full pro rata portion of the shares in this offering should expect to own a smaller proportional interest in CNB after this offering is completed than they would after the effectiveness of the merger.

     An investment in our common stock involves risks. See “Risk Factors” beginning on page 9.

		Minimum	Maximum
	Per Share	Offering	Offering

Public offering price	$12.00	$9,000,000	$15,000,000
Underwriting discounts and commissions	None	None	None
Proceeds to CNB before expenses	$12.00	$9,000,000	$15,000,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The shares of our common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is March     , 2004

SUMMARY

     This summary provides a brief overview of the key aspects of this offering. Accordingly, this summary does not contain all of the information contained in this prospectus. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

Our Company

     CNB Holdings, Inc. was formed to serve as a bank holding company for Chattahoochee National Bank, a national bank that operates two offices in Alpharetta, Georgia. Chattahoochee National Bank, which began banking operations in 1998, operates as a community bank emphasizing prompt, personalized service to its customers. Through the bank, we provide high quality banking solutions to individuals and small- and medium-sized businesses, by offering a broad range of banking products and services, including commercial, real estate, residential mortgage, SBA and consumer loans, equipment leasing, cash management and other services.

     At September 30, 2003, CNB had total assets of $143 million, deposits of $92 million and shareholders’ equity of $9.7 million. At September 30, 2003, CNB had net loans outstanding of $90 million. At December 31, 2002, we had total assets of $120.6 million, deposits of $84.7 million and net loans outstanding of $84.8 million.

     On February 23, 2004, CNB announced preliminary financial results for the year ended December 31, 2003. CNB reported earnings of $879,687, or $0.81 per share, for the fiscal year ended December 31, 2003. Total assets were $143.1 million as of December 31, 2003, versus $120.5 million as of December 31, 2002. Net loans increased to $92.8 million, while deposits totaled $95.9 million at December 31, 2003, up 13% from $84.8 million at December 31, 2002. Shareholders’ equity was $10.1 million as of December 31, 2003, or $9.02 per share.

     CNB was incorporated under the laws of Georgia in 1997. CNB’s executive offices are located at 7855 North Point Parkway, Suite 200, Alpharetta, Georgia 30022-4849, and our telephone number is (770) 650-8262.

Merger Summary

     On September 24, 2003, we entered into a merger agreement with First Capital Bancorp, Inc., for a proposed merger of equals, whereby First Capital will merge with and into us. CNB will be the surviving company after the merger. The merger will combine our businesses under a single holding company named CNB Holdings, Inc. As a result of the merger, CNB will own First Capital’s state bank subsidiary, First Capital Bank, in addition to Chattahoochee National Bank. First Capital’s other subsidiary, Capital Financial Software, LLC also will become a wholly owned subsidiary of CNB after the merger. CNB also will assume First Capital’s obligations under the First Capital Statutory Trust I, which was created in connection with First Capital’s issuance of trust preferred securities.

     After the merger, our combined company will provide a full line of commercial and consumer services and products. We will operate three bank offices located in Fulton and Gwinnett Counties. Based on September 30, 2003 financial data, the combined company will have assets of $568 million, deposits of $362 million and loans of $363 million. Based on preliminary December 31, 2003 financial data, the combined company will have assets of $603 million, deposits of $390 million and loans of $396 million.

     We believe this proposed merger of equals will improve the range of business lines through which we will serve our customers. Through the merger, we intend to bring together two complementary institutions to create a company positioned for further growth. Further, we believe:

•	We will be better positioned to grow and compete successfully in a consolidating financial services industry;

•	We should be able to achieve better financial performance than what our two companies could achieve separately;

•	We should be able to combine our two operations successfully and manage them in a disciplined manner after the merger with a deeper senior management team than either company has on its own;

•	The increase in our shareholder base may increase the liquidity and marketability of our shareholders’ stock; and

•	The complimentary, rather than competitive, geographical scope of our banks will allow us to continue to increase our banking presence in the metropolitan Atlanta market.

First Capital Bancorp, Inc.

     First Capital Bancorp, Inc. was organized in 1993 and is headquartered in Norcross, Georgia. As of September 30, 2003, First Capital had approximately $408 million in assets. Its state bank subsidiary, First Capital Bank, operates a single location in Norcross, Georgia. The bank is a full service commercial bank that focuses on providing lending and deposit services to commercial clients. In addition, First Capital operates Capital Financial Software, LLC, which markets and sells a proprietary software package used by bankruptcy trustees to monitor and track the disposition of Chapter 7 bankruptcy cases.

     First Capital’s preliminary results for the year ended December 31, 2003 include earnings of $1,560,114, or $7,469 per share. Total assets were $439.1 million as of December 31, 2003, up 16% from $377.9 million as of December 31, 2002. Net loans increased 11% to $302.7 million from $273.6 million as of December 31, 2002, and deposits increased 13% to $292.5 million form $258.7 million as of December 31, 2002. Shareholders’ equity was $20.6 million as of December 31, 2003, or $94,992 per share.

Merger Consideration

     Upon completion of the merger, each share of First Capital common stock will be converted into 10,382 shares of CNB common stock. The exchange ratio is fixed. Cash payments will be made instead of issuing fractional shares. After the merger, existing CNB shareholders will own approximately 33% of CNB’s outstanding shares, on a fully diluted basis, and existing First Capital shareholders will own approximately 67% of CNB’s outstanding shares, on a fully diluted basis. CNB and First Capital shareholders will experience further dilution in their proportionate interest in the combined company to the extent they do not purchase their full pro-rata portion of the shares in this offering.

Management Following the Merger

     After the merger, CNB’s board of directors will have 12 members — six from CNB and six from First Capital. The directors from CNB are expected to be C. Dan Alford, Patricia R. Grimes, William H. Groce, Jr., David R. Hink, H.N. Padget, Jr. and John A. Pond. The directors from First Capital are expected to be William R. Blanton, Theodore J. LaVallee, Sr., Joe E. McCart, Edgar H. Sims, Jr., Richard T. Smith and Neil H. Strickland. Mr. Hink will serve as chairman of the board, and William R. Blanton will serve as vice chairman. Mr. Padget will serve as the president and chief executive officer of CNB, and Mr. Blanton will serve as the chief financial and operating officer of CNB.

Regulatory Approvals and Raising of Additional Capital

     On February 23, 2004, we received approval of the merger from the Federal Reserve. As set forth in the Federal Reserve’s approval letter, at the consummation of the merger, the combined company and each of its subsidiary banks must be well-capitalized. As a result, each company has begun significant capital raising initiatives to enhance our capital positions prior to consummating the merger. Through this prospectus, we are offering to CNB and First Capital security holders on a pro rata basis a minimum of 750,000 shares of CNB common stock and a maximum of 1,250,000 shares of CNB common stock for $12.00 per share. If, after all CNB and First Capital security holders have had the opportunity to purchase shares in this offering, shares remain available for purchase, CNB may open the offering to outside investors.

     In addition, First Capital plans to call for the conversion of its convertible subordinated debentures that were slated to mature on November 30, 2006. Pursuant to the merger agreement, upon the conversion of the $2.688 million debentures to common stock, First Capital will pay the debenture holders an aggregate pretax premium of no more than $320,000 in cash.

Conditions of the Merger

     The completion of the merger depends on the fulfillment of a number of conditions, including the following:

•	CNB shareholders and First Capital shareholders must approve the merger agreement;

•	We must receive all required regulatory approvals and any waiting periods required by law must have passed (See “Regulatory Approvals and Raising of Additional Capital” above);

•	We must receive a legal opinion from counsel confirming the tax-free nature of the merger;

•	Each parties’ representations and warranties, which are contained in the merger agreement, must be accurate in all material respects;

•	Each party must have delivered officers’ certificates and its counsel’s legal opinions to the other;

•	William R. Blanton must have entered into an employment agreement with CNB, and must have terminated his existing employment agreement with First Capital;

•	Each executive officer of CNB must have amended his or her employment agreement to exempt the merger from constituting a change of control under the employment agreement so as to avoid triggering a change of control payment by CNB to the executive officer; and

•	Shares of our common stock issuable pursuant to the merger must be approved for quotation on the Over the Counter Bulletin Board.

     Unless prohibited by law, either CNB or First Capital can elect to waive a condition that has not been satisfied and complete the merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.

Termination of the Merger Agreement

     Notwithstanding the approval of the merger by CNB and First Capital shareholders, we can mutually agree at any time to terminate the merger agreement before completing the merger.

     Either CNB or First Capital also can terminate the merger agreement:

•	If the merger is not approved by the other party’s shareholders;

•	If the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation;

•	If we do not complete the merger by June 30, 2004; or

•	If any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger.

     Either CNB or First Capital also can terminate the merger if the other party receives an acquisition offer from a third party and the other party’s board of directors fails to reaffirm the merger agreement after being requested to do so.

Dividends Following the Merger

     CNB has never paid a dividend and may not pay dividends in the future. In recent years, First Capital has paid quarterly dividends of approximately $356 per share. After the merger, CNB’s ability to pay dividends will depend largely on the ability of Chattahoochee National Bank and First Capital Bank to pay dividends to CNB. Bank holding companies and their bank subsidiaries are subject to significant regulatory restrictions on the payment of dividends. CNB’s dividend policy following the merger will depend on its earnings, capital requirements and financial condition, as well as other factors its board of directors considers relevant.

Loan Portfolio Acquisition

     On March 12, 2004, Chattahoochee National Bank acquired $31.4 million in loans from an existing loan portfolio of approximately 270 commercial loans with an aggregate principal balance of approximately $100.1 million. Chattahoochee National Bank also acquired servicing rights for all loans in the portfolio. Chattahoochee National Bank sold a participation interest in the loans of $21.4 million to First Capital Bank. See “Loan Portfolio Acquisition” on page 42.

Recent Developments

     On January 23, 2004, David R. Hink was named chairman of the board of directors of CNB. In January 2004, prior to Mr. Hink’s election as chairman, W. David Sweatt, then-chairman of CNB, delivered a letter to H.N. Padget, Jr. that outlined a number of Mr. Sweatt’s concerns regarding CNB’s proposed merger with First Capital. Mr. Sweatt presented his concerns to the CNB’s executive committee and full board of directors and recommended that CNB terminate the merger agreement.

     After thoroughly discussing Mr. Sweatt’s concerns and the advantages and disadvantages of the merger, the board rejected Mr. Sweatt’s recommendation to terminate the merger agreement. In doing so, the board members, other than Mr. Sweatt, unanimously reiterated their full support for the merger and their intention to consummate the transaction.

     Given Mr. Sweatt’s reversal of his position regarding the merger and commitment to the execution of the business plan established by the board, the board determined it was in the best interests of CNB to remove Mr. Sweatt as chairman of CNB. Accordingly, on January 23, 2004, the board removed Mr. Sweatt, and elected Mr. Hink as chairman. Additionally, CNB, as the sole shareholder of Chattahoochee National Bank, removed Mr. Sweatt from the bank board. Subsequently, on March 5, 2004, Mr. Sweatt resigned from the CNB board. A copy of Mr. Sweatt’s letter of resignation is included as Appendix B to this prospectus. Following the receipt of his letter, on March 10, 2004, the CNB board met and unanimously reaffirmed its intention to go forward with the proposed merger.

     Mr. Sweatt has informed the CNB board of his intention not to vote his shares in favor of the merger. However, Mr. Sweatt has previously signed a support agreement in which he agreed to vote his shares in favor of the merger. CNB believes this agreement is effective and enforceable.

     See “Terms of the Merger — Approval of First Capital’s and CNB’s Boards of Directors” on page 28 for a further discussion.

The Offering

Common Stock Offered	Minimum offering – 750,000 shares Maximum offering – 1,250,000 shares

Offering Price Per Share	$12.00

Common Stock to be Outstanding After this Offering	Minimum offering and merger– 4,467,838 shares
Maximum offering and merger– 4,967,838 shares

The above figures assume that the First Capital convertible subordinated debentures are converted into shares of First Capital common stock prior to the merger, and all outstanding shares of First Capital common stock at the time of the merger are converted into shares of CNB common stock. This offering will be completed only if the merger occurs.

Subscription Rights	Existing security holders of CNB and First Capital, including holders of common stock and options or debentures convertible into common stock of either company, each as of a record date of March 15, 2004, will have a right to subscribe for shares of our common stock in this offering. If you are a record date security holder of CNB or First Capital, you will be entitled to purchase one share of our common stock for every 3.35 shares of our common stock, on a fully diluted basis, that you are expected to own following the merger. You may subscribe for your full pro rata portion of the maximum number of shares being offered or any lesser number of shares.

This primary subscription right will be exercisable until 5:00 p.m., Atlanta, Georgia time, on April 30, 2004.

See “Terms of the Offering – Allocation of Shares – Primary Subscription Right” on page 16.

Additional Subscription Right	We do not expect that all record date security holders of CNB and First Capital will purchase their full pro rata portion of the shares in this offering. If you purchase your full pro rata portion of the shares through the primary subscription, you may specify a number of additional shares you would be willing to purchase as an additional subscription if shares remain available. Shares remaining available after the primary subscription will be offered first to our Employee Stock Ownership Plan, and then to those CNB or First Capital security holders who subscribed for additional subscription shares. If total subscriptions under the additional subscription are less than the number of shares remaining available after the primary subscription, all additional subscriptions will be honored in full. If additional subscriptions exceed the number of shares remaining available, 33% of the remaining shares will be allocated to those CNB security holders eligible to participate in the additional subscription and 67% will be allocated to those First Capital security holders eligible to participate in the additional subscription. After allocating the remaining shares to each group of security holders, the then remaining shares will be allocated within each group based on each subscribing security holder’s anticipated ownership percentage of CNB common stock following the merger. The additional subscription period will expire at 5:00 p.m., Atlanta, Georgia time on May 17, 2004. See “Terms of the Offering – Allocation of Shares – Additional Subscription Right” on page 17.

Non-Transferability of Subscription Rights	Both the primary and the additional subscription rights are non-transferable and non-assignable, except by operation of law. Only record date security holders of CNB or First Capital, or the beneficial interest of such a record date holder, may exercise these subscription rights.

Subscriptions by Beneficial Owners of CNB or First Capital Common Stock Whose Shares are Held by Brokers, Dealers or Other Nominees	If you hold shares of CNB or First Capital common stock through a broker, dealer or other nominee, we will ask your broker, dealer or other nominee to notify you of your right to subscribe for shares in this offering. If you wish to subscribe for shares, you must have your broker, dealer or other nominee act for you. You should receive a form from your broker, dealer or other nominee through which you may notify your broker, dealer or other nominee of your intentions with respect to this offering.

Offering to Outside Investors	If any shares remain available after completion of the primary and additional subscription periods, shares may be offered to outside investors, as well as continue to be offered to existing security holders.

Use of Proceeds	We will use the proceeds of this offering to supplement our capital and support anticipated growth following our proposed merger with First Capital. See “Use of Proceeds” on page 22 and “Terms of the Merger – Raising of Additional Capital” on page 26.

Offering Conditions	We must satisfy the following conditions to complete our offering:

• at least $9,000,000 must be deposited with our escrow agent, The Bankers Bank;
• we must not have canceled this offering before funds are withdrawn from the escrow account; and
• we must have completed the merger.

The initial closing of this offering will occur simultaneously with the closing of the merger. If the merger agreement is terminated, we will terminate this offering and return all subscription funds to subscribers, with interest, no later than 10 business days following termination of this offering.

See “Terms of the Offering – Conditions of the Offering” on page 18.

Best Efforts Offering	Shares of our common stock will be sold on a best efforts basis by our executive officers who will receive no commissions for any sales they make.

Escrow Arrangements	Until we have satisfied all offering conditions, we will place all subscription funds in an escrow account with The Bankers Bank. If we do not meet all of the offering conditions by September 28, 2004, we will return to all subscribers their funds placed in the escrow account, with interest, no later than 10 business days following termination of this offering. Prior to the release of the funds, the escrow agent will invest the funds in interest-bearing bank accounts.

Once we have satisfied all of the offering conditions, the escrow agent will release all subscription funds to us. Any funds received after that time will not be placed in an escrow account, but will be immediately available funds to us. See “Terms of the Offering – Escrow of Subscription Funds” on page 19.

Purchases by Directors and Executive Officers of CNB and First Capital	The individuals expected to serve as the directors and executive officers of CNB after the merger will be entitled to purchase approximately 547,509 shares of CNB common stock through the primary subscription, representing approximately 43.8% of the maximum offering of 1,250,000 shares. Furthermore, they may request additional shares if shares remain available as a result of other security holders failing to purchase their full pro rata portion of the shares being offered.

Without taking into account the additional shares that may be purchased in this offering by the individuals expected to serve as directors and executive officers of CNB after the merger, and assuming that each purchases his or her full pro rata portion of the primary subscription, we expect that their combined ownership of our common stock following the merger will represent approximately 43.8% of our outstanding shares on a fully diluted basis. Because of their ownership position in the company, these directors and executive officers together may be able to significantly influence the outcome of director elections or block a significant transaction that might otherwise be approved by the shareholders.

Risk Factors	An investment in our common stock involves risks. See “Risk Factors” on page .

No Recommendation to Subscribers	Neither the board of directors and management of CNB, nor the board of directors and management of First Capital, makes any recommendation as to whether you should subscribe for shares in this offering.

How to Subscribe	Primary Subscription. In order to subscribe for shares through the primary subscription right, you must deliver your completed subscription agreement, along with payment for the number of shares you wish to purchase, to the following address no later than 5:00 p.m., Atlanta, Georgia time, on April 30, 2004:

CNB Holdings, Inc.,
Attn: H.N. Padget, Jr.,
7855 North Point Parkway
Suite 200
Alpharetta, Georgia 30022-4849.

Additional Subscription. If you subscribe for your full pro rata portion of the shares being offered through the primary subscription, you may specify in your subscription agreement the number of additional shares you will be willing to purchase if shares remain available after we complete the primary subscription. After we complete the primary subscription, we will inform you of the number of additional subscription shares you will be entitled to purchase and the date by which we must receive your payment of $12.00 for each additional subscription share.

Outside Investors. If we offer shares to outside investors, outside investors will be required to deliver their subscription agreement and payment for the shares they wish to purchase to the address noted above no later than June 30, 2004, unless we extend the offering.

See “Terms of the Offering – How to Subscribe” on page 20 for more details.

Important Dates to Remember	Record Date	March 15, 2004

	Primary Subscription Period	March , 2004 through April 30, 2004

	Expiration of Primary Subscription Period	April 30, 2004

	Notice to Holders Eligible for Additional Subscription	May 7, 2004

	Additional Subscription Period	May 7, 2004 through May 17, 2004

	Expiration of Additional Subscription Period	May 17, 2004

	Commencement of Offering to Outside Investors	May 17, 2004

	Outside Investor Offering Period	May 17, 2004 through June 30, 2004, unless we extend the offering.

RISK FACTORS

     The following paragraphs describe what we believe are the material risks of an investment in CNB common stock. We may face other risks as well, which we have not anticipated. An investment in CNB common stock involves a significant degree of risk. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest. You also should carefully read the cautionary statement following this Risk Factors section regarding our use of forward-looking statements.

Risks Related to this Offering and CNB Common Stock

The offering price was set by CNB’s directors and may not accurately reflect the value of an investment in our common stock.

     The $12.00 offering price for shares in this offering was established by our board of directors and should not be considered an indication of the actual value of our common stock. Our board of directors chose the $12.00 per share offering price based on a number of considerations, including the market price of our common stock prior to the announcement of our proposed merger with First Capital, alternatives available to us for capital raising, and our expectations regarding the additional capital we will need in order to receive approvals necessary to complete the merger and to support anticipated growth. The offering price does not necessarily bear any relationship to the value of our assets, our past or expected future results of operations, cash flows, earnings, financial condition or any other established criteria for value. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers in connection with establishing the offering price, but did discuss with our outside financial advisors a pricing level that could be expected to stimulate a level of interest in the offering that would allow us to raise the capital necessary to attain regulatory approvals and support anticipated growth.

     We cannot assure you that the market price of our common stock will not decline during or after this offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in this offering at a price equal to or greater than $12.00 per share. We urge you to obtain a current quote for our common stock before you subscribe for shares in this offering. Our common stock is traded on the OTC Bulletin Board under the symbol “CHGD.” March 17, 2004, the date immediately preceding the date of this prospectus, the closing price of our common stock on the OTC Bulletin Board was $17.00 per share.

Because the market for CNB common stock lacks liquidity, it may be difficult to purchase or sell CNB stock on the public market.

     CNB common stock currently trades on the Over the Counter Bulletin Board. The trading markets for securities quoted on the Over the Counter Bulletin Board typically lack the depth, liquidity and orderliness necessary to maintain an active market in the trading of such securities. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of CNB nor assured by listing its common stock on the Over the Counter Bulletin Board. Accordingly, you should consider the potential illiquid and long-term nature of an investment in CNB common stock. Even though our shareholder base may increase as a result of the merger and this offering, there can be no assurance that an active and liquid trading market for CNB will develop, or once developed, will continue. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and liquidity of CNB common stock.

If you are an existing CNB or First Capital security holder and choose not to purchase your full pro rata portion of the shares sold in this offering, your proportionate interest in CNB will be diluted.

     Existing security holders who do not purchase their full pro-rata portion of the shares in this offering should expect, upon completion of this offering, to own a smaller interest in us than they would after effectiveness of the merger. In addition, if the subscription price represents a discount from the prevailing market price of our common stock at the time shares are issued in this offering, existing security holders who choose not to purchase shares in the offering will experience dilution of their economic interest in us. As of March 17, 2004, the date immediately preceding the date of this prospectus, the closing price of our common stock on the OTC Bulletin Board was $17.00.

Additional issuances of CNB common stock may dilute your ownership, and shareholders do not enjoy preemptive rights.

     No holder of CNB common stock has preemptive rights with respect to the issuance of shares of any class of CNB capital stock. We are authorized to issue up to 10,000,000 shares of common stock without the approval of shareholders, of which approximately 4,467,838 shares are expected to be issued upon completion of the merger and the minimum offering, and of which approximately 4,967,838 shares are expected to be outstanding upon completion of the merger and the maximum offering. CNB’s directors could from time to time decide to issue additional shares of common stock in addition to the shares to be issued in the merger and the shares to be issued in this offering. The sale of additional shares of CNB common stock may be at prices lower than the price at which you purchase shares or on terms better than those of shares you purchase.

     In addition, if the merger is completed, each existing option to purchase First Capital common stock will be converted into the right to purchase shares of CNB common stock. Holders of these options and CNB’s original directors, officers, and employees who hold options to purchase CNB common stock may exercise those options, which would result in the dilution of your proportionate interest in CNB. These individuals will have the opportunity to profit from any rise in the market value of the common stock or any increase in CNB’s net worth. As of February 1, 2004, there were 20.6379 options outstanding to purchase First Capital common stock, and as of February 1, 2004 there were 251,000 options outstanding to purchase CNB common stock. Based on the number of outstanding options as of February 1, 2004, following the completion of the merger, there will be 465,263 outstanding options to purchase CNB common stock, which will represent, post-merger, 9.37% of the issued and outstanding common stock of CNB on a fully diluted basis, assuming the maximum number of shares are sold in this offering.

     The exercise of options for the purchase of CNB common stock also could adversely affect the terms on which CNB can obtain additional capital. For instance, the holders of options may choose to exercise their options, when instead the securities underlying those options could be offered to others on terms and at prices more favorable to us than the terms and exercise prices provided for in the options.

We are authorized to issue shares of preferred stock which, if issued, may adversely affect your voting rights and reduce the market price of CNB common stock.

     We are authorized by our articles of incorporation to issue up to 10,000,000 shares of preferred stock without the consent of our shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of rights which are senior to common stock may reduce the price of shares of CNB common stock. We do not, however, have any plans to issue any shares of preferred stock at this time.

CNB has never paid dividends and may not pay dividends in the future.

     In recent years, First Capital has paid quarterly dividends of approximately $356 per share. CNB has never paid a dividend and may not pay dividends in the future. Accordingly, if you purchase shares of CNB common stock in this offering, you may not have the benefit of the quarterly dividend income.

     After the merger, CNB’s ability to pay dividends will depend largely on the ability of Chattahoochee National Bank and First Capital Bank to pay dividends to CNB, which will be based primarily on the banks’ earnings, capital requirements and financial condition, among other factors. Bank holding companies and their bank subsidiaries are both subject to significant regulatory restrictions on the payment of cash dividends. CNB’s dividend policy will depend on its earnings, capital requirements and financial condition, as well as other factors its board of directors considers relevant. See “Supervision and Regulation – Payment of Dividends” on page 92.

Our directors and officers may influence shareholder actions in a manner that may be adverse to your personal investment objectives.

     The individuals expected to serve as the directors and executive officers of CNB after the merger will be entitled to purchase approximately 506,067 shares through the primary subscription, or approximately 40.5% of the maximum 1,250,000 shares that may be issued in this offering, and they may request additional shares in the event that additional subscription shares are available for purchase. Without taking into account the additional shares that may be purchased in this offering by the individuals expected to serve as the directors and executive officers of CNB after the merger, and assuming that each purchases his or her full pro rata portion of the primary subscription, we expect that their combined ownership of CNB common stock following the merger will represent approximately 44.3% of our outstanding shares on a fully diluted basis. Because of their ownership position in the company, these directors and executive officers together may be able to significantly influence the outcome of director elections or block a significant transaction that might otherwise be approved by the shareholders. See “Description of CNB Capital Stock – Important Provisions of our Articles of Incorporation and Bylaws” on page 95.

CNB’s articles of incorporation and bylaws contain provisions that could deter or prevent takeover attempts by a potential purchaser of CNB common stock that would be willing to pay a premium for CNB stock.

     CNB’s articles of incorporation and bylaws contain provisions that may deter or prevent an attempt to change or gain control of CNB. As a result, you may be deprived of opportunities to sell some or all of your shares of CNB common stock at prices that represent a premium over market prices. These provisions include the possible existence of preferred stock, staggered terms for directors, restrictions on the ability to change the number of directors or to remove a director, supermajority voting provisions, special provisions regarding combinations with “interested” shareholders and the price at which an acquirer may purchase your shares of CNB common stock, and flexibility in evaluating acquisition proposals.

The capital we intend to raise prior to completing the merger may not be adequate to support our future growth following the merger.

     As set forth in the Federal Reserve’s approval letter, at the consummation of the merger, the combined company and each of its subsidiary banks must be well-capitalized. Therefore, we need to enhance our capital position prior to completing the merger. As a result, each company has begun significant capital raising initiatives. While we believe that the capital to be raised will be sufficient to meet our immediate capital needs following the merger, such amounts may be inadequate to support our growth or to maintain our minimum capital requirements. Consequently, we may need to seek additional long- and short-term financing, including subsequent sales of our common stock and/or preferred stock, to support any additional needs. Such financing, if needed, may not be available or, if available, may not be on terms acceptable to us. In the event such financing is needed and is not available, we may be limited in our ability to grow in the future and our results of operations and financial condition may be adversely affected.

You cannot revoke your subscription for any reason.

     You may not revoke or change your decision to purchase shares in the offering after you submit your subscription forms and payment to the escrow agent. If you later learn information about us that you consider to be unfavorable, if our stock price declines, or if you simply change your mind, you will not be entitled to revoke your subscription or obtain a refund of your subscription price.

Risks Related to Our Proposed Merger with First Capital

You will experience a reduction in percentage ownership and voting power with respect to your shares as a result of the merger.

     CNB shareholders and First Capital shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in CNB and First Capital prior to the merger. If the merger is consummated, current CNB shareholders will own approximately 33% of CNB’s outstanding common stock, on a fully diluted basis, and current First Capital shareholders will own approximately 67% of CNB’s outstanding common stock, on a fully diluted basis. Accordingly, current CNB shareholders will own less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by former First Capital shareholders if such former First Capital shareholders voted together as a group. Even though former First Capital shareholders will control approximately 67% of the combined company’s stock after the merger, the chairman of the board of directors, the president and chief executive officer and half of the company’s initial board of directors will be comprised of individuals who formerly served as directors of CNB. Therefore, neither group of shareholders will have the same control over the combined company as they currently have over their respective companies.

     CNB and First Capital security holders will experience further dilution in their proportionate interest in the combined company to the extent they do not purchase their full pro-rata portion of the shares being offered by CNB in this offering. In the future, CNB may issue additional shares in public offerings, mergers and acquisitions or otherwise, all of which would further reduce your percentage ownership in CNB.

If CNB and First Capital do not successfully integrate, the combined company may not realize the expected benefits from the merger.

     CNB and First Capital expect that the combined company will be able to maintain most of First Capital’s and CNB’s key customers and personnel and integrate their systems and procedures with a minimal amount of cost and diversion of management time and attention. There is a risk that integrating the two companies may take a greater amount of resources and time than we expect.

     Integration in connection with a merger of equals is difficult. The necessary integration relies on a combination of management teams of both CNB and First Capital, which may not be able to combine effectively. The merger involves the integration of two bank holding companies that have previously operated independently. Accordingly, we may not be able to integrate the operations of the two companies without encountering difficulties. Such difficulties could include interruptions and dislocations associated with integrating business strategies and different business backgrounds and operating cultures of the two companies. Furthermore, half of CNB’s board of directors after the merger will consist of former First Capital directors. Disagreements among the board members of the combined company may result concerning the allocation of resources to Chattahoochee National Bank and First Capital Bank, strategic considerations relating to the two banks and other matters. CNB’s board of directors may not be able to work together successfully following the merger. In addition, persuading employees that the business cultures of CNB and First Capital are compatible, maintaining employee morale and retaining key employees are additional challenges involved in integrating the two companies.

     CNB’s ability to achieve the benefits of the merger depends on successfully integrating the two companies. Accordingly, there is a risk that the anticipated benefits may not be realized or that they may be less than we expect if we are unable to integrate in a timely manner, fail to realize cost savings from the merger or disrupt customer relationships.

In order to be successful, the combined company must retain the relationships of its directors and motivate and retain its key employees, which will be more difficult in light of uncertainty regarding the merger and failure to do so could seriously harm the combined company.

     The combined company’s future success depends, in large part, upon the continuing contributions of the directors of First Capital Bank and Chattahoochee National Bank as well as their key management personnel. If we lose the services of one or more of these important individuals following the merger, CNB could be adversely affected. The integration challenges in a merger of equals could make it difficult for CNB to retain the key employees and directors of Chattahoochee National Bank and First Capital Bank after the merger. CNB’s future success is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Although H.N. Padget, Jr., who will serve as president and chief executive officer after the merger, and William R. Blanton, who will serve as chief financial and operating officer after the merger, will be subject to employment agreements, we cannot be assured of their continued service. Because we will be customer focused and relationship driven, our directors’ and key employees’ community involvement, diverse backgrounds and extensive local business relationships are important to our success. The unexpected loss of services of one or more of our key employees or directors could have a material adverse effect on our operations and possibly result in reduced earnings and revenues.

Risks Related to Our Business

We may encounter unexpected financial and operating problems due to our growth.

     The growth and expansion of our business has placed, and our anticipated growth following the merger will continue to place, significant demands on our management and our operational and financial resources. In addition, our growth may result in unexpected financial and operational problems which may negatively affect the value of our common stock.

The markets for our services are highly competitive, and we face substantial competition.

     CNB’s profitability will depend on the ability of Chattahoochee National Bank (and, post-merger, First Capital Bank) to compete successfully in the highly competitive banking business. The banks compete as financial intermediaries with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in the banks’ markets and many of which have greater resources than the banks have. Many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of our competitors have been in business for a long time and have an established customer base and name recognition, and some of our competitors are larger national, super-regional and regional banks such as Bank of America, SunTrust, Wachovia, Synovus, BB&T and Regions. In addition, our competitors that are not depository institutions generally are not subject to the extensive regulations that apply to us.

We may lose principal and interest due to us because of borrowers’ failure to perform according to the terms of their loan agreements.

     One of the greatest risks facing lenders generally is credit risk; that is, the risk of losing principal and interest due to a borrower’s failure to perform according to the terms of a loan agreement. Because many of the loans made by the banks are secured by real estate, any conditions adversely affecting the real estate market in the areas in which we do business could have a significant adverse effect on the level of our nonperforming loans and/or the value of the collateral securing a substantial portion of our loans.

Our allowance for loan losses could become inadequate.

     We maintain an allowance for loan losses that we believe is adequate for absorbing any potential losses in our loan portfolio. Our management determines the amount of the allowance for loan losses, general market conditions, credit quality of the loan portfolio, and performance of our customers relative to their financial obligations with us. Although we believe our allowance for loan losses is adequate to absorb probable losses in our loan portfolio, we cannot predict such losses or that our allowance will be adequate in the future. Excessive loan losses could have a material adverse effect on our financial performance.

Rapidly rising or falling interest rates could significantly harm our business.

     A rapid increase or decrease in interest rates could significantly harm our net interest income, capital and liquidity. The profitability of Chattahoochee National Bank and First Capital Bank depends substantially upon their net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense paid on interest-bearing liabilities (such as deposits and borrowings). To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could significantly and adversely affect the banks’ earnings, which, in turn, would adversely impact our business. For example, the rate reductions in the federal funds rate and its impact on the prime rate in 2002 and so far in 2003 have had a negative impact on our interest income because many real estate loans and commercial loans are prime based. While we believe our credit policies and strategy adequately address our interest rate risk, we cannot completely eliminate interest rate risk.

Our success depends significantly upon unpredictable economic and political conditions.

     Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability. Additionally, since the majority of the banks’ borrowers are individuals and businesses located and doing business in the Fulton and Gwinnett County, Georgia areas, our success will depend significantly upon the general economic conditions in and around those counties.

Government regulation may impair our profitability and restrict our growth.

     State and federal banking laws and regulations could limit our ability to achieve profitability and to grow. Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including our ability to attract deposits, make loans, and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public and the FDIC rather than our shareholders. In addition, the burden imposed by federal and state regulations may place the banks at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations, and enforcement policies have been subject to significant changes in recent years and may be subject to significant future changes.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or our performance after the merger. Also, when we use the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

•	our operating costs after the merger may be greater than expected, and our cost savings from the merger may be less than expected, or we may be unable to obtain those cost savings as soon as expected;

•	we may be unable to successfully integrate First Capital or may have more trouble integrating acquired businesses than expected;

•	we could lose key personnel, including the First Capital personnel we will employ as a result of the merger, or spend a greater amount of resources attracting, retaining and motivating them than we have in the past;

•	competition among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce operating margins;

•	general economic or business conditions, including acquisition and growth opportunities, may be worse than expected;

•	legislative or regulatory changes may adversely affect our businesses; and

•	the continuing war on terrorism, as well as actions taken or to be taken by the United States and other governments as a result of future acts or threats of terrorism.

     We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors,” beginning on page 9.

TERMS OF THE OFFERING

General

     We are offering for sale a minimum of 750,000 shares and a maximum of 1,250,000 shares of CNB common stock at a price of $12.00 per share. The shares will be offered first to existing security holders of CNB and First Capital. As described below, each holder of CNB or First Capital securities (including holders of common stock and options or debentures convertible into common stock of either company) as of the record date of March 15, 2004, will have a right to purchase one share of our common stock for every 3.35 shares of our common stock, on a fully diluted basis, that the record date holder is expected to own following the completion of our merger with First Capital. Security holders who wish to exercise their subscription rights must do so before 5:00 p.m., Atlanta, Georgia time, on April 30, 2004. Security holders may purchase any or all of their pro rata portion of shares in the offering. Security holders who purchase their full pro rata portion of the shares being offered will be entitled to purchase additional shares if other existing security holders fail to exercise their subscription rights in full. In addition, if any additional shares remain available after completion of the rights offering, shares may be offered to outside investors. We reserve the unilateral right to terminate the rights offering or the offering to outside investors at any time.

     The purpose of this offering is to supplement our capital and support anticipated growth following our proposed merger with First Capital. As set forth in the Federal Reserve’s approval letter, at the consummation of the merger, the combined company and each of its subsidiary banks, must be well-capitalized. We believe that the minimum and maximum offering levels reflect a range of appropriate capitalization levels for the CNB based on our expectations for the combined company following the merger.

     Subscribers should be aware that beneficial ownership of 5% or more of our outstanding common stock would obligate the beneficial owner to comply with certain reporting and disclosure requirements under Federal securities laws, and ownership of 10% or more would require advance notice be given to the Federal Reserve.

Allocation of Shares

     Primary Subscription Right. Shares will be offered first to existing security holders of CNB and First Capital, as of the record date of March 15, 2004, on a pro-rata basis in accordance with their anticipated common stock ownership (on a fully diluted basis) in CNB following the merger. As of the record date, there were 1,385,296 outstanding shares of CNB common stock, on a fully diluted basis (including outstanding shares of common stock and outstanding options to acquire shares of common stock). In addition, the outstanding securities of First Capital (including outstanding common stock, outstanding options to acquire shares of common stock, and common stock to be issued upon conversion of First Capital’s subordinated debentures) that will be converted into CNB securities at the closing of the merger are expected to represent an aggregate of 2,797,805 shares of CNB common stock of a fully diluted basis. As a result, there are expected to be 4,183,101 outstanding shares of CNB common stock, on a fully diluted basis, following the completion of the merger. Consequently, in light of the maximum offering of 1,250,000 shares, for every 3.35 shares of CNB common stock, that you are expected to own following the merger, on a fully diluted basis, you will be entitled to purchase one share of CNB common stock in this offering (with such number to be rounded down to the nearest whole share). If you are a First Capital security holder, this equates to approximately 3,099 shares of CNB common stock for each fully diluted share of First Capital common stock you held as of the record date.

     Presented below are two examples to help you understand the primary subscription right, one involving a current CNB security holder and one involving a current First Capital security holder:

•	Example Involving CNB Security Holder: You held 500 shares of CNB common stock on the record date and no shares of First Capital common stock. For every 3.35 shares of CNB common stock that you own as of the record date, you have a right to purchase one share of CNB common stock in this offering. Consequently, you will be entitled to purchase 149 shares (500 shares divided by 3.35, and rounded down to the nearest whole share) of CNB common stock through your primary subscription right in this offering.

•	Example Involving First Capital Security Holder: You held 10 outstanding shares of First Capital common stock on the record date and no shares of CNB common stock. Under the merger agreement, your 10 outstanding shares of First Capital common stock would be converted into 103,820 shares of CNB common stock. For every 3.35 shares of CNB common stock that you will be entitled to receive in the merger, you have a right to purchase one share of CNB common stock in this offering. Consequently, you will be entitled to purchase 30,991 shares (103,820 divided by 3.35, and rounded down to the nearest whole share) of CNB common stock through your primary subscription right in this offering.

     Additional Subscription Rights. We do not expect that all CNB and First Capital security holders will purchase their full pro-rata portion of shares being offered though the primary subscription. If shares remain available following completion of the primary subscription, these remaining shares will be offered first to the Employee Stock Ownership Plan of CNB. To the extent shares remain available after the offering to the Employee Stock Ownership Plan, the remaining shares will be offered to those record date security holders of CNB or First Capital who purchased their full pro rata portion of the shares offered through the primary subscription. If you are eligible to exercise an additional subscription right and you wish to do so, you should indicate under the “Additional Subscript Right” section of your subscription agreement the number of shares you are willing to acquire through the additional subscription right.

     If the total subscriptions for shares under the additional subscription are less than the number of shares that remain available after completion of primary subscription, all additional subscriptions will be honored in full. If the total subscription for shares under the additional subscription exceeds the number of shares that remain available after completion of the primary subscription, 33% of the remaining shares will be offered to CNB security holders who exercised their subscription rights in full through the primary subscription and 67% of the remaining shares will be offered to First Capital security holders who exercised their subscription rights in full through the primary subscription.

     After allocating the remaining shares to each group of security holders, the then remaining shares will be allocated to the shareholders within each group who submitted an additional subscription, pro rata based on the number of shares that the subscribing security holder was entitled to initially purchase in the primary subscription. The allocation process may involve a series of allocations in order to assure that the total number of shares available to each group of security holders for additional subscriptions is allocated on a pro-rata basis. If either of the groups of security holders collectively subscribe for less than the number of remaining shares allocated to the group, each additional subscription by security holders in that group will be honored in full and the excess shares will be allocated to the other group to the extent that the other group receives additional subscriptions in excess of the number of shares allocated to it.

     For example, if we receive subscriptions for 850,000 shares through the primary subscription, and the Employee Stock Ownership Plan elects to purchase no additional subscription shares, 400,000 shares would remain available for those CNB and First Capital security holders who purchased their full pro-rata portion of the shares in the primary subscription. Of these 400,000 shares, 132,000 shares would be offered to eligible CNB security holders and 268,000 shares would be offered to eligible First Capital security holders. If the eligible First Capital security holders were to subscribe for a total of 250,000 shares, but the eligible CNB security holders were to subscribe for a total of 200,000 shares, each additional subscription by the First Capital security holders would be honored in full and the remaining 18,000 shares initially allocated to First Capital would be reallocated to CNB security holders. Therefore, 150,000 shares would be allocated to the CNB security holders who submitted an additional subscription pro rata based on the number of shares that the shareholder was entitled to initially purchase in the primary subscription.

     Outside Investors. If we have not satisfied the maximum offering after completing the additional subscription procedure, shares may be offered to outside investors through a general public offering. In the event the offering is opened to outside investors, the minimum purchase for outside investors will be 500 shares of CNB common stock, or such lesser number of shares that remain available to satisfy the maximum offering, unless we, in our sole discretion, accept a subscription for a lesser number of shares. Existing CNB and First Capital security holders may also participate in the general public offering, but these security holders will no longer be entitled to subscribe for any portion of the remaining shares. We reserve the unilateral right to reject or reduce any subscription in the general public offering for any reason prior to acceptance, or to waive the minimum share purchase requirement for outside investors of 500 shares. Furthermore, we reserve the unilateral right to close the offering at any time after we have sold the minimum amount of shares we are offering hereby and the other conditions to the offering are satisfied. If the offering to outside investors is over-subscribed, in determining which subscriptions to accept or reduce, or whether to waive the minimum share purchase requirement of 500 shares, we may take into account any factors we consider relevant, including the order in which subscriptions were received and a subscriber’s potential to do business with us. Rejected subscriptions will be returned to the subscriber without interest.

     If we extend the offering to outside investors, we will accept subscriptions to purchase shares until 5:00 p.m., Atlanta, Georgia time, on June 30, 2004, unless we sell all of the shares earlier or otherwise terminate or extend the offering. Your subscription will be binding and may not be revoked without our consent once we have accepted your subscription check, bank draft or money order. We reserve the unilateral right to terminate this offering at any time or to extend the offering without notice to subscribers for up to one additional 90-day period, or not later than September 28, 2004. If the offering is extended, subscriptions that we have already accepted will continue to be binding.

Determination of Offering Price

     We believe that the $12.00 per share offering price meets our objective of raising sufficient capital in this offering while providing existing security holders of CNB and First Capital with an opportunity to make an additional investment in the combined company. Our board of directors chose the $12.00 per share offering price based on a number of considerations, including the market price of our common stock prior to the announcement of our proposed merger with First Capital, alternatives available to us for capital raising, and our expectations regarding the additional capital we will need in order to receive approvals necessary to complete the merger and to support anticipated growth. The offering price does not necessarily bear any relationship to the value of our assets, our past or expected future results of operations, cash flows, earnings, financial condition or any other established criteria for value. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers in connection with establishing the offering price, but did discuss with our outside financial advisors a pricing level that could be expected to stimulate a level of interest in the offering that would allow us to raise the capital necessary to attain regulatory approvals and support anticipated growth.

     The $12.00 offering price should not be considered an indication of the actual value of our common stock. We cannot assure you that the market price of our common stock will not decline during or after this offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in this offering at a price equal to or greater than $12.00 per share. We urge you to obtain a current quote for our common stock before exercising your right to purchase shares in this offering. Our common stock is traded on the OTC Bulletin Board under the symbol “CHGD.” On March 17, 2004, the date immediately preceding the date of this prospectus, the closing price of our common stock on the OTC Bulletin Board was $17.00 per share.

Conditions of the Offering

     This offering is expressly conditioned upon the fulfillment of the following conditions. The offering conditions, which may not be waived, are as follows:

•	at least $9,000,000 must be deposited with our escrow agent, The Bankers Bank;

•	we must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account; and

•	the consummation of the merger.

     Further, the initial closing of this offering will occur simultaneously with the closing of the merger. If the merger agreement is terminated, we will terminate this offering and return all subscription funds to security holders, with interest, no later than 10 business days following termination of this offering.

Escrow of Subscription Funds

     Until all of the above offering conditions have been met, all subscriptions and documents delivered by subscribers will be placed in an escrow account with The Bankers Bank. Under the terms of the escrow agreement, a copy of which is attached as Appendix A, if all of the offering conditions are met, we will certify this fact to the escrow agent, and the escrow agent will release all funds, with interest, to CNB.

     Prior to the release of the funds from the escrow account, the escrow agent will invest the funds in interest-bearing bank accounts, including savings accounts and bank money market accounts, short-term direct obligations of the United States Government and/or in short-term FDIC insured bank certificates of deposit.

     If the offering conditions are not met by September 28, 2004, the escrow agent will return to subscribers their proportionate share of the funds no later than 10 business days after such date. The escrow agent also will return to subscribers their proportionate share of any interest earned. If the offering conditions are not satisfied, the expenses incurred by CNB will be borne by CNB and not by subscribers.

     No assurance can be given that the funds in the escrow account can or will be invested at the highest rate of return available or that any interest will be released from the investment of these funds.

     If all of the offering conditions are satisfied, and we withdraw the funds from the subscription escrow account, all interest on the account will belong to CNB. If the minimum offering of 750,000 shares of CNB common stock is satisfied before the expiration date, an initial closing may be held. At that minimum closing, the funds will be released from the escrow account to CNB and subscribers to this offering will become shareholders of CNB. Thereafter, subscribers’ funds will be paid directly to CNB, rather than the escrow agent, upon acceptance.

     The Bankers Bank, by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of CNB common stock.

Non-Transferability of Subscription Rights

     Both the primary and additional subscription rights are non-transferable and non-assignable, except by operation of law. Only record date security holders of CNB or First Capital, or the beneficial interest of such a record date holder, may exercise these subscription rights. A security holder such as a broker, dealer or other nominee who holds CNB or First Capital common stock on behalf of a client, may exercise the additional subscription rights for the benefit of a client only if the client purchases his or her full pro rata portion of the shares in the primary subscription.

Notice to Nominee Holders

     If you are a broker, dealer or other nominee who holds shares of CNB or First Capital common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of this offering as soon as possible to determine such beneficial owners’ intentions with respect to this offering. You should obtain instructions from the beneficial owner with respect to such owner’s subscription rights. If the beneficial owner so instructs, you should complete the appropriate subscription agreement and submit it in accordance with the instructions under “How to Subscribe” below.

Beneficial Owners Who Are Not Record Holders

     If you are a beneficial owner of shares of CNB or First Capital common stock that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this offering. If you wish to subscribe for shares in this offering, you will need to have your broker, dealer or other nominee act for you. You should receive from your broker, dealer or other nominee a form through which you may notify your nominee of your decision with respect to subscribing for shares in this offering.

Plan of Distribution

     This offering is being made to the public through CNB’s executive officers. No commissions or other sales compensation will be paid to any of CNB’s officers in connection with this offering. If necessary, we may engage one or more NASD member firms to provide marketing and assistance solely in connection with the offering of shares to outside investors or where required by state securities laws. These firms will be under no obligation to purchase or sell any specific number or dollar amount of shares. In connection with these services, we may pay a fee as well as a commission to the member firms for shares purchased in the offering.

Purchases by Directors and Executive Officers

     The individuals expected to serve as the directors and executive officers of CNB after the merger are entitled to purchase approximately 506,067 shares, or approximately 40.5% of the maximum 1,250,000 shares that may be issued in this offering, and they may request additional shares in the event that additional subscription shares are available for purchase. Without taking into account the additional shares that may be purchased in this offering by the individuals expected to serve as the directors and executive officers of CNB after the merger, and assuming that each purchases his or her full pro rata portion of the primary subscription, we expect that their combined ownership of our common stock following the merger will represent approximately 44.3% of our outstanding shares on a fully diluted basis. Because of their ownership position in the combined company after the merger, these directors and executive officers together may be able to significantly influence the outcome of director elections or block a significant transaction that might otherwise be approved by the shareholders. See “Description of CNB Capital Stock – Important Provisions of our Articles of Incorporation and Bylaws” on page 95.

Regulatory Limitations

     If you become the beneficial owner of 5% or more of the CNB common stock after this offering, you will become subject to the filing requirements of Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Further, if you would own 10% or more of the CNB common stock after this offering, you may be required to provide certain financial information to, or seek the prior approval of, state and federal banking regulators, and if you would own more than 25% you would be required to make additional filings and seek additional approvals from banking regulators. We may reject subscriptions and will not be required to issue shares of common stock in this offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, when all conditions to this offering are satisfied and we plan to close this offering, such clearance or approval has not been obtained or any required waiting period has not expired. We reserve the right to reduce or reject, in whole or in part, any subscription that would require prior regulatory application or approval if such has not been obtained prior the closing of this offering. We do not expect that any existing CNB or First Capital shareholders will need prior approval of the banking regulators to exercise their full primary subscription rights.

State Securities Laws

     This offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we accepting any offers from you to purchase any shares of our common stock if you are a resident of any such state or other jurisdiction. We may delay the commencement of the offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any change in the terms of the offering. In our sole discretion, we may decline to make modifications to the terms of the offering requested by certain states or other jurisdictions, in which case security holders or other individuals who live in those states or jurisdictions will not be eligible to participate in the offering.

How To Subscribe

     Primary Subscription Rights. If you are a record date security holder of CNB or First Capital, you have received with this prospectus a subscription agreement. In order to purchase any or all of the shares to which you are entitled to purchase through your primary subscription rights, you must deliver on or before 5:00 p.m., Atlanta, Georgia time on April 30, 2004, the following items to CNB Holdings, Inc., Attention: H.N. Padget, Jr., 7855 North Point Parkway, Alpharetta, Georgia 30022-4849:

•	a completed, signed and dated subscription agreement providing, where indicated in the subscription agreement, the number of allocated shares you desire to purchase; and

•	a check payable to “The Bankers Bank, as Escrow Agent for CNB Holdings, Inc.” in an amount equal to $12.00 multiplied by the number of primary subscription shares you wish to purchase.

     Additional Subscription Rights. In addition, if you are a record date security holder of CNB or First Capital and you have subscribed for your full pro-rata portion of the shares being offered through the primary subscription, you may specify under the heading “Additional Subscription Right” in your subscription agreement delivered in connection with the primary subscription rights, or a subsequent subscription agreement, the number of additional shares you would be willing to purchase if shares remain available after we complete the primary subscription. Any additional subscription agreements must be delivered to CNB, at the address indicated above, on or before 5:00 p.m., Atlanta, Georgia time on May 17, 2004. Promptly after completion of the primary subscription, we will calculate the number of additional subscription shares remaining available and will deliver you a notice informing you of the number of additional subscription shares you will be entitled to purchase. The written notice also will inform you of the date by which we must receive your payment of $12.00 per share for each such additional subscription share.

     Outside Investors. As noted above, if additional shares remain available after completion of the primary and additional subscription procedures describe above, we may open the offering to investors who were not record date security holders of CNB or First Capital. In the event you are such an investor, or an existing CNB or First Capital securityholder, and wish to purchase shares in this offering, we must receive the following at the address indicated above. no later than 5:00 p.m., Atlanta, Georgia time, on June 30, 2004:

•	a completed, signed and dated subscription agreement that accompanied this prospectus; and

•	a check payable to “The Bankers Bank, as Escrow Agent for CNB Holdings, Inc.” in an amount equal to $12.00 multiplied by the number of shares you wish to purchase.

You Cannot Revoke Your Subscription For Any Reason

     You may not revoke or change your decision to purchase shares in the offering after you submit your subscription forms and payment to the escrow agent. If you later learn information about us that you consider to be unfavorable, if our stock price declines, or if you simply change your mind, you will not be entitled to revoke your subscription or obtain a refund of your subscription price.

You Need to Act Promptly and Follow Subscription Instructions If You Wish to Subscribe

     If you decide to purchase shares in the offering, you will need to follow the instructions contained in this prospectus and the subscription agreement. If you do not, your subscription may be rejected. Security holders who desire to purchase shares in this offering must act promptly to ensure that all required forms and payments are actually received by us prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor the escrow agent undertakes to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. In addition, any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

If You Have Questions

     If you have questions or need assistance concerning the procedure for subscribing for shares in this offering or if you would like additional copies of this prospectus, you should contact H.N. Padget, Jr., the president and chief executive officer of CNB, at (770) 650-8262.

No Recommendation by CNB or First Capital Directors or Management

     Neither CNB’s board of directors and management, nor the board of directors and management of First Capital, have expressed an opinion or have made any recommendation as to whether anyone should purchase shares of CNB common stock in this offering. Any decision to invest in CNB common stock must be made based upon your own evaluation of this offering.

USE OF PROCEEDS

     The gross proceeds from the sale of shares of our common stock in this offering will be $9,000,000 assuming the sale of a minimum number of 750,000 shares, and $15,000,000 assuming the sale of a maximum of 1,250,000 shares. However, if 750,000 shares are not sold prior to September 28, 2004, then we will terminate this offering and promptly return all funds received from subscribers, with interest earned.

     Assuming legal, accounting, printing and other expenses incurred by us in connection with this offering of approximately $76,000, the net proceeds of this offering will be $8,924,000 assuming the sale of a minimum number of 750,000 shares, and $14,924,000 assuming the sale of a maximum number of 1,250,000 shares.

     As part of their approval of our proposed merger with First Capital, the Federal Reserve is requiring that the combined company and each of its subsidiary banks be well-capitalized prior to completing the merger. As a result, we plan to invest substantially all of the net proceeds of this offering in Chattahoochee National Bank and First Capital Bank. The precise allocation of our investment in each subsidiary bank will be determined based on the capital level of each bank immediately prior to the merger. Our subsidiary banks will use the proceeds as working capital in their day-to-day banking operations, to support loan growth and to maintain regulatory capital ratios. Any remaining funds are expected to be held by us and reserved for general corporate purposes at the holding company level.

     Chattahoochee National Bank’s board has approved the acquisition of approximately $30 million aggregate principal amount of an existing loan portfolio that consists of approximately 270 commercial loans with a total aggregate principal balance of approximately $100 million. Of the approximately $30 million principal amount of loans purchased by Chattahoochee National Bank, it intends to sell a participation interest in the loans of approximately $20 million to First Capital Bank. See “Loan Portfolio Acquisition” on page 42. We have considered this potential loan acquisition in establishing the levels of capital we plan to raise through this offering.

     Since national and state chartered banks are regulated with respect to the ratio that their total assets may bear to their total capital, if our subsidiary banks experience greater growth than anticipated following the merger, the banks may require the infusion of additional capital to support that growth. We anticipate, however, that the proceeds of this offering will be sufficient to support our immediate capital needs following the merger, and will seek, if necessary, additional long- and short-term financing to support any additional needs; however, such financing, if needed, may not be available or, if available, may not be on terms acceptable to us.

DILUTION

     CNB’s net tangible book value as of September 30, 2003 was approximately $9.99 million, or approximately $8.91 per outstanding share. After giving effect to the merger and the minimum offering, CNB’s net tangible book value as of September 30, 2003 would be approximately $38.13 million, or $8.75 per outstanding share. After giving effect to the merger and the maximum offering, CNB’s net tangible book value as of September 30, 2003 would be approximately $44.13, or $9.08 per outstanding share. Accordingly, there is immediate dilution in net tangible book value with respect to shares purchased in this offering.

     As of February 1, 2004, there were 251,000 options outstanding to purchase First Capital common stock, and as of February 1, 2004 there were 251,000 options outstanding to purchase CNB common stock. Based on the number of outstanding options as of February 1, 2004, following the completion of the merger, there will be 435,263 outstanding options to purchase CNB common stock which will represent, post-merger, 9.37% of the issued and outstanding common stock of CNB on a fully-diluted basis, assuming the maximum number of shares are sold in this offering.

CAPITALIZATION

     The following table shows our capitalization as of September 30, 2003, and our pro forma consolidated capitalization, as adjusted to give effect to the merger (including the conversion of First Capital’s subordinated debentures) and the receipt of the net proceeds from the sale of a minimum of 750,000 and a maximum of 1,250,000 shares of our common stock in this offering. This table should be read in conjunction with “CNB Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “First Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the pro forma combined financial data and notes thereto, and each of CNB’s and First Capital’s consolidated financial statements and the notes thereto included elsewhere in this prospectus.

		As	As Adjusted	As Adjusted
		Adjusted	for Minimum	for Maximum
	CNB	for the	Offering and	Offering and the
	Actual	Merger	the Merger	Merger

			(Dollars in Thousands)
Borrowings, Actual and As Adjusted
Federal funds purchased and securities sold under repurchase agreements	$3,228	$3,228	$3,228	$3,228
Federal Home Loan Bank advances	34,825	140,972	140,972	140,972
Trust preferred securities	—	6,200	6,200	6,200
Other borrowings	1,235	5,235	5,235	5,235

Total Borrowings	$39,288	$155,635	$155,635	$155,635

Shareholders’ Equity, Actual and As Adjusted
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	$—	$—	$—	$—
Common stock, par value $1.00; 10,000,000 shares authorized; 1,272,500 issued; 3,612,932 shares issued as adjusted for the merger, 4,362,932 shares issued as adjusted for the merger and the minimum offering; 4,862,932 shares issued as adjusted for the merger and the maximum offering	1,273	3,613	4,363	4,863
Capital surplus	10,356	18,013	26,263	31,763
Retained earnings (deficit)	(29)	13,317	13,317	13,317
Accumulated other comprehensive loss	(279)	(313)	(313)	(313)
Unearned ESOP shares	(400)	(400)	(400)	(400)
Less treasury stock of 150,453, 2,735, 2,735 and 2,735 shares, respectively	(1,206)	(22)	(22)	(22)

Total shareholders’ equity	$9,715	$34,208	$43,208	$49,208

Capital Ratios
Tier 1 leverage ratio			8.73%	9.95%
Tier 1 risk based capital ratio			10.87%	12.27%
Total risk based capital ratio			11.87%	13.26%

MARKET FOR CNB COMMON STOCK

          CNB’s common stock began trading on the OTC Bulletin Board under the symbol “CHGD” on June 10, 1998. The market for CNB’s common stock must be characterized as a limited market due to its relatively low trading volume and little analyst coverage. The following table sets forth, for the periods indicated, the quarterly high and low bid price of CNB’s common stock as reported on the OTC Bulletin Board. Prices reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	Bid

Fiscal Year Ended December 31, 2003	High	Low

First Quarter	$9.55	$8.35
Second Quarter	$13.00	$9.00
Third Quarter	$14.65	$10.75
Fourth Quarter	$17.50	$14.50

	Bid

Fiscal Year Ended December 31, 2002	High	Low

First Quarter	$9.00	$8.65
Second Quarter	$10.40	$8.90
Third Quarter	$9.63	$8.55
Fourth Quarter	$9.44	$8.76

     Through March 17, 2004, the high and low bid prices for shares of CNB common stock in 2004 were $17.50 and $15.35. On September 23, 2003, the last day before announcement of the proposed merger, the high and low bid prices for the CNB common stock were $12.75. These prices reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

     As of February 1, 2004, there were 34 record holders of CNB common stock. This number is exclusive of beneficial owners whose common stock is held in street name.

DIVIDENDS

     CNB has never paid a dividend and may not pay dividends in the future. After the merger, CNB’s ability to pay dividends will depend largely on the ability of Chattahoochee National Bank and First Capital Bank to pay dividends to CNB, which will be based primarily on the banks’ earnings, capital requirements and financial condition, among other factors. Bank holding companies and their bank subsidiaries are both subject to significant regulatory restrictions on the payment of cash dividends. CNB’s dividend policy will depend on its earnings, capital requirements and financial condition, as well as other factors its board of directors considers relevant. See “Supervision and Regulation – Payment of Dividends” on page 92.

     Additionally, regulatory authorities may determine under circumstances relating to the financial condition of us, Chattahoochee National Bank, or, following the merger, First Capital Bank, that the payment of dividends would be an unsafe or unsound practice and may prohibit the dividend payments. See “Supervision and Regulation – Payment of Dividends” on page 92.

TERMS OF THE MERGER

     The descriptions of the terms and conditions of the merger, the merger agreement, and any related documents in this prospectus are qualified in their entirety by reference to the copy of the merger agreement filed as an exhibit to the registration statement of which this prospectus is a part.

General

     The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, First Capital will merge with and into CNB, with CNB remaining in existence as the surviving corporation in the merger. First Capital Bank and Capital Financial Software, LLC, each a wholly-owned subsidiary of First Capital, will become wholly-owned subsidiaries of CNB following the merger.

Conversion of Stock; Treatment of Options

     First Capital Common Stock. At the effective time of the merger, each share of First Capital common stock outstanding generally will be converted into and exchanged for the right to receive 10,382 shares of CNB common stock and cash instead of fractional shares. The exchange ratio is subject to customary adjustments to preserve the relative value of the consideration First Capital shareholders are to receive in the event of stock splits, reverse stock splits or the like before the merger is completed, as described below under “—Antidilution Adjustments.” Because the exchange ratio is fixed and because the market price of CNB common stock will fluctuate, the value of the shares of CNB common stock that First Capital shareholders will receive in the merger may increase or decrease, both before and after the merger.

     Any First Capital shareholder who would otherwise have been entitled to receive a fraction of a share of CNB common stock in the merger will receive, in lieu thereof, cash (without interest) in an amount equal to his or her fractional share multiplied by the last sale price for CNB common stock on the Over the Counter Bulletin Board on the business day prior to the effective time of the merger.

     Some shares of First Capital common stock will not be converted in the merger. These include any shares held by CNB, First Capital and their respective subsidiaries, except for shares held on behalf of third parties. Each outstanding share of First Capital common stock owned by CNB, First Capital and their respective subsidiaries will be canceled at the effective time of the merger and will cease to be outstanding.

     Stock Options. Each outstanding and unexercised option to acquire First Capital common stock granted under First Capital’s stock incentive plans will be assumed by CNB and any right to purchase First Capital stock under the options shall be converted at the effective time of the merger into rights to purchase CNB common stock, with the following adjustments:

•	The number of shares of CNB common stock subject to the option will be equal to the product of the number of shares of First Capital common stock subject to the option immediately prior to the effective time of the merger and the exchange ratio; and

•	The exercise price per share of CNB common stock subject to the option will be equal to the exercise price under the First Capital option immediately prior to the effective time of the merger divided by the exchange ratio, rounded up to the nearest whole cent.

Shares of CNB common stock to be issued upon the exercise of First Capital stock options will be timely registered under the Securities Act of 1933 on a registration statement on Form S-8.

     Antidilution Adjustments. If, before the effective time of the merger, the outstanding shares of First Capital common stock or CNB common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

     CNB Common Stock. All shares of CNB common stock issued and outstanding immediately before the effective time of the merger will remain issued and outstanding immediately after completion of the merger as shares of common stock of the surviving corporation. They will not be affected by the merger.

First Capital Trust Preferred Securities

     CNB will, in connection with the merger, expressly assume First Capital’s obligations with respect to First Capital’s $6,200,000 outstanding trust preferred securities which were issued in January 2002. First Capital’s obligations under the trust preferred securities include the due and punctual payment of the principal and interest to the purchasers of such securities and compliance with the terms and conditions of agreements entered into in connection with the private placement. For a description of First Capital’s trust preferred securities and the related 9% debentures, see Note 10 to the consolidated financial statements of First Capital included in this prospectus.

     In order to assume First Capital’s obligations under these agreements, CNB will, immediately prior to the consummation of the merger, enter into a supplemental indenture with the trustee of the First Capital Statutory Trust I, whereby CNB will expressly assume all of First Capital’s obligations under (1) the Indenture by and between First Capital and State Street Bank and Trust Company of Connecticut, dated as of January 17, 2002, and (2) the Amended and Restated Trust Agreement for First Capital Statutory Trust I by and among First Capital, State Street Bank and Trust Company of Connecticut, William R. Blanton, and Catherine A. Duncan, dated as of January 17, 2002.

Raising of Additional Capital

     We cannot complete our merger unless we obtain the approval of applicable bank regulatory authorities, including the Federal Reserve. On February 23, 2004, we received approval of the merger from the Federal Reserve. On February 27, 2004, we received approval of the merger from the Federal Reserve. On February 27, 2004, we received approval of the merger from the Georgia Department of Banking and Finance. As set forth in the Federal Reserve’s approval letter, at the consummation of the merger, the combined company and each of its subsidiary banks must be well-capitalized. As a result, each company has begun significant capital raising initiatives to enhance our capital positions prior to consummating the merger.

     Through this prospectus, CNB is commencing an offering of a minimum of 750,000 shares and a maximum of 1,250,000 shares of CNB common stock at $12.00 per share to First Capital and CNB security holders on a pro rata basis. If, after all of the First Capital and CNB security holders have had the opportunity to purchase shares in the offering, shares remain available for purchase, CNB may open the offering to outside investors. The closing of the offering will be contingent upon and will occur simultaneously with the closing of the merger.

     In addition, effective immediately prior to the effective time of the merger, First Capital will call for conversion its $2.688 million floating rate convertible subordinated debentures that are due to mature on November 30, 2006. The debentures will convert into an aggregate of 32 shares of First Capital common stock and will result in an increase to First Capital’s shareholders’ equity of approximately $2,489,600. Pursuant to the merger agreement, upon the conversion of the debentures First Capital will pay the debenture holders an aggregate pretax premium of no more than $320,000 in cash. The conversion of the convertible subordinated debentures is contingent on and will occur simultaneously with the closing of the merger.

     The estimated pro forma capital ratios of the combined company, after giving effect to the capital raising initiatives described above, are as follows:

	Minimum	Maximum
	Offering of	Offering of
	$9 Million	$15 Million

Tier 1 Leverage Ratio	8.73%	9.85%
Tier 1 Risk Based Capital Ratio	10.87%	12.27%
Total Risk Based Capital Ratio	11.87%	13.26%

     Based on these pro forma capital ratios, the combined company will be “well capitalized” under the Federal Reserve’s capital regulations. See “Supervision and Regulation — Capital Adequacy” for more information regarding the Federal Reserve’s capital regulations.

Effective Time of the Merger

     If the merger agreement is approved by the requisite votes of the shareholders of First Capital and CNB and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and at the time the Articles of Merger reflecting the merger become effective with the Secretary of State of Georgia. Unless otherwise mutually agreed upon in writing by our chief executive officers, we will use our reasonable efforts to cause the effective time of the merger to occur on the last business day of the month in which the last of the following occurs:

•	the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger;

•	the date on which First Capital shareholders approve the merger agreement;

•	the date on which CNB shareholders approve the merger agreement; or

•	a later date if agreed upon in writing by our chief executive officers.

     Assuming satisfaction of all of the conditions to consummation of the merger, the merger is expected to be made effective by the end of the second quarter of 2004.

     Either of us may terminate the merger agreement prior to the effective time, under several circumstances. See “– Conditions to Consummation” and “– Amendment, Waiver and Termination.”

Management and Operations After the Merger

     Directors and Officers of CNB and Chattahoochee National Bank. At the effective time of the merger, First Capital will merge with and into CNB. Immediately prior to the effective time of the merger, all but six directors of CNB will resign as directors of CNB. The board of directors of CNB by majority vote will select those six directors who will not resign as directors of CNB. We expect that C. Dan Alford, Patricia Rhodes Grimes, W.H. Groce, Jr., David R. Hink, H.N. Padget, Jr. and John A. Pond will continue as directors. The remaining directors will be apportioned evenly among Class I, Class II and Class III directors. In the event any nominee of the current board of directors of CNB will not serve his or her full term for any reason whatsoever prior to the 2004 CNB Annual Shareholders Meeting, the remaining directors appointed by the current board of directors of CNB, by majority vote, will appoint a replacement director or directors to serve out the remaining portion of the term. Mr. Hink will serve as chairman of CNB and Chattahoochee National Bank. H.N. Padget, Jr. also will continue serving as the president and chief executive officer of CNB and Chattahoochee National Bank and Steven G. Deaton will serve as chief operating officer of Chattahoochee National Bank. The current directors of Chattahoochee National Bank will continue to serve as directors of the bank.

     Directors and Executive Officers of First Capital and First Capital Bank. Pursuant to the merger agreement, the board of directors of First Capital will designate six nominees to fill the six resulting vacancies on the board of directors of CNB. We expect that William R. Blanton, Theodore J. LaVallee, Sr., Joe E. McCart, Edgar H. Sims, Jr., Richard T. Smith and Neil H. Strickland will be designated to serve on the CNB board following the merger. Two nominees will fill Class I vacancies, two nominees will fill Class II vacancies and two nominees will fill Class III vacancies. In the event any nominee of the First Capital board of directors will not serve his or her full term for any reason whatsoever prior to the 2004 or 2005 CNB Annual Shareholders Meeting, the remaining directors appointed by the First Capital board of directors, by majority vote, will appoint a replacement director or directors to serve out the remaining portion of the term. Furthermore, William R. Blanton will serve as vice chairman and chief financial and operating officer of CNB and will serve as chief financial and operating officer of First Capital Bank. H.N. Padget, Jr. will serve as president and chief executive officer of First Capital Bank. The current directors of First Capital Bank will continue to serve as directors of the bank.

Approval of First Capital’s and CNB’s Boards of Directors

     Each of the boards of directors of First Capital and CNB have approved the merger agreement and are recommending that shareholders vote for approval of the merger. On September 10, 2003, the CNB board unanimously approved the merger agreement. On September 17, 2003, the First Capital board also unanimously approved the merger agreement. The merger agreement was executed by both parties on September 24, 2003.

     On January 13, 2004, W. David Sweatt, chairman of CNB, delivered a letter to H.N. Padget, Jr., president and chief executive officer of CNB, which primarily outlined Mr. Sweatt’s concerns that the proposed merger was not truly a merger of equals transaction, and as a result, the exchange ratio set for the conversion of First Capital stock into CNB stock did not reflect an appropriate change of control premium. Additionally, Mr. Sweatt indicated that he was concerned that the BankersBanc fairness opinion was flawed because it failed to consider the valuation differences between Chattahoochee National Bank, which operates with a focus on small businesses, and First Capital bank, which operates with a focus on real estate lending.

     On January 14, 2004, Mr. Sweatt presented his concerns to CNB’s executive committee and recommended that CNB terminate the merger agreement. On January 21, 2004, he presented his concerns and recommendation to CNB’s full board of directors. The Board thoroughly discussed Mr. Sweatt’s concerns and the following, among other, factors.

     (1)  the combined company’s board will be equally represented by current CNB and First Capital directors;

     (2)  Mr. Padget will retain his position as president and chief executive officer of the combined company;

     (3)  a current CNB director, will be the chairman of the combined company;

     (4)  the surviving company in the merger will be CNB Holdings, Inc., and the combined company will retain the name CNB Holdings, Inc.;

     (5)  in light of all of the relevant facts and circumstances, including those articulated by Mr. Sweatt, the BankersBanc reaffirmed its opinion that the transaction was fair to CNB shareholders from a financial point of view.

     (6)  First Capital reaffirmed its intention to unequivocally comply with the terms and spirit of the merger agreement and to treat the transaction as a merger of equals; and

     (7)  terminating the agreement could result in CNB paying First Capital a break-up fee of $500,000 plus reasonable direct costs and expenses.

     After discussing the advantages and disadvantages of the merger, including the above factors, the board voted to reject Mr. Sweatt’s recommendation to terminate the merger agreement. In doing so, the board members, other than Mr. Sweatt, unanimously reiterated their full support for the merger and their intention to consummate the transaction.

     Given Mr. Sweatt’s reversal of his position regarding the merger and commitment to the execution of the business plan established by the board, the board determined it was in the best interest of CNB to remove Mr. Sweatt as chairman of the board of CNB. Accordingly, on January 23, 3004 the board removed Mr. Sweatt, and elected Mr. Hink, as chairman of the board of CNB. The merger agreement has been amended to reflect Mr. Hink’s role as chairman of the combined company. Additionally, CNB, as the sole shareholder of Chattahoochee National Bank, removed Mr. Sweatt from the bank board.

     Subsequently, on March 5, 2004, Mr. Sweatt delivered his letter of resignation to the board of CNB. In his letter, which is included herewith as Appendix B, Mr. Sweatt detailed his disagreement with the CNB board with respect to the merger. At a meeting held on March 10, 2004, the board again discussed Mr. Sweatt’s concerns regarding the merger. In discussing Mr. Sweatt’s assertion that effective control of the company would pass to First Capital, the CNB board noted that following the merger, the board of directors of the combined company will be comprised of six members from each of the former boards of CNB Holdings and First Capital, and all of the current directors of both companies have signed agreements designed to ensure this balance will continue until at least 2006 Annual Meeting of Shareholders. In addition, Mr. Hink, current chairman of CNB, will serve as chairman of the combined company and Mr. Padget, current president and chief executive officer of CNB, will also serve as President and Chief Executive Officer of the combined company. Therefore, the board concluded that the contemplated equal representation on the board of directors, coupled with the continuity of executive management following the transaction, will help ensure that the interests of CNB shareholders are served following the merger.

     The Board of CNB carefully reviewed the proposed merger with First Capital, including the concerns raised by Mr. Sweatt. Following its March 10, 2004 meeting, the board concluded that it continued to believe that the merger is in the best interests of CNB Holdings and its shareholders. As a result, the board of directors of CNB unanimously reaffirmed its intention to go forward with the proposed transaction and again recommended that the shareholders of CNB approve the merger.

     Mr. Sweatt has informed the CNB board of his intention to vote his shares against the merger. However, Mr. Sweatt has previously signed a support agreement in which he agreed to vote his shares in favor of the merger. CNB believes this agreement is effective and enforceable.

Interests of the Employees and Directors of CNB and First Capital in the Merger

     General. Some of the employees and directors of CNB and First Capital may be deemed to have interests in the merger in addition to their interests as shareholders of CNB or First Capital generally. These interests include, among others, proposed employee benefits for those who become employees of CNB or a CNB subsidiary after the merger, an employment agreement with one of First Capital Bank’s current executive officers, amendments to the employment agreements of two CNB executive officers, the appointment of certain CNB and First Capital directors to the board of the combined company, the conversion of outstanding First Capital stock options into rights to purchase CNB common stock, the conversion of First Capital subordinated debentures into First Capital common stock and insurance coverage for CNB and First Capital’s directors and officers, as described below.

     Employee Benefits. The merger agreement generally provides that CNB will furnish to those employees of First Capital who become employees of CNB or a CNB subsidiary after the effective time of the merger, benefits under employee benefit plans which, when taken as a whole, are substantially similar to those currently provided by CNB and its subsidiaries to their similarly situated employees. CNB may apply any pre-existing condition exclusion or waiting period under any CNB employee health plan for which any employees and/or officers and dependents are covered by the relevant First Capital benefit plans as of the date of the closing, but that portion of any such existing condition exclusion or waiting period will not be enforced to the extent it exceeds in duration the corresponding provision in effect under the First Capital benefit plans immediately prior to the date of the closing. For purposes of participation, vesting and benefit accrual under CNB’s employee benefit plans, service with First Capital prior to the effective time of the merger will be treated as service with CNB or its subsidiaries. CNB will credit new CNB employees for amounts paid under First Capital benefit plans for the plan year, including the effective time of the merger, for purposes of applying deductibles, co-payments and out of pocket maximums under the CNB benefit plans.

     Blanton Employment Agreement. First Capital, First Capital Bank and its president, William R. Blanton, are currently bound by an employment agreement that provides, among other things, that Mr. Blanton may terminate the employment agreement within 90 days of a change in control of First Capital. If the agreement is terminated by Mr. Blanton upon a change of control, First Capital and First Capital Bank must promptly pay Mr. Blanton’s base salary which otherwise would have been payable for the remainder of the calendar year in which the termination occurs and shall pay as soon as practicable after the end of the calendar year the annual bonus that would have been payable to Mr. Blanton if the agreement had not been terminated. In order to avoid a possible payment under the terms of the existing employment agreement and as a condition to the merger, First Capital, First Capital Bank and Mr. Blanton will terminate the existing contract upon consummation of the merger, and CNB and First Capital Bank will enter into a new contract with Mr. Blanton. Pursuant to the new employment agreement, Mr. Blanton will serve as vice chairman and chief financial and operating officer of CNB.

     Under the proposed terms of the new employment agreement, Mr. Blanton will receive an annual, base salary equal to $145,000. At no time during the term of the employment agreement, however, will Mr. Blanton’s base salary trail the base salary of the chief executive officer of CNB by more than $10,000. The employment agreement will provide for certain incentive based compensation in addition to the base salary discussed above. This incentive compensation will be based on factors to be determined by agreement between the board and Mr. Blanton. Mr. Blanton’s employment agreement will also require CNB to provide Mr. Blanton an automobile to drive during the term of the employment and will provide for CNB’s payment of the monthly dues associated with Mr. Blanton’s membership in a country club. Mr. Blanton is also entitled to receive supplemental cash bonuses from CNB from time to time during the term of the employment agreement in amounts equal to the premiums associated with an existing life insurance policy on his life. The period of employment shall be deemed to have commenced as of the effective date of the merger, and will continue until December 31, 2004, except in the event of Mr. Blanton’s death.

     We anticipate that the new employment agreement will contain customary provisions regarding termination, and, upon certain events of termination, severance payments an/or restrictions on competition.

     Padget and Deaton Employment Agreement Amendments. In connection with the merger, each of H.N. Padget, Jr. and Steven G. Deaton entered into amendments to their respective employment agreements with CNB that prevent the merger from triggering certain change of control benefits that would otherwise be available. In addition, the term of each employment agreement was extended, with the term of Mr. Padget’s agreement being extended through January 31, 2006 and the term of Mr. Deaton’s agreement being extended through June 30, 2005. In addition, the employment agreements were amended to revise the base salary and performance bonus opportunities available to each of Messrs. Padget and Deaton. See “Management – Employment Agreements.”

     Directors. At the effective time of the merger, six current CNB directors will resign from the CNB board. We expect that C. Dan Alford, Patricia Rhodes Grimes, W.H. Groce, Jr., David R. Hink, H.N. Padget, Jr. and John A. Pond will continue as directors and that CNB’s other directors will resign from the board. Six of the vacancies on the board of directors of CNB will be filled by six nominees designated by the board of directors of First Capital. Two nominees will fill Class I vacancies, two nominees will fill Class II vacancies and two nominees will fill Class III vacancies. We expect that the six nominees designated by the First Capital board will be William R. Blanton, Theodore J. LaVallee, Sr., Joe E. McCart, Edgar H. Sims, Jr., Richard T. Smith and Neil H. Strickland. In the event any nominee of the First Capital board of directors will not serve his or her full term for any reason whatsoever prior to the 2004 CNB Annual Shareholders Meeting, the remaining directors appointed by the First Capital board of directors, by majority vote, will appoint a replacement director or directors to serve out the remaining portion of the term. Six of the current directors of CNB will continue to serve as directors of the combined company. In the event any of the six continuing CNB directors will not serve his or her full term for any reason whatsoever prior to the 2004 CNB Annual Shareholders Meeting, the remaining continuing CNB directors, by majority vote, will appoint a replacement director or directors to serve out the remaining portion of their term.

     Stock Options. As described above, each outstanding and unexercised option to acquire First Capital common stock granted under First Capital’s stock option and incentive plans will be converted automatically at the effective time of the merger into rights to purchase CNB common stock, with the following adjustments:

•	The number of shares of CNB common stock subject to the option will be equal to the product of the number of shares of First Capital common stock subject to the option immediately prior to the effective time of the merger and the exchange ratio; and

•	The exercise price per share of CNB common stock subject to the option will be equal to the exercise price under the First Capital option immediately prior to the effective time of the merger, divided by the exchange ratio, rounded up to the nearest whole cent.

Shares of CNB common stock to be issued upon the exercise of First Capital stock options will be timely registered under the Securities Act of 1933 on a registration statement on Form S-8.

     Conversion of Subordinated Debentures. In connection with merger, First Capital plans to call for the conversion of its outstanding convertible subordinated debentures due 2006. A number of First Capital directors are holders of subordinated convertible debentures. Prior to the merger, the convertible subordinated debentures will be converted into an aggregate of 32 shares of First Capital common stock. In addition, the holders of the debentures will receive an aggregate conversion premium not to exceed $320,000 in cash. See “Terms of the Merger – Raising of Additional Capital.”

     Insurance. CNB has agreed to provide directors’ and officers’ insurance coverage for directors and officers of First Capital, at CNB’s election, either (1) by purchasing continuation coverage under First Capital’s current policy for directors and officers for a period of not less than three years after the effective time of the merger, or (2) if CNB’s current directors’ and officers’ policy provides substantially similar coverage as First Capital’s current policy, by obtaining coverage under CNB’s current policy for First Capital’s directors and officers on a prior acts basis for a period not less than three years prior to the effective time of the merger.

Conditions to Consummation

     The obligations of First Capital and CNB to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•	First Capital and CNB shareholders must have approved the merger agreement and the consummation of the merger as and to the extent required by law, First Capital’s and CNB’s governing corporate instruments and the rules of the National Association of Securities Dealers;

•	the required regulatory approvals described under “Regulatory Matters” must have been received, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of First Capital or CNB, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

•	the registration statement registering the shares of CNB common stock to be received by First Capital shareholders, must have been declared effective by the SEC;

•	William R. Blanton must have entered into an employment agreement with CNB, and must have terminated his existing employment agreement with First Capital;

•	each executive officer of CNB must have amended his or her employment agreement to exempt the merger from constituting a change or control under the employment agreement so as to avoid triggering a change of control payment by CNB to the executive officer;

•	CNB must have received from each “affiliate” of First Capital an agreement stating, among other things, that he or she will comply with federal securities laws when transferring any shares of CNB common stock received in the merger;

•	First Capital must have received copies of the resignations of all but six members of the board of directors of CNB; and

•	the shares of CNB common stock issuable pursuant to the merger must have been made eligible for listing on the Over the Counter Bulletin Board.

     No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

     The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such parties’ shareholders.

Regulatory Matters

     The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and the Georgia Department of Banking and Finance (the “Georgia Department”). Under these agencies’ regulations, they are required, when approving a transaction such as the merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering the financial resources and future prospects of the existing and proposed institutions, the Federal Reserve and the Georgia Department will, among other things, evaluate the adequacy of the capital level of the parties to the proposed transaction.

     On February 23, 2004, the Federal Reserve approved the merger provided that CNB and its subsidiary banks are well-capitalized on a consolidated basis as of the closing date. On February 27, 2004, the Georgia Department approved the merger.

would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the federal regulators find that the anti-competitive effects of an acquisition are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1978, federal regulators must take into account CNB’s and First Capital’s performance record in meeting the credit needs of their respective communities, including moderate and low-income neighborhoods.

     The merger generally may not be consummated until March 15, 2004, during which time the United States Department of Justice (the “Justice Department”) may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval unless a court specifically ordered otherwise. CNB and First Capital believe that the merger does not raise any other significant regulatory concerns.

     Other than as summarized above, we are not aware of any governmental approvals or actions that may be required for consummation of the merger. Should any other approval or action be required, we currently contemplate that we would seek such approval or action. To the extent that the above summary describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

     In addition to the approvals and notifications of the regulatory authorities summarized above, we are subject to ongoing supervision, regulation and periodic examination by various federal and state regulatory agencies. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and regulatory action.

Amendment, Waiver and Termination

     To the extent permitted by law, First Capital and CNB, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of First Capital shareholders or CNB shareholders. However, after the approval of the merger by First Capital shareholders, no amendment may decrease the consideration to be received without the further approval of First Capital shareholders. Similarly, after the approval of the merger by CNB shareholders, no amendment may increase the consideration to be paid by CNB without the further approval of CNB shareholders.

     Prior to or at the effective time of the merger, either First Capital or CNB may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

     The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of the boards of directors of First Capital and CNB.

Conduct of Business Pending the Merger

     Under the merger agreement, each of the parties has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to, among other things, operate its business only in the usual, regular and ordinary course.

     In addition, First Capital has agreed to call for the conversion of its $2.688 million convertible subordinated debentures that were slated to mature on November 30, 2006 at an aggregate pretax premium of no more than $320,000. See “– Raising of Additional Capital.”

     In addition, each party has agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of their board of directors, neither party, nor any affiliate or representative of such party, will furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. However, either party may communicate information about an acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. In the merger agreement, each party also agreed to terminate any negotiations conducted prior to the date of the merger agreement with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.

Accounting Treatment

     The merger will be accounted for using the purchase method of accounting for financial reporting purposes. In a merger of equals transaction, the purchase method of accounting requires the identification of the acquiring entity. Based on the relative voting rights in the combined company after the merger, First Capital will receive a larger portion of the voting rights. Therefore, for accounting purposes First Capital has been identified as the acquiring entity, and CNB as the acquired entity. Under purchase accounting, the assets and liabilities of an acquired company as of the effective time of the acquisition are recorded at their respective fair values and added to those of the acquiring company. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of the acquired company.

FIRST CAPITAL BANCORP, INC. AND
CNB HOLDINGS, INC.
Pro Forma Combined Balance Sheet
Assuming Maximum Offering

     The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2003 has been prepared to reflect the merger of First Capital with and into CNB after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 100% of First Capital’s common stock is exchanged for CNB common stock in the merger. The merger will be accounted for as a purchase, with First Capital as the acquiring entity for accounting purposes. In addition, the pro forma adjustments give effect to the issuance of the maximum number of shares to be offered in CNB’s proposed rights offering of a minimum of $9 million and a maximum of $15 million in common stock. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this prospectus.

September 30, 2003
(Dollars in Thousands)
(Unaudited)

			Pro Forma
	First Capital	CNB	Adjustments
	Bancorp, Inc.	Holdings, Inc.					Pro Forma
Assets	Historical	Historical	Debit		Credit		Combined

Cash and due from banks	$6,091	$1,414		$15,000		(12)	$22,505
Interest-bearing deposits in banks	—	303					303
Federal funds sold	1,138	—					1,138
Investment securities	117,682	43,177		40		(7)	160,899
Restricted equity securities	5,257	2,141					7,398
Loans	275,622	91,347		335		(1)	367,304
Less allowance for loan losses	3,306	978					4,284

Loans, net	272,316	90,369		335	—		363,020

Premises and equipment	370	816			18	(2)	1,168
Goodwill	—	—		4,315		(3), (9), (10)	4,315
Core deposit intangible	—	—		1,021		(4)	1,021
Other intangibles	55	—					55
Other assets	4,996	4,303		388		(9)	9,687

Total assets	$407,905	$142,523		$21,099	18		$571,509

Deposits
Non-interest-bearing deposits	$23,174	$9,623	$				$32,797
Interest-bearing deposits	245,909	81,941			1,514	(5)	329,364

Total deposits	269,083	91,564		—	1,514		362,161

			Pro Forma
	First Capital	CNB	Adjustments			Pro Forma
	Bancorp, Inc.	Holdings, Inc.
	Historical	Historical	Debit	Credit		Combined

Federal funds purchased and securities sold under repurchase agreements	—	3,228				3,228
Federal Home Loan Bank advances	105,143	34,825		1,004	(6)	140,972
Other borrowings	6,688	1,235	2,688		(11)	5,235
Other liabilities	1,635	1,956		914	(10), (13)	4,505
Trust preferred securities	6,200	—				6,200

Total liabilities	388,749	132,808	2,688	3,432		522,301

Common stock	0	1,273	1,273	4,863	(8), (3), (11), (12)	4,863
Capital surplus	5,832	10,356	10,356	25,931	(8), (11), (12)	31,763
Retained earnings	13,637	(29)	320	29	(8), (13)	13,317
Accumulated other comprehensive loss	(313)	(279)		279	(7)	(313)
Unearned ESOP shares	—	(400)				(400)
Less treasury stock	—	(1,206)		1,184	(8)	(22)

Total shareholders’ equity	19,156	9,715	11,949	32,286		49,208

Total liabilities and stockholders’ equity	$407,905	$142,523	$14,637	35,718		$571,509

Shares outstanding	207.66	1,122,047				4,860,197

See notes to Pro Forma Combined Financial Statements.

(1)	To record loans at fair value.

(2)	To record lease at fair value.

(3)	To record goodwill.

(4)	To record core deposit intangible.

(5)	To record time deposits at fair value.

(6)	To record Federal Home Loan Bank advances at fair value.

(7)	To record securities at fair value.

(8)	To record issuance of 1,124,782 shares of common stock at $10.75 per share.

(9)	To record deferred taxes of $388,000 related to purchase adjustments.

(10)	To record estimated acquisition costs of $594,000.

(11)	To record conversion of $2,688,000 convertible subordinated debentures to common stock.

(12)	To record issuance of $15,000,000 in common stock through proposed rights offering at $12.00 per share.

(13)	To record $320,000 premium paid to holders of convertible subordinated debentures.

FIRST CAPITAL BANCORP, INC. AND
CNB HOLDINGS, INC.
Pro Forma Combined Balance Sheet
Assuming Minimum Offering

     The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2003 has been prepared to reflect the merger of First Capital with and into CNB after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 100% of First Capital’s common stock is exchanged for CNB common stock in the merger. The merger will be accounted for as a purchase, with First Capital as the acquiring entity for accounting purposes. In addition, the pro forma adjustments give effect to the issuance of the minimum number of shares to be offered in CNB’s proposed rights offering of a minimum of $9 million and a maximum of $15 million in common stock. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this prospectus.

September 30, 2003

(Dollars in Thousands)

(Unaudited)

			Pro Forma
	First Capital	CNB	Adjustments
	Bancorp, Inc.	Holdings, Inc.					Pro Forma
Assets	Historical	Historical	Debit		Credit		Combined

Cash and due from banks	$6,091	$1,414		$9,000		(12)	$16,505
Interest-bearing deposits in banks	—	303					303
Federal funds sold	1,138	—					1,138
Investment securities	117,682	43,177		40		(7)	160,899
Restricted equity securities	5,257	2,141					7,398
Loans	275,622	91,347		335		(1)	367,304
Less allowance for loan losses	3,306	978					4,284

Loans, net	272,316	90,369		335	—		363,020

Premises and equipment	370	816			18	(2)	1,168
Goodwill	—	—		4,315		(3), (9), (10)	4,315
Core deposit intangible	—	—		1,021		(4)	1,021
Other intangibles	55	—					55
Other assets	4,996	4,303		388		(9)	9,687

Total assets	$407,905	$142,523		$15,099	18		$565,509

Deposits
Non-interest-bearing deposits	$23,174	$9,623	$				$32,797
Interest-bearing deposits	245,909	81,941			1,514	(5)	329,364

Total deposits	269,083	91,564		—	1,514		362,161

			Pro Forma
	First Capital	CNB	Adjustments
	Bancorp, Inc.	Holdings, Inc.				Pro Forma
	Historical	Historical	Debit	Credit		Combined

Federal funds purchased and securities sold under repurchase agreements	—	3,228				3,228
Federal Home Loan Bank advances	105,143	34,825		1,004	(6)	140,972
Other borrowings	6,688	1,235	2,688		(11)	5,235
Other liabilities	1,635	1,956		914	(10), (13)	4,505
Trust preferred securities	6,200	—				6,200

Total liabilities	388,749	132,808	2,688	3,432		522,301

Common stock	0	1,273	1,273	4,363	(8), (3), (11), (12)	4,363
Capital surplus	5,832	10,356	10,356	20,431	(8), (11), (12)	26,263
Retained earnings	13,637	(29)	320	29	(8),(13)	13,317
Accumulated other comprehensive loss	(313)	(279)		279	(7)	(313)
Unearned ESOP shares	—	(400)				(400)
Less treasury stock	—	(1,206)		1,184	(8)	(22)

Total shareholders’ equity	19,156	9,715	11,949	26,286		43,208

Total liabilities and stockholders’ equity	$407,905	$142,523	$14,637	29,718		$565,509

Shares outstanding	207.66	1,122,047				4,360,197

See notes to Pro Forma Combined Financial Statements.

(1)	To record loans at fair value.

(2)	To record lease at fair value.

(3)	To record goodwill.

(4)	To record core deposit intangible.

(5)	To record time deposits at fair value.

(6)	To record Federal Home Loan Bank advances at fair value.

(7)	To record securities at fair value.

(8)	To record issuance of 1,124,782 shares of common stock at $10.75 per share.

(9)	To record deferred taxes of $388,000 related to purchase adjustments.

(10)	To record estimated acquisition costs of $594,000.

(11)	To record conversion of $2,688,000 convertible subordinated debentures to common stock.

(12)	To record issuance of $9,000,000 in common stock through proposed rights offering at $12.00 per share.

(13)	To record $320,000 premium paid to holders of convertible subordinated debentures.

FIRST CAPITAL BANCORP, INC. AND
CNB HOLDINGS, INC.
Pro Forma Condensed Combined Statement of Income

     The following unaudited pro forma condensed combined statement of income has been prepared to reflect the merger of First Capital with and into CNB after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed statement of income is prepared based on an assumption that 100% of First Capital’s common stock is exchanged for CNB common stock in the merger. The merger will be accounted for as a purchase, with First Capital as the acquiring entity for accounting purposes. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this prospectus.

For the Nine Months Ended September 30, 2003

(Dollars in Thousands)
(Unaudited)

			Pro Forma
	First Capital	CNB	Adjustments
	Bancorp, Inc.	Holdings, Inc.				Pro Forma
	Historical	Historical	Debit	Credit		Combined

Interest income	$14,540	$5,122	$127	11	(1), (2)	$19,546
Interest expense	7,964	2,342	320	944	(3), (4) (8)	9,682

Net interest income	6,576	2,780	447	955		9,864
Provision for loan losses	100	156				256

Net interest income after provision for loan losses	6,476	2,624	447	955		9,608

Other income	250	1,010				1,260

Other expenses	4,962	3,085	153	14	(5), (6)	8,186

Income before income taxes	1,764	549	600	969		2,682
Income tax expense	640	22	234	109	(7), (8)	787

Net income	$1,124	$527	$834	1,078		$1,895

Basic earnings per share of common stock(9)	$5,411.31	$0.49				$0.42

Diluted earnings per share of common stock(9)	$4,895.30	$0.48				$0.39

Average shares outstanding (basic)(9)	207.66	1,082,242				4,488,219

Average shares outstanding (diluted)(9)	244.93	1,095,540				4,888,439

See notes to Pro Forma Combined Financial Statements.

(1)	To record amortization of loan fair value adjustment.

(2)	To record accretion/amortization of securities fair value adjustment.

(3)	To record amortization of time deposit fair value adjustment.

(4)	To record amortization of Federal Home Loan Bank advances fair value adjustment.

(5)	To record amortization of core deposit intangible.

(6)	To record accretion of lease fair value adjustment.

(7)	To record amortization of deferred tax asset.

(8)	To record premium paid to holders of convertible subordinated debentures.

(9)	The pro forma basic earnings per share of common stock, pro forma diluted earnings per share of common stock, pro forma average shares outstanding (basic) and pro forma average shares outstanding (diluted) reflect the issuance of the maximum number of shares in CNB’s proposed offering of a minimum of $9 million and a maximum of $12 million in common stock at $12.00 per share to shareholders of CNB and First Capital. If only the minimum number of shares are issued in the proposed offering, the pro forma earnings per share data would be as follows:

Basic earnings per share of common stock:	$0.48
Diluted earnings per share of common stock:	$0.43
Average shares outstanding (basic):	3,988,219
Average shares outstanding (diluted):	4,388,439

FIRST CAPITAL BANCORP, INC. AND
CNB HOLDINGS, INC.
Pro Forma Combined Statement of Income

     The following unaudited pro forma condensed combined statement of income has been prepared to reflect the merger of First Capital with and into CNB after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed statement of income is prepared based on an assumption that 100% of First Capital’s common stock is exchanged for CNB common stock in the merger. The merger will be accounted for as a purchase, with First Capital as the acquiring entity for accounting purposes. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this prospectus.

For the Year Ended December 31, 2002

(Dollars in Thousands)
(Unaudited)

			Pro Forma
	First Capital	CNB	Adjustments
	Bancorp, Inc.	Holdings, Inc.				Pro Forma
	Historical	Historical	Debit	Credit		Combined

Interest income	$19,336	$6,465	$170	14	(1), (2)	$25,645
Interest expense	10,404	3,489	320	1,259	(3), (4)(8)	12,954

Net interest income	8,932	2,976	490	1,273		12,691
Provision for loan losses	425	571				996

Net interest income after provision for loan losses	8,507	2,405	490	1,273		11,695

Other income	784	1,166				1,950

Other expenses	6,196	3,471	204	18	(5), (6)	9,853

Income before income taxes	3,095	100	694	1,291		3,792
Income tax expense	1,092	—	312	109	(7), (8)	1,295

Net income	$2,003	$100	$1,006	1,400		$2,497

Basic earnings per share of common stock(9)	$9,647.69	$0.09				$0.56

Diluted earnings per share of common stock(9)	$8,541.35	$0.09				$0.51

Average shares outstanding (basic)(9)	207.66	1,068,575				4,474,552

Average shares outstanding (diluted)(9)	246.87	1,074,602				4,887,596

See notes to Pro Forma Combined Financial Statements.

(1)	To record amortization of loan fair value adjustment.

(2)	To record accretion/amortization of securities fair value adjustment.

(3)	To record amortization of time deposit fair value adjustment.

(4)	To record amortization of Federal Home Loan Bank advances fair value adjustment.

(5)	To record amortization of core deposit intangible.

(6)	To record accretion of lease fair value adjustment.

(7)	To record amortization of deferred tax asset.

(8)	To record premium paid to holders of convertible subordinated debentures.

(9)	The pro forma basic earnings per share of common stock, pro forma diluted earnings per share of common stock, pro forma average shares outstanding (basic) and pro forma average shares outstanding (diluted) reflect the issuance of the maximum number of shares in CNB’s proposed offering of a minimum of $9 million and a maximum of $15 million in common stock at $12.00 per share to shareholders of CNB and First Capital. If only the minimum number of shares are issued in the proposed offering, the pro forma earnings per share data would be as follows:

Basic earnings per share of common stock:	$0.63
Diluted earnings per share of common stock:	$0.57
Average shares outstanding (basic):	3,974,552
Average shares outstanding (diluted):	4,387,596

CNB HOLDINGS, INC. COMBINED WITH FIRST CAPITAL BANCORP, INC.
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)
Pro Forma Adjustments

A.	The merger will be accounted for using the purchase method. In a merger of equals the purchase method of accounting requires the identification of the acquiring entity. Based on the relative voting rights in the combined entity after the combination, First Capital will receive the larger portion of the voting rights. Therefore, for accounting purposes First Capital has been identified as the acquiring entity, and CNB as the acquired entity.

B.	The pro forma condensed balance sheet has been prepared assuming the merger was consummated on September 30, 2003. The pro forma condensed statements of income have been prepared assuming the transaction was consummated at the beginning of the periods indicated.

C.	The following pro forma adjustments have been applied to give effect to the merger:

Balance Sheet:

1.	Issuance of 2,488,150 shares of CNB common stock in exchange for 100% of the equity of First Capital.

2.	The outstanding common shares of CNB totaling 1,122,047 were adjusted to fair value based on an established fair value of $10.75 per share as of August 20, 2003, the date both parties had agreed to the exchange ratio.

3.	Allocation of cost of the acquired entity is as follows:

The excess of the fair value of CNB’s common shares over the carrying amount of CNB’s equity amounting to $2,970,000 has been allocated to goodwill and intangibles. A portion of the excess has been allocated to specific assets and liabilities based on the estimated fair market value of these assets and liabilities.

Statement of Income:

1.	Pro forma adjustments to income resulting from the cost of the acquired entity are as follows:

Amortization of core deposit intangible using the straight-line method over an average life of 5 years and amortization of purchase adjustments over the average life of the related assets and liabilities.

LOAN PORTFOLIO ACQUISITION

     On March 12, 2004 Chattahoochee National Bank acquired $31.4 million aggregate principal amount of an existing loan portfolio that consists of approximately 270 commercial loans with a total aggregate principal balance of approximately $100.1 million. The remaining approximately $68.7 million aggregate principal amount of loans in the portfolio will continue to be held by other third party investors. Chattahoochee National Bank also acquired the servicing rights to all of the loans in the portfolio. Of the $31.4 million principal amount of loans purchased by Chattahoochee National Bank, it sold a participation interest in the loans of $21.4 million to First Capital Bank.

     The purchase price for the loans and the servicing rights acquired equaled the principal balance of the loans acquired, or approximately $31.4 million. Additionally, the seller is required to establish an escrow reserve totaling approximately $4.5 million from which funds will be payable to Chattahoochee National Bank, and First Capital Bank as a result of its participation interest in the loans, to offset specified losses and collection expenses on the loans acquired by Chattahoochee National. The escrow reserve funds in excess of $800,000 that are not used to offset losses and pay collection expenses will be released to the seller at various times over a five-year period. Chattahoochee National Bank is also entitled to a portion of any premiums received on any of the loans which may be sold in the secondary market after February 1, 2004 and to which Chattahoochee National Bank has acquired the servicing rights.

     In connection with Chattahoochee National Bank’s acquisition of the loans, First Capital Bank has agreed to extend a $5 million line of credit to the seller for the seller to use, in part, to fund initial draws on the required escrow reserve, if necessary.

INFORMATION ABOUT CNB

General

     CNB was incorporated under the laws of the State of Georgia on November 5, 1997 and owns all of the outstanding capital stock of Chattahoochee National Bank. In a private offering and a separate public offering conducted during 1998, CNB sold and issued an aggregate of 1,235,000 shares of common stock at $10.00 per share. In May 1998, CNB received approval from the Federal Reserve and the Georgia Department of Banking and Finance to become a bank holding company. Accordingly, CNB purchased 100% of Chattahoochee National Bank’s common stock by injecting approximately $9.6 million into the bank’s capital accounts immediately prior to the commencement of banking operations on July 27, 1998.

     CNB was incorporated to enhance Chattahoochee National Bank’s ability to serve its future customers’ requirements for financial services. The holding company structure provides flexibility for expansion of CNB’s banking business through the acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not be able to provide under present laws. For example, banking regulations require that Chattahoochee National Bank maintain a minimum ratio of capital to assets. In the event that the bank’s growth is such that this minimum ratio is not maintained, CNB may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the bank and otherwise raise capital in a manner which is unavailable to the bank under existing banking regulations.

Chattahoochee National Bank

     Chattahoochee National Bank was formed to meet the banking needs of individuals and small- to medium-sized businesses. The bank has two offices. The bank commenced operations at 7855 North Point Parkway in Alpharetta, Georgia, east of Highway 400 at the intersection of Mansell Road and North Point Parkway. This location offers high visibility in a high traffic area just south of North Point Mall. In March 2000, the bank opened its second office, which is located at 3625 Brookside Parkway in Alpharetta. This location is on the ground floor of a five story building in a large commercial office park and provides easy access for the bank’s target commercial customers.

     The bank performs banking services customary for full service banks of similar size and character. Such services include making consumer loans, real estate loans, commercial loans and Small Business Administration Loans, providing other banking services such as cash management services, travelers checks, and maintaining deposit accounts such as checking accounts, money market accounts, and a variety of certificates of deposit and IRA accounts.

     Loan Approval and Review. The bank’s loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer’s lending authority, the loan request is considered and approved by an officer with a higher lending limit or the Loan Committee. Chattahoochee National Bank does not make any loans to directors or executive officers of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the bank.

     Lending Limits. Chattahoochee National Bank’s lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply based on the type of loan or the nature of the borrower (including the borrower’s relationship to the bank), in general, the bank is subject to a loan-to-one-borrower limit of an amount equal to 15% of the bank’s unimpaired capital and surplus or 25% of the unimpaired capital and surplus if the excess over 15% is within federal guidelines as an exception to the 15% limit. At September 30, 2003, the bank’s lending limit was $1,710,659 for loans not fully secured plus an additional $1,042,693 (or an aggregate of $2,753,352) for loans which meet the federal guidelines. These limits will increase or decrease as the bank’s capital increases or decreases as a result of the bank’s earnings or losses, among other reasons. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

     Consumer Loans. The bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These loans typically carry balances of less than $25,000 and, in the case of non-revolving loans, are amortized over a period not exceeding 60 months, in many cases bearing interest at a fixed rate. The revolving loans typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit generally is the same as applied by Chattahoochee National Bank when making a first mortgage loan, and home equity lines of credit typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the bank’s borrowers. Borrower creditworthiness is affected by general economic conditions, including unemployment rates, interest rates, consumer bankruptcy rates and levels of consumer spending. The principal competitors for consumer loans will be the established banks in the north Fulton County area.

     Real Estate Loans. Chattahoochee National Bank makes commercial real estate loans, construction and development loans, and residential real estate loans in and around the bank’s primary service area. These loans include commercial loans where the bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but exclude home equity loans, which are classified as consumer loans. Loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable. The bank generally charges an origination fee. Management attempts to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the bank may require personal guarantees of the principal owners of the property backed with a review by the bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the bank’s borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. The bank competes for real estate loans with a number of bank competitors which are well established in the bank’s primary service area. Most of these competitors have substantially greater resources and lending limits than the bank. As a result, the bank may charge lower interest rates to attract borrowers.

     The bank also originates mortgage loans for sale into the secondary market. The bank limits interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor’s underwriting approval prior to originating the loan.

     Commercial Loans and Leases. Loans for commercial purposes in various lines of businesses are one of the primary components of Chattahoochee National Bank’s loan portfolio. The terms of such loans vary by their purpose and underlying collateral (if any). Equipment loans and leases are typically made for a term of five years or less at fixed or variable rates, with the loan or lease fully amortized over the term and secured by the financed equipment. Typically, equipment loans and leases have a loan-to-value ratio of 80% or less and a lease-to-value ratio of 92% or less. Leases have terms not to exceed 36 months and are mostly for heavy equipment used in construction and road building. Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and in other cases, principal is typically due at maturity. The principal economic risk associated with each category of Chattahoochee National Bank’s loans, including commercial loans, is the creditworthiness of the bank’s borrowers, which in turn is affected by general economic conditions and the strength of the services and retail market segments. In addition, the quality of the borrower’s management and its ability to properly evaluate changes in the supply and demand characteristics affecting its respective markets for products and services and to effectively respond to such changes are significant factors in the creditworthiness of a commercial borrower. General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees. The more established banks in the bank’s primary service area make proportionately more loans to medium- to large-sized businesses than the bank. Many of the bank’s commercial loans are made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial conditions than larger borrowers.

     Other Banking Services. Other bank services include cash management services, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The bank is associated with a shared network of automated teller machines that may be used by Chattahoochee National Bank’s customers throughout Georgia and other states. The bank also offers MasterCard and VISA credit card services through The Banker’s Bank, Atlanta, Georgia as an agent for the bank. In 2000, the bank began offering Internet banking and corporate cash management services.

     Chattahoochee National Bank also offers to its targeted commercial customers a courier service that will pick up non-cash deposits and minimal cash deposits of up to $200 from the customer’s place of business and deliver them to the bank. The bank believes that this is an important service for its customers because the bank currently has only two locations. The bank has contracted with a third party courier service which has been approved by the Georgia Public Service Commission for bank-related work.

     Investments. In addition to loans, Chattahoochee National Bank makes other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments exceeds any applicable limitation imposed by law or regulation.

     Deposits. Chattahoochee National Bank offers a variety of deposit programs to individuals and to small- to medium-sized businesses and other organizations. The bank offers checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. The primary sources of deposits are residents of, and businesses and their employees located in, the bank’s primary service area obtained through personal solicitation by the bank’s officers and directors, direct mail solicitations and advertisements published in the local media. Deposits are generated by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts and other deposit or funds transfer services which may be permitted by law or regulation. The bank is authorized to accept and pay interest on deposits from individuals, corporations, partnerships and any other type of legal entity, including fiduciaries (such as private trusts). Qualified deposits are insured by the FDIC in an amount up to $100,000.

     At September 30, 2003, Chattahoochee National Bank had no customers with aggregate deposits equal to or greater than $8,950,758, which equates to 10% of the bank’s total deposits.

     Asset and Liability Management. Chattahoochee National Bank manages its assets and liabilities to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. These management functions are conducted within the framework of written loan and investment policies. The bank attempts to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it charts assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and endeavors to manage any gaps in maturity ranges.

     Correspondent Banking. Correspondent banking involves the providing of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. The bank is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks. Chattahoochee National Bank sells loan participations to correspondent banks with respect to loans which exceed the bank’s lending limit. As compensation for services provided by a correspondent, the bank may maintain balances with such correspondents in non-interest bearing accounts. The bank has a correspondent relationship with several banks, including The Banker’s Bank, Atlanta, Georgia, Synovus Financial Corporation, Columbus, Georgia and the Federal Home Loan Bank of Atlanta.

     Primary Service Area. The bank’s primary service area represents a geographic area which includes Sandy Springs, Dunwoody, Roswell and Alpharetta, Georgia. The boundaries of Chattahoochee National Bank’s primary service area are represented by the Fulton County/Forsyth County line on the north, the Fulton County/Gwinnett County line on the east, Interstate 285 on the south and the Fulton County/Cobb County line on the west. Areas of the PSA are located within 15 to 30 minutes drive time from Buckhead and downtown Atlanta and 30 to 45 minutes drive time from the north Georgia mountains and Lake Lanier.

     Economic and Demographic Factors. The bank’s primary service area represents a diverse suburban market made up of older home communities, new golf club communities, municipal facilities, two major shopping malls, numerous dining amenities, growing public and private schools, headquarter locations of major national and international companies and numerous small businesses. The cities of Alpharetta and Roswell are the key economic focal points of the bank’s primary service area.

     The strength of the economy in north Fulton County relies on its large, diversified small business community. Another significant economic factor of the bank’s primary service area is the shopping and retail establishments located at North Point Mall. The one mile stretch of land located east of Georgia Highway 400 between Mansell Road and Haynes Bridge Road represents one of the largest commercial retail shopping areas in Georgia. Its major focal point is North Point Mall, which is anchored by six major department stores and 180 specialty shops. The bank’s main office is located at the southern entrance of this retail/commercial area.

     Employees. The bank has 28 full-time employees.

     Competition. The banking business is highly competitive. Chattahoochee National Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Metropolitan Atlanta area. As of June 30, 2003, the north Fulton County area was served by 18 commercial banks with a total of 49 offices. A number of these competitors are well established in the bank’s primary service area. Most of them have substantially greater resources and lending limits than the bank and offer other services, such as extensive and established branch networks and trust services, that the bank does not provide.

     Data Processing. Chattahoochee National Bank has entered into a data processing servicing agreement with FiServ Solutions, Inc. This servicing agreement provides for the bank to receive a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending data processing, central information file and ATM processing. Investment portfolio accounting is provided by Morgan Keegan. Payroll processing is provided by Payroll Professionals, Inc.

Legal Proceedings

     There are no material pending legal proceedings to which CNB or Chattahoochee National Bank is a party or of which any of their properties are subject; nor are there material proceedings known to CNB to be contemplated by any governmental authority; nor are there material proceedings known to CNB, pending or contemplated, in which any director, officer or affiliate or any principal security holder of CNB, or any associate of any of the foregoing is a party or has an interest adverse to CNB or the bank.

Properties

     CNB’s executive office is located at Chattahoochee National Bank’s main office, 7855 North Point Parkway, Suite 200, Alpharetta, Georgia, in Fulton County. The office is located in a strip shopping center and occupies 3,600 square feet of the total 21,600 square feet of the shopping center. The office has two teller stations, a vault, executive offices and a conference room.

     In March 2000, Chattahoochee National Bank opened a second location at 3625 Brookside Parkway, Suite 100, Alpharetta, Georgia, in Fulton County. The bank occupies 7,600 square feet of space in the lobby of a five-story office building. This location houses the bank’s commercial lending and commercial leasing operations. This facility also has two teller stations, a vault, executive offices and a conference room.

CNB MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The purpose of the following discussion is to address information relating to the financial condition and results of operations of CNB that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which begin on page F-1 of this prospectus. This discussion should be read in conjunction with information provided in CNB’s consolidated financial statements and accompanying footnotes. Unless otherwise noted, the discussion of net interest income in this financial review is presented on a taxable equivalent basis to facilitate performance comparisons among various taxable and tax-exempt assets.

Results of Operations for the Nine-Month Period Ended September 30, 2003

     Net income for the nine-month period ended September 30, 2003 amounted to $527,483, or $0.49 basic earnings per share and $0.48 diluted earnings per share compared to net income of $112,686, or $0.11 basic and diluted earnings per share for the same nine-month period in 2002. The following is a brief discussion of the more significant components of net income during this period.

     Net Interest Income. Net interest income represents the difference between interest received on interest earning assets and interest paid on interest bearing liabilities. The following presents, in a tabular form, the main components of interest earning assets and interest bearing liabilities.

	Nine Months Ended September 30, 2003

		Interest	Amortized
	Average	Income/	Yield/
	Balance	Cost	Cost

Interest-bearing deposits in banks	$2,395,496	$22,384	1.25%
Securities	32,026,991	702,976	2.93%
Loans	87,741,939	4,396,199	6.68%

Total earning assets	$122,164,426	$5,121,559	5.59%

Deposits	$79,780,434	$1,801,391	3.01%
Securities sold under repurchase agreements	1,378,598	11,459	1.03%
Other borrowings	23,519,361	529,086	3.00%

Total	$104,778,393	$2,341,936	2.98%

Net interest income		$2,779,623	2.61%

Net yield on earning assets			3.03%

	Nine Months Ended September 30, 2002

		Interest	Amortized
	Average	Income/	Yield/
	Balance	Cost	Cost

Interest-bearing deposits in banks	$6,993,376	$90,523	1.73%
Securities	27,929,446	1,051,270	5.02%
Loans	63,659,181	3,652,346	7.65%

Total	$98,582,003	$4,794,139	6.48%

Deposits	$71,232,574	$2,213,363	4.14%
Securities sold under repurchase agreements	968,998	12,445	1.71%
Other borrowings	11,221,531	368,825	4.38%

Total	$83,423,103	$2,594,633	4.15%

Net interest income		$2,199,506	2.33%

Net yield on earning assets			2.97%

     Other Income. Total other income for the nine-month period ended September 30, 2003 amounted to $1,010,009, compared to $863,206 for 2002. On an annualized basis, this represents 0.94% of total assets compared to 1.03% of total assets for the same period in 2002. Chattahoochee National Bank sold loans totaling $5,717,978 without recourse compared with $4,314,892 in 2002. The profit from these sales was $487,371 or 48.25% of total other income compared with $302,341 and 35.03% for 2002. The service charge on deposit accounts is relatively low, at $38,286 or 3.79% of total other income, compared with $45,248 or 5.24% for 2002. Most of Chattahoochee National Bank’s deposit customers maintain balances at levels that prevent service charges. Additionally, available-for-sale securities were sold for a net gain of $451, compared with $233,857 for the same period in 2002. Of the $483,901 miscellaneous other income, or 47.91% of total other income, $280,309 or 57.93% of miscellaneous other income consists of mortgage origination and fee income from mortgage loans, which are not added to the bank’s loan portfolio. For 2002, of the $281,760 of miscellaneous other income or 32.64% of total other income, $169,663 or 60.22% related to mortgage origination activity. An additional $120,590, or 24.92% of miscellaneous other income, consisted of income from bank-owned life insurance. In 2002, $103,129 or 36.60% of miscellaneous other income came from bank-owned life insurance.

     Operating Expenses. Operating expenses for the nine-month period ended September 30, 2003 amounted to $3,084,445, compared to $2,563,944 for 2002, the largest expense being related to salaries and employee benefits and professional and outside services. The largest component of the increase resulted from additional bonus incentive accruals and incentives paid to employees who achieved production goals. Accruals for officer and director pension plans increased from $5,176 in 2002 to $117,952 in 2003. Bonus accruals increased from $45,000 in 2002 to $157,500 in 2003. Incentives increased from $204,271 in 2002 to $236,452 in 2003. In addition, operating expenses increased as a result of loan servicing, deposit servicing and general overhead that routinely occurs in a growing financial institution. On an annualized basis, operating expenses represent 2.89% of total assets in 2003 compared to 3.04% in 2002.

     Income Taxes. CNB has recorded $21,704 for income taxes during the first nine months of 2003 compared with no provision for income taxes during the same period of 2002.

Results of Operations for the Three-Month Period Ended September 30, 2003

     Net income for the three-month period ended September 30,2003 amounted to $278,079, or $0.26 basic earnings per share and $024 diluted earnings per share compared to $10,226, or $0.01 basic and diluted earnings per share for the same three-month period ended September 30, 2002. The following is a brief discussion of the more significant components of net income during this period.

     Net Interest Income. Net interest income represents the difference between interest received on interest earning assets and interest paid on interest bearing liabilities. The following presents, in a tabular form, the main components of interest earning assets and interest bearing liabilities.

	Three Months Ended September 30, 2003

		Interest	Amortized
	Average	Income/	Yield/
	Balance	Cost	Cost

Interest-bearing deposits in banks	$1,627,368	$4,431	1.09%
Securities	42,332,197	308,641	2.92%
Loans	89,362,437	1,517,651	6.79%

Total	$133,322,002	$1,830,723	5.49%

Deposits	$83,347,264	$590,414	2.83%
Securities sold under repurchase agreements	1,552,276	2,792	0.72%
Other borrowings	30,259,476	194,563	2.57%

Total interest-income	$115,159,016	$787,769	2.74%

Net interest income		$1,042,954	2.75%

Net yield on earning assets			3.13%

	Three Months Ended September 30, 2002

		Interest	Amortized
	Average	Income/	Yield/
	Balance	Cost	Cost

Interest-bearing deposits in banks	$9,952,243	$43,601	1.75%
Securities	28,153,362	312,985	4.45%
Loans	63,043,542	1,229,799	7.80%

Total	$101,149,147	$1,586,385	6.27%

Deposits	$73,223,458	$725,019	3.96%
Securities sold under repurchase agreements	1,054,294	4,177	1.58%
Other borrowings	12,984,944	141,899	4.37%

Total	$87,262,701	$871,095	3.99%

Net interest income		$715,290	2.28%

Net yield on earning assets			2.83%

     Other Income. Total other income for three-month period ended September 30, 2003 amounted to $312,540 compared with $447,389 for 2002. On an annualized basis, this represents 0.88% of total assets compared with 1.59% for 2002. The bank sold loans and leases totaling $1,003,750 without recourse in 2003 compared to $1,437,410 in 2002. The profit in 2003 from these sales was $75,577 or 24.18% of total other income compared with $86,391 or 19.31% for 2002. The service charge on deposit accounts was $11,636 or 3.72% of total other income compared with $14,357 or 3.21% for 2002. Most of our deposit customers maintain balances at levels that prevent service charges. Miscellaneous other income was $225,327 or 72.10% of total other income compared to $113,253 or 25.31% of total other income for 2002. We received a one-time commercial third party loan origination fee for $94,050, which is 41.74% of miscellaneous other income. We received no such fee income in the same period of 2002. The remainder of miscellaneous other income is related to mortgage origination activities and income from bank owned life insurance.

     Operating Expenses. Operating expenses for the three-month period ended September 30, 2003 amounted to $1,048,315 compared to $850,453 in 2002, with the largest expense being related to salaries and employee benefits and professional and outside services. Accruals for officer and director pension plans increased from $1,725 in 2002 to $47,119 in 2003. Bonus accruals increased from $15,000 in 2002 to $52,500 in 2003. In addition, operating expenses increased as a result of loan servicing, deposit servicing and general overhead that routinely occurs in a growing financial institution. On an annualized basis during the respective quarters, operating expenses represent 2.94% of total assets in 2003 compared with 3.03% of total assets in 2002.

Results of Operations for the Year Ended December 31, 2002

     General. The year 2002 was a year of growth for CNB and Chattahoochee National Bank. As the results discussed below indicate, during 2002, the bank continued to grow and build its balance sheet and income statement in a prudent manner.

     At December 31, 2002, total assets had increased 15.66% to $120.6 million and total deposits decreased 0.9% to $84.7 million. Total loans had grown 36.7% to $85.8 million, which created a loan to deposit ratio of approximately 101.2%. Other borrowings, primarily with the Federal Home Loan Bank of Atlanta, increased 225% to $24.6 million and primarily funded our growth during 2002. At December 31, 2001, total assets were $104.3 million, total deposits were $85.5 million, other borrowings were $7.6 million and total loans were $62.0 million. The loan to deposit ratio was 73%.

     Net Interest Income. CNB’s results of operations are determined by its ability to manage effectively interest income and expense, to minimize loan and investment losses, to generate non-interest income and to control non-interest expense. Since market forces and economic conditions beyond the control of CNB determine interest rates, the ability to generate net interest income is dependent upon CNB’s ability to maintain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is the key performance measure of income.

     Presented below are various components of assets and liabilities, interest income and expense as well as their yield/cost for the fiscal years ended 2002 and 2001.

	December 31, 2002
	In thousands (000), except percentages

		Interest
	Average	Income/	Yield/
	Balance	Cost	Cost

Deposits in banks	$5,715	$102	1.78%
Securities	29,635	1,337	4.51%
Loans	68,443	5,026	7.34%

Total earning assets	$103,793	$6,465	6.23%

Interest-bearing deposits	$71,535	$2,887	4.04%
Other borrowings	15,781	603	3.82%

Total interest-bearing liabilities	$87,316	$3,490	4.00%

Net yield on earning assets			2.87%

Net interest spread			2.23%

	December 31, 2001
	In thousands (000), except percentages

		Interest
	Average	Income/	Yield/
	Balance	Cost	Cost

Deposits in banks	$7,550	$316	4.19%
Securities	28,488	1,763	6.19%
Loans	53,041	4,845	9.13%

Total earning assets	$89,079	$6,924	7.77%

Interest-bearing deposits	$70,040	$3,992	5.70%
Other borrowings	5,325	253	4.75%

Total interest-bearing liabilities	$75,365	$4,245	5.63%

Net yield on earning assets			3.01%

Net interest spread			2.14%

     As reflected above, average yield on earning assets amounted to 6.23% for 2002 compared to 7.77% for 2001. The average cost of funds amounted to 4.00% for 2002 compared to 5.63% for 2001. Net interest yield for the period ended December 31, 2002 was 2.87% compared to 3.01% for period ended December 31, 2001. During 2002, the decline in our net yield on earning assets occurred because of drops in the prime lending rate during 2001 and 2002. These decreased rates affected our earning asset yields immediately. However, we had to await the maturities of certificates of deposit that we issued before this sharp decline in interest rates. These maturities and repricing opportunities mostly came late in 2002.

     Total Other Income. Total other income for the fiscal year ended December 31, 2002 was $1,166,209 compared to $891,161 for the fiscal year ended December 31, 2001. Total other income consists of non-interest income such as service charges on deposit accounts, mortgage origination fees, and gains on the sale of loans and securities. Lower rates continued throughout 2002 and resulted in increased mortgage origination activity, as mortgage origination fee income increased in 2002 by $155,184. SBA loan origination activity decreased in 2002 resulting in decreased gains recognized on the sale of loans in 2002 of $32,269. This was primarily caused by turnover in our SBA Origination Officer position during 2002. In addition, the SBA put a moratorium of $500,000 on all new originations in the fourth quarter of 2002. This moratorium prevented us from closing several loans during that period. This moratorium was removed in the first quarter of 2003. Since much of our fixed rate mortgage backed securities portfolio had an average life of at least four years, during June and the fourth quarter of 2002, we sold most of these securities to shorten the weighted average life of our portfolio, increase cash flows for anticipated increasing loan volumes and convert the fixed rate mortgage securities into variable rate mortgage securities in anticipation of higher rates over the next three years. Additionally, corporate losses and allegations of accounting deficiencies permeated many companies during 2002. Due to threats of rating downgrades by both securities rating firms, we also decided to sell most of the “A” rated or better corporate securities that we purchased in 2001. The gains recognized on the sale of securities amounted to $233,857 in 2002 as compared to $216,261 recognized in 2001. Total other income for the period represented 1.12% and 1.00% of average total earning assets respectively.

     Other Expenses. Other expenses or non-interest expense for the fiscal year ended December 31, 2002 was $3,471,542 compared to $3,087,249 for the fiscal year ended December 31, 2001. As a percentage of total average assets, non-interest expense amounted to 2.86% in 2002 compared to 3.35% in 2001. The increase in salaries and benefits was largely due to normal annual increases in salaries, increase in the cost of benefits, the addition of a deposit calling officer and higher-than-expected mortgage incentives due to record mortgage volumes. The increase in legal and professional fees was due to more problem loan workouts during 2002.

	2002	2001

Salaries and benefits	$1,873,501	$1,661,217
Equipment and occupancy expense	532,392	487,959
Legal and professional	209,635	173,245
Data processing	139,892	132,369
Printing and supplies	65,173	50,901
Postage and courier	80,755	77,029
Telephone	73,275	71,846
Advertising	48,421	57,393
Marketing	34,551	15,938
Insurance-directors and officers	19,492	24,074
Other operating expenses	394,455	335,278

Total non-interest expense	$3,471,542	$3,087,249

     Allowance for Loan Losses. During 2002, allowance for loan losses increased by $209,332. In 2002 the Chattahoochee National Bank charged off loans totaling $380,850 compared with $226,294 in 2001. The allowance for loan losses as a percentage of gross loans was 1.07% as of December 31, 2002 as compared to 1.13% as of December 31, 2001. Although the allowance for loan losses as a percentage of gross loans decreased at December 31, 2002 compared to December 31, 2001, our percentage of loans secured by cash or cash equivalent collateral, government guarantees and owner occupied real estate also increased from 29% to 33% during the same period. These types of loans typically have less credit risk. As of December 31, 2002, management considered the allowance for loan losses to be adequate to absorb known risks in the loan portfolio. During 2002, two reviews of the bank’s loan portfolio by an independent firm were conducted. The purpose of these reviews were to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses. The reviews included analyses of historical performance, the level of non-conforming and rated loans, loan volume and activity, review of loan files and consideration of economic conditions and other pertinent information. Upon completion and review by the bank’s board of directors and management, the bank approved the firm’s report. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

     The following tables present an analysis of the net interest earnings of Chattahoochee National Bank for the fiscal years ended 2002 and 2001 with respect to each major category of interest-earning asset and each major category of interest-bearing liability.

	December 31, 2002
	In thousands (000), except percentages
	Average	Interest	Average
Assets	Amount	Earned	Yield

Interest bearing deposits in banks	$5,715	$102	1.78%
Taxable securities	29,635	1,337	4.51%
Loans	68,443 (1)	5,026 (2)	7.34%

Total earning assets	$103,793	$6,465	6.23%

	Average	Interest	Average
Liabilities	Amount	Expense	Cost

NOW and money market deposits	$15,685	$312	1.99%
Savings deposits	102	2	1.96%
Time deposits	55,748	2,573	4.61%
Other borrowings	15,781	603	3.82%

Total interest-bearing liabilities	$87,316	$3,490	4.00%

Net yield on earning assets			2.87%

Net interest spread			2.23%

(1)	Included in the average balance of net loans for 2002 are non-accrual loans totaling $493,354.

(2)	Interest earned on net loans includes loan fees and loan service fees of $420,241 in 2002.

	December 31, 2001
	In thousands (000), except percentages
	Average	Interest	Average
Assets	Amount	Earned	Yield

Interest-bearing deposits in banks	$7,550	$316	4.19%
Taxable securities	28,488	1,763	6.19%
Loans	53,041 (1)	4,845 (2)	9.13%

Total earning assets	$89,079	$6,924	7.77%

	Average	Interest	Average
Liabilities	Amount	Earned	Cost

NOW and money market deposits	$12,456	$486	3.90%
Savings deposits	50	1	2.81%
Time deposits	57,534	3,505	6.09%
Other borrowings	5,325	253	4.75%

Total interest-bearing liabilities	$75,365	$4,245	5.63%

Net yield on earning assets			3.01%

Net interest spread			2.14%

(1)	Included in the average balance of net loans for 2001 are non-accrual loans totaling $341,000.

(2)	Interest earned on net loans includes loan fees and loan service fees of $336,480 in 2001.

     Rate/Volume Analysis of Net Interest Income. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

	Year Ended December 31,
	2002 vs. 2001
	(Dollars in thousands)
	Changes Due To:
			Increase
	Rate	Volume	(Decrease)

Increase (decrease) in:
Income from interest-earning assets:
Deposits in banks	$(150)	$(64)	$(214)
Taxable securities	(495)	69	(426)
Loans	(1,061)	1,242	181

Total interest income	(1,706)	1,247	(459)

Expense from interest-bearing liabilities:
NOW and money market deposits	(279)	105	(174)
Savings deposits	—	1	1
Time deposits	(826)	(106)	(932)
Other borrowings	(58)	408	350

Total interest expense	(1,163)	408	(755)

Net interest income	$(543)	$839	$296

     Deposits. The following table presents, for the fiscal years ended 2002 and 2001, the average amount of and average rate paid on each of the described deposit categories.

	December 31, 2002
	In thousands (000), except percentages

	Average	Average
Deposit Category	Amount	Rate Paid

Non interest-bearing demand deposits	$10,458	—
NOW and money market deposits	15,685	1.99%
Savings deposits	102	1.96%
Time deposits	55,748	4.61%

	December 31, 2001
	In thousands (000), except percentages

	Average	Average
Deposit Category	Amount	Rate Paid

Non interest-bearing demand deposits	$6,617	—
NOW and money market deposits	12,456	3.90%
Savings deposits	50	2.81%
Time deposits	57,534	6.09%

     The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and respective maturities at December 31, 2002:

Time
Certificates of Deposits
In thousands (000)

3 months or less	$3,854
3-6 months	3,009
6-12 months	5,868
Over 12 months	7,336

Total	$20,067

     At December 31, 2002, Chattahoochee National Bank had no deposit relationships that represented concentrations

Financial Condition

     Management continuously monitors the financial condition of Chattahoochee National Bank in order to protect depositors, protect retained earnings and increase current and future earnings. Further discussion of significant items affecting the bank’s financial condition are discussed in detail below.

September 30, 2003

     Total assets increased from $120,592,475 on December 31, 2002 to $142,523,467 on September 30, 2003, an increase of $21,930,992. This increase was due to an increase in loans of $5,521,150, an increase of $16,608,965 in securities available for sale, a decrease in securities held to maturity of $1,285,282, and a decrease of $273,039 in interest-bearing deposits in banks. This growth was primarily funded by a $6,844,150 increase in total deposits, a $2,472,051 increase in securities sold under repurchase agreements and a $11,490,500 increase in other borrowings.

     The $6,844,150 increase in deposits came from an increase of $8,853,126 in time deposits of $100,000 or more, an increase of other time deposits of $215,266, a decrease of $1,656,698 in non interest-bearing demand deposits and a decrease of $573,357 in interest-bearing demand deposits. Most of the increase in deposits was brokered deposits, which we believe are less expensive to obtain than competing for deposits in the highly competitive Metropolitan Atlanta market.

     CNB and First Capital have entered into a merger agreement whereby First Capital will merge with and into CNB. Prior to the signing of the merger agreement, CNB entered into certain contracts with various data processing service providers to convert to another data processing system. Both First Capital and CNB are currently evaluating whether to convert to the new data processing system. As of October 31, 2003, CNB had capitalized approximately $317,000 of costs related to the conversion. If CNB decides not to convert to the new data processing system, these costs plus and additional estimated cost of $240,000 to cancel these contracts would be expensed in the period in which the decision is made.

     Allowance for Loan Losses. The allowance for loan losses as of September 30, 2003 was $977,458 compared to $918,250 as of December 31, 2002. The allowance for loan losses, as a percentage of total gross loans, for September 30, 2003 remained at 1.07%, the same level as of December 31, 2002. The provision during the third quarter of 2003 was the result of risks inherent in the loan portfolio. During the second and third quarters of 2003, a review of Chattahoochee National Bank’s loan portfolio by an independent firm was conducted. The purpose of this review was to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses. The review included analyses of historical performance, the level of non-conforming and rated loans, loan volume and activity, review of loan files and consideration of economic conditions and other pertinent information. Upon completion and review by the bank’s board of directors and management, the bank approved the firm’s report. The bank will continue engaging, on a biannual basis, an independent firm to review the bank’s loan portfolio. In addition to the independent reviews, the bank’s primary regulator, the Office of the Comptroller of the Currency (the “OCC”), also conducts an annual examination of the loan portfolio. Upon completion, the OCC presents its report of findings to the bank’s board of directors and management. Information provided from the above two independent sources, together with information provided by management and other information known to the bank’s board of directors, are utilized by the board of directors to monitor, on a quarterly basis, the loan portfolio. Specifically, the bank’s board of directors attempts to identify risks inherent in the loan portfolio (e.g., problem loans, potential problem loans and loans to be charged off), assess the overall quality and collectibility of the loan portfolio, and determine amounts of the allowance for loan losses and the provision for loan losses to be reported based on the results of their review.

     Management considers the allowance for loan losses to be adequate and sufficient; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions of the allowance will not be required.

     Liquidity and Sources of Capital. Liquidity is our ability to meet all deposit withdrawals immediately, while also providing for the credit needs of customers. Management believes the September 30, 2003 financial statements evidence a satisfactory liquidity position as total cash and cash equivalents amounted to $1,717,604, representing 1.21% of total assets. Securities amounted to $45,317,339, representing 31.80% of total assets; these securities provide a secondary source of liquidity since they can be converted into cash in a timely manner. The increase from $19,922,409 to $36,462,356 in available-for-sale securities represents our attempt to fully leverage capital and maximize earning asset capacity using available credit lines. Our deposit base and borrowing capabilities are additional sources of liquidity. For the nine-month period ended September 30, 2003, total deposits increased $6,844,150. Additionally, we have offered secure repurchase accounts to its customers that total $3,227,628. Management closely monitors and maintains appropriate levels of interest-earning assets and interest-bearing liabilities so that maturities of assets are such that adequate funds are provided to meet customer withdrawals and loan demand.

     During 2003, CNB reissued 8,219 shares of its common stock which were purchased by Chattahoochee National Bank’s 401(k) Plan. Participants in the plan purchased the common stock for $57,943. Additionally, 37,500 stock options were exercised totaling $375,000.

     Management is committed to maintaining capital at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements. Management’s strategy to achieve this goal is to retain sufficient earnings while providing a reasonable return on equity. Federal banking regulations establish certain capital adequacy standards that banks are required to maintain.

     The table below illustrates Chattahoochee National Bank’s regulatory capital ratios at the date indicated:

		Minimum
		Regulatory
	September 30, 2003	Requirement

Tier 1 capital	10.05%	4.0%
Tier 2 capital	0.91%	—
Total risk-based capital ratio	10.96%	8.0%
Leverage ratio	7.73%	3.0%

     CNB and First Capital entered into the merger agreement whereby First Capital will merge with and into CNB. Under the merger agreement, First Capital’s shareholders will receive shares of CNB common stock for each share of First Capital common stock they own, resulting in an expected issuance of approximately 2.8 million shares of CNB common stock on a fully diluted basis. The merger will be accounted for as a purchase. The merger cannot be completed unless both companies obtain the approval of applicable bank regulatory authorities, including the Federal Reserve. Based on preliminary discussions with the Federal Reserve and management’s expectations regarding growth of the combined company following the merger, management believes that CNB will need to enhance its capital position prior to receiving the regulatory approvals necessary to complete the merger. In order to enhance its capital, CNB expects to commence a stock offering to First Capital and CNB shareholders on a pro rata basis during the first quarter of 2004.

     Other than the pending merger and as described above, management is not aware of any trends, demands, commitments, events or uncertainties that will result, or are reasonably likely to result, in CNB’s liquidity increasing or increasing in any material way.

December 31, 2002

     Average Consolidated Balance Sheet. The following is a presentation of the average consolidated balance sheets of CNB for the fiscal years ended 2002 and 2001 respectively. This presentation includes all major categories of interest-earning assets and interest-bearing liabilities.

Average Consolidated Assets
In thousands (000)

	December 31,

	2002	2001

Interest-bearing deposits in banks	$5,715	$7,550
Taxable securities	29,635	28,488
Net loans	67,694	53,041

Total earning assets	$103,044	$89,079
Other assets	5,198	2,968

Total assets	$108,242	$92,047

Average Consolidated Liabilities and
Stockholders’ Equity
In thousands (000)

	December 31,

	2002	2001

Non interest-bearing deposits	$10,458	$6,617
NOW and money market deposits	15,685	12,456
Savings deposits	102	50
Time deposits	55,748	57,534
Other borrowings	15,781	5,325
Other liabilities	1,696	1,249

Total liabilities	$99,470	$83,231
Stockholders’ equity	8,772	8,816

Total liabilities and stockholders’ equity	$108,242	$92,047

     Loan Portfolio. The following table presents various categories of loans contained in Chattahoochee National Bank’s loan portfolio for the fiscal years ended December 31, 2002 and 2001, and the total amount of all loans for such periods.

	December 31,
	In thousands (000)

Type of Loan	2002	2001

Commercial loans	$28,937	$27,529
Real estate – construction	27,644	24,063
Real estate – mortgage	23,788	5,362
Lease financing	2,922	3,270
Installment and other loans to individuals	2,627	2,611

Subtotal	85,918	62,835
Less: Deferred loan fees and costs	152	80
Less: Allowance for possible loan losses	918	709

Total (net of allowance)	$84,848	$62,046

     The following is a presentation of an analysis of maturities of loans as of December 31, 2002:

In thousands (000)

		Due after
	Due in 1	1 Year
	Year or	Less than	Due after
Type of Loan	Less	5 Years	5 Years	Totals

Commercial loans	$21,034	$3,690	$4,213	$28,937
Real estate - construction	20,094	3,525	4,025	27,644
Real estate - mortgage	17,291	2,607	3,890	23,788
Installment and other loans to individuals	1,915	335	377	2,627
Lease financing	2,124	798	—	2,922

Total	$62,458	$10,955	$12,505	$85,918

     For the above loans, the following is a presentation of an analysis of sensitivities to changes in interest rates as of December 31, 2002:

In thousands (000)

		Due after 1
	Due in 1	Year Less
	Year or	than 5	Due after
Interest Category	Less	Years	5 Years	Totals

Predetermined interest rate	$5,028	$10,587	$12,505	$28,120
Floating interest rate	57,430	368	—	57,798

Total	$62,458	$10,955	$12,505	$85,918

     Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2002 and 2001 is as follows:

	(Dollars in Thousands)
	December 31,

	2002	2001

Nonaccrual loans	$493	$1,020
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	240	0
Restructured loans	0	0
Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment terms	72	0
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	28	18
Interest income that was recorded on nonaccrual and restructured loans	0	0

     As of December 31, 2002, there were $31,145 in loans classified for regulatory purposes as doubtful, $534,460 as substandard or special mention which (1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. There are no loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

     Accrual of interest is discontinued on a loan when management determines upon consideration of economic and business factors affecting collection efforts, that collection of interest is doubtful.

     Summary of Loan Loss Experience. An analysis of Chattahoochee National Bank’s loan loss experience is furnished in the following table for the periods indicated, as well as a breakdown of the allowance for loan losses.

Analysis of the Allowance for Loan Losses

December 31, 2002

Balance at beginning of period	$708,918
Charge-offs:
Commercial loans	13,179
Real estate – construction	0
Real estate – mortgage	0
Installment and other loans to individuals	0
Lease financing	367,671

Total	380,850
Recoveries
Commercial loans	0
Real estate – construction	0
Real estate – mortgage	0
Installment and other loans to individuals	0
Lease financing	20,000

Total	20,000

Net charge-offs	360,850
Additions charged to operations	570,182

Balance at end of period	$918,250

Ratio of net charge-offs during the period to average loans outstanding during the period	.53%

Analysis of the Allowance Loan Losses

December 31, 2001

Balance at beginning of period	$585,000
Charge-offs:
Commercial loans	37,089
Real estate – construction	0
Real estate – mortgage	0
Installment and other loans to individuals	0
Lease financing	189,205

Total	226,294
Recoveries
Commercial loans	0
Real estate – construction	0
Real estate – mortgage	0
Installment and other loans to individuals	0
Lease financing	0

Total	0

Net charge-offs	0
Additions charged to operations	350,212

Balance at end of period	$708,918

Ratio of net charge-offs during the period to average loans outstanding during the period	.43%

At December 31, 2002, the allowance for loan losses was allocated as follows:

		Percent of
		loans in each
		category to
	Amount	total loans

Commercial loans	$225,326	34
Real estate - construction	212,071	32
Real estate - mortgage	185,563	28
Installment and other loans to individuals	39,764	3
Lease financing	255,526	3
Unallocated	0	0

Total	$918,250	100

At December 31, 2001, the allowance for loan losses was allocated as follows:

		Percent of
		loans in each
		category to
	Amount	total loans

Commercial loans	$409,432	44
Real estate – construction	34,453	38
Real estate – mortgage	14,085	9
Installment and other loans to individuals	6,794	4
Lease financing	244,154	5
Unallocated	0	0

Total	$708,918	100

     Loan Loss Reserve. In considering the adequacy of Chattahoochee National Bank’s allowance for loan losses as of December 31, 2002, management focused on the fact that as of such date, 34% of outstanding loans were in the category of commercial loans, which includes commercial and industrial. Because of the larger average balance, commercial loans are generally considered by management as having greater risk per loan than other categories of loans in the bank’s loan portfolio. However, over 97% of these commercial loans at December 31, 2002 were made on a secured basis. Management believes that the secured condition of a large portion of its commercial loan portfolio greatly reduces any risk of loss inherently present in these types of loans.

     Real estate construction loans were 32% of Chattahoochee National Bank’s outstanding loans as of December 31, 2002. The bank’s loan policies prohibit the amount of the original real estate construction loan to exceed 80% of the appraised value of the collateral. Generally, these loans are owner-occupied real estate, not leased facilities.

     Real estate mortgage loans constituted 28% of outstanding loan balances at December 31, 2002. All loans in this category represent commercial real estate mortgages where the amount of the original loan generally does not exceed 80% of the appraised value of the collateral. These loans are considered by management to be well secured with a low risk of loss.

     Lease financings represented 3% of the loan portfolio at December 31, 2002. These leases are generally for income producing commercial equipment, such as heavy machinery used in construction and road building.

     Chattahoochee National Bank’s consumer loan portfolio constituted 3% of outstanding loans at December 31, 2002. At December 31, 2002, the majority of consumer loans were secured by collateral primarily consisting of automobiles, boats and other personal property. Management believes that these loans involve less risk than commercial loans.

     During 2002, two reviews of Chattahoochee National Bank’s loan portfolio by an independent firm were conducted. The purpose of these reviews were to assess the risk in the loan portfolio and to determine the adequacy of the allowance for loan losses. The reviews included analyses of historical performance, the level of non-conforming and rated loans, loan volume and activity, review of loan files and consideration of economic conditions and other pertinent information. Upon completion and review by the bank’s board of directors and management, the bank approved the firm’s reports. The bank will continue engaging, on a semi-annual basis, an independent firm to review the bank’s loan portfolio. In addition to the independent reviews, the bank’s primary regulator, the OCC, also conducts an annual examination of the loan portfolio. Upon completion, the OCC presents its report of findings to the bank’s board of directors and management. Information provided from the above two independent sources, together with information provided by the management and other information known to the bank’s board of directors, are utilized by the board of directors to monitor, on a quarterly basis, the loan portfolio. Specifically, the bank’s board of directors attempts to identify risks inherent in the loan portfolio (e.g., problem loans, potential problem loans and loans to be charged off), assess the overall quality and collectibility of the loan portfolio, and determine amounts of the allowance for loan losses and the provision for loan losses to be reported based on the results of their review.

     Investments. As of December 31, 2002, net loans comprised approximately 70% of Chattahoochee National Bank’s assets, investment securities comprised approximately 24% of the bank’s assets, and Interest-bearing deposits in banks comprised approximately 0.5% of the bank’s assets.

     The following table presents, for the periods indicated, the carrying value of the bank’s investments. All securities held at December 31, 2002 and 2001.

     Investment Category

	December 31,

Available-for-Sale:	2002	2001

Obligations of U.S. Treasury and other U.S agencies	$500,683	$27,191,333
Corporate securities	2,311,077	4,695,431
Mortgage-backed securities	25,110,414	—
Federal Reserve Bank stock	288,000	288,000
Federal Home Loan Bank stock	1,300,000	350,000

Total	$29,510,174	$32,524,764

     The following table indicates, for the fiscal year ended December 31, 2002, the amount of investments due by contractual maturity in (1) one year or less, (2) one to five years, (3) five to ten years, and (4) over ten years:

     Investment Category

		Weighted
		Average
Available-for-Sale:	Amount	Yield (1)

Obligations of U.S. Treasury and other U.S. agencies:
0-1 year	$0	—%
Over 1 through 5 years	500,683	3.25%
Over 5 through 10 years	0	—%
Over 10 years	0	—%
Corporate securities
0-1 year	0	—%
Over 1 through 5 years	561,077	4.75%
Over 5 through 10 years	0	—%
Over 10 years	0	—%
Mortgage-backed securities
0-1 year	0
Over 1 through 5 years	544,406	3.34%
Over 5 through 10 years	9,035,513	2.97%
Over 10 years	9,280,730	3.24%
Federal Reserve Bank stock, no maturity	288,000	6.00%
Federal Home Loan Bank stock, no maturity	1,300,000	6.25%

Total	$21,510,409	3.29%

		Weighted
		Average
Held-to-maturity:	Amount	Yield (1)

Obligations of U.S. Treasury and other U.S. agencies:
0-1 year	$0	—%
Over 1 through 5 years	0	—%
Over 5 through 10 years	0	—%
Over 10 years	0	—%
Corporate securities
0-1 year	0	—%
Over 1 through 5 years	0	—%
Over 5 through 10 years	0	—%
Over 10 years	1,750,000	5.68%
Mortgage-backed securities
0-1 year	0
Over 1 through 5 years	0
Over 5 through 10 years	0
Over 10 years	6,249,765	3.80%

Total	$7,999,765	4.21%

(1)	Chattahoochee National Bank has not invested in any tax-exempt obligations.

     Return on Equity and Assets. Returns on average consolidated assets and average consolidated equity for fiscal years ended December 31, 2002 and 2001 are presented below.

	December 31,

	2002	2001

Return on average assets	0.09%	0.14%
Return on average equity	1.14%	1.51%
Average equity to average assets ratio	8.11%	9.58%
Dividend payout ratio	N/A	N/A

     Liquidity and Interest Rate Sensitivity. Net interest income, CNB’s primary source of earnings, fluctuates with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities, at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize CNB’s overall interest rate risks.

     The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position at year-end 2002 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

		After 3
		months	After 1
	Within	but	year but
	3	Within 1	within 5	After 5
	months	year	years	years	Totals (1)

SELECTED ASSETS
Loans	$57,273	$3,996	$10,955	$13,201	$85,425
Securities	20,447	2,753	4,722	1,588	29,510
Cash and due from banks	1,440	—	—	—	1,440
Interest-bearing deposits in banks	278	298	—	—	576

Total selected assets	$79,438	$7,047	$15,677	$14,789	$116,951

FUNDING SOURCES
Demand deposits, interest-bearing demand and savings	$10,247	$—	$—	$13,817	$24,064
Certificates, less than $100M	8,875	17,217	14,546	—	40,638
Certificates $100M and over	3,855	8,878	7,334	—	20,067
Other borrowings	12,570	1,000	—	11,000	24,570

Total funding sources	$35,547	$27,095	$21,880	$24,817	$109,339

Interest-sensitivity gap	$43,891	$(20,048)	$(6,203)	$(10,028)
Cumulative interest-sensitivity gap	$43,891	$23,843	$17,640	$7,612
Interest-sensitivity gap ratio	223.47%	26.01%	71.65%	59.59%
Cumulative interest-sensitivity gap ratio	223.47%	138.06%	120.87%	106.96%

(1)	Total loans exclude past due and non-accrual loans as of December 31, 2002 due to uncertainty of the timing of cash flows.

     As evidenced by the table above, as of the end of CNB’s most recently completed fiscal year, CNB was cumulatively asset sensitive within six months. In a decreasing interest rate environment, an asset sensitive position

(a gap ratio more than 100%) is generally less advantageous as earning assets are repriced sooner than the liabilities. Conversely, in an increasing interest rate environment, an asset sensitive position (a gap ratio of more than 100%) is generally more advantageous since assets are repriced sooner than liabilities. With respect to CNB, an increase in interest rates would result in higher earnings while a decline in interest rates will decrease income. This, however, assumes that all other factors affecting income remain constant. It also assumes no prepayments in the loan or investment portfolios, which is highly likely due to the company’s investment in mortgage backed securities with average lives of less than four years.

     As CNB continues to grow, management will structure its rate sensitivity position to hedge against rapidly rising or falling interest rates. Chattahoochee National Bank’s Asset/Liability Committee meets on a monthly basis and develops management’s strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. CNB’s primary source of liquidity comes from its ability to maintain and increase deposits through the Bank. Deposits grew by $16.3 million in 2002. Below are the pertinent liquidity balances and ratios for the periods ended December 31, 2002 and December 31, 2001.

	2002	2001

Cash and due from banks	$1,440,482	560,523
Interest-bearing deposits in banks	$576,428	5,375,013
Securities	$29,510,174	32,524,764
CDs, over $100,000 to total deposits ratio	23.69%	26.65%
Loan to deposit ratio	101.24%	73.42%
Brokered deposits	N/A	N/A

     At December 31, 2002, large denomination certificates accounted for 23.69% of total deposits compared with 26.65% at December, 31, 2001. Large denomination CDs are generally more volatile than other deposits. As a result, management monitors the competitiveness of the rates it pays on its large denomination CDs and periodically adjusts its rates in accordance with market demands. Significant withdrawals of large denomination CDs may have a material adverse effect on Chattahoochee National Bank’s liquidity. Management believes that since a majority of the above certificates were obtained from bank customers residing in the Atlanta, Georgia Metropolitan Statistical Area (MSA), the volatility of such deposits is lower than if such deposits were obtained from depositors residing outside of this MSA, as outside depositors are more likely to be interest rate sensitive.

     Cash and cash equivalents are the primary source of liquidity. At December 31, 2002, cash and cash equivalents amounted to $2.02 million, representing 1.68% of total assets. Securities available for sale provide a secondary source of liquidity. Although only $500,000 of the $32.5 million in the bank’s securities portfolio is scheduled to mature in 2003, other cash flows of approximately $12 million are expected from the entire mortgage-backed securities portfolio.

     Brokered deposits are deposit instruments, such as certificates of deposit, deposit notes, bank investment contracts and certain municipal investment contracts that are issued through brokers and dealers who then offer and/or sell these deposit instruments to one or more investors. As of December 31, 2002, Chattahoochee National Bank had no brokered deposits in its portfolio.

     Capital Adequacy. There are two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Note that under the risk-based capital guidelines, capital is divided into two “tiers.” Tier 1 capital consists of common shareholders’ equity, non-cumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The OCC has established a 3.0% minimum leverage ratio requirement. Note that the leverage ratio is computed by dividing Tier 1 capital into total assets. For banks that are not rated CAMEL 1 by their primary regulator (which includes Chattahoochee National Bank), the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2%, depending upon risk profiles and other factors.

     Management is committed to maintaining capital at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements. Management’s strategy to achieve this goal is to retain sufficient earnings while providing a reasonable return on equity. Federal banking regulations establish certain capital adequacy standards that banks are required to maintain.

     The table below illustrates the regulatory capital ratios of Chattahoochee National Bank and CNB at the date indicated:

		Minimum
		regulatory
	December 31, 2002	requirement

Bank
Tier 1 Capital	10.11%	4.0%
Tier 2 Capital	0.99%	—

Total risk-based capital ratio	11.10%	8.0%

Leverage Ratio	8.05%	4.0%

Company - Consolidated
Tier 1 Capital	9.61%	4.0%
Tier 2 Capital	0.99%	—

Total risk-based capital ratio	10.60%	8.0%

Leverage ratio	7.65%	4.0%

Recent Accounting Pronouncements

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. CNB has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

Effects of Inflation and Changing Prices

     Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased costs of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of shareholders’ equity. Mortgage originations and refinancings tend to slow as interest rates increase, and can reduce CNB’s earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

INFORMATION ABOUT FIRST CAPITAL

General

     First Capital is a Georgia corporation and a registered a bank holding company under the Bank Holding Company Act of 1956, as amended. First Capital conducts its operations through its wholly owned subsidiaries, First Capital Bank and Capital Financial Software, LLC. First Capital Bank is a state-chartered commercial bank located in Norcross, Georgia, with its primary market consisting of the metropolitan Atlanta area. Capital Financial Software is a limited liability company that markets and provides support for its proprietary software package which is used by bankruptcy trustees.

     As of September 30, 2003, First Capital had total assets of $408 million, total deposits of $269 million, shareholders’ equity of $19 million and net loans of $272 million.

     First Capital regularly evaluates opportunities to expand its asset base. One method of achieving that goal is to acquire loan portfolios comprised of loans similar to those First Capital originates through its existing customer relationships or in comparable markets. As First Capital becomes aware of these portfolios, it seeks to understand the risk profiles of these loans and attempts to acquire portfolios where it is able to negotiate attractive terms relative to the portfolio’s risk profile. Currently, First Capital is analyzing a potential portfolio acquisition, although First Capital cannot provide any assurance that it will successfully complete this acquisition or the purchase of any other loan portfolio on terms favorable to First Capital or at all.

     First Capital’s executive offices are located at 3320 Holcomb Bridge Road, N.W., Suite A, Norcross, Georgia 30092.

First Capital Bank

     First Capital Bank is a full service commercial bank that focuses on providing lending and deposit services to commercial clients. First Capital Bank’s loan portfolios consist primarily of real estate loans made to businesses located mainly in and around the Atlanta metropolitan area. First Capital Bank relies on its ability to originate construction, commercial real estate and commercial loans and does not seek to compete in the Atlanta market as a retail bank. The Atlanta business environment provides First Capital the opportunity to build long-term partnerships with commercial clients through a single office location, unlike retail oriented banks that typically require a multiple branch network to support their operations.

     Loan Approval and Review. First Capital Bank’s loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer’s lending authority, the loan request is considered and approved by an officer with a higher lending limit or the loan committee. First Capital Bank makes loans to directors or executive officers of the bank after approval by the board of directors of the bank, on terms not more favorable than would be available to entities otherwise unaffiliated with the bank.

     Lending Limits. First Capital Bank’s lending activities are subject to a variety of lending limits imposed by state and federal law. Differing limits apply based on the type of loan and the nature of the borrower, including the borrower’s other loan relationships with the bank. In general, however, First Capital Bank is able to loan to any one borrower a maximum amount equal to either:

•	15% of First Capital Bank’s capital and surplus; or

•	25% of its capital and surplus if the amount that exceeds 15% is fully secured by good collateral and other ample security.

     At September 30, 2003, First Capital Bank’s lending limit was approximately $4.613 million for loans not fully secured and approximately $ 7.688 million for loans fully secured in accordance with regulatory guidelines.

     Credit Risks. The principal economic risk associated with each category of loans that First Capital Bank makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment.

     Real Estate Loans. First Capital Bank makes commercial real estate loans, construction and acquisition and development loans, and residential real estate loans. These loans include commercial loans where First Capital Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but exclude home equity loans, which are classified as consumer loans.

•	Commercial Real Estate. As of September 30, 2003, approximately 42.6 % of First Capital Bank’s loan portfolio consisted of loans secured by commercial real estate. The bank focuses on diversifying this portfolio across different property types. Accordingly, the commercial real estate portfolio includes loans secured by warehouses, office buildings, land, extended stay properties, assisted living properties, retail office and service properties, self storage properties, apartments, condominiums, industrial properties, and restaurants. Commercial real estate loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, but generally are not fixed for a period exceeding 60 months. First Capital Bank normally charges an origination fee on these loans. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. First Capital Bank attempts to limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

•	Construction and Acquisition and Development Loans. As of September 30, 2003, approximately 38.3 % of First Capital Bank’s loan portfolio consisted construction and acquisition and development loans. This portion of the loan portfolio is diversified over a mix of commercial, single family and multi-family developments. Construction loans are generally made with a term of approximately 12 months and interest is paid monthly. Acquisition and Development loans are generally made with a term of approximately 24 months and interest is paid monthly. The ratio of the loan principal to the value of the collateral as established by independent appraisal generally does not exceed 80%. Loans on developments or properties that have not been pre-sold by the builder are also based on the builder/borrower’s financial strength and cash flow position, as well as the financial strength and reputation of the builder in case of an Acquisition and Development loan. Loan proceeds are disbursed based on the percentage of completion and only after an experienced construction lender or engineer has inspected the project. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

•	Residential Real Estate. As of September 30, 2003, approximately 15.2 % of First Capital Bank’s loan portfolio consisted of residential real estate loans. First Capital Bank’s residential real estate loans consist of residential first and second mortgage loans. The majority of the bank’s residential real estate loans are five-one adjustable rate mortgages. The interest rate on these loans is fixed for the first five years, then is adjusted on the fifth anniversary of the loan and each anniversary thereafter based on the index specified in the loan documentation. As a result, the bank limits its exposure to long-term interest rate risks which are typically associated with residential real estate loans. Residential real estate loans are made consistent with First Capital Bank’s loan policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not to exceed 80%. We believe these loan to value ratios are sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

     Commercial Loans. As of September 30, 2003, approximately 4.0 % of First Capital Bank’s loan portfolio consisted of commercial loans. First Capital Bank’s commercial loans include working capital loans, accounts receivable and inventory financing and equipment financing. The terms of these loans vary by purpose and by type of underlying collateral, if any. First Capital Bank typically makes equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally are secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 70% or less. Loans to support working capital typically have terms not exceeding one year and usually are secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management and its ability both to evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in a commercial borrower’s creditworthiness.

     Consumer Loans. First Capital Bank also makes, to a lesser extent, a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars, and trailers these loans are typically amortized over the useful life of the asset.

     Investments. In addition to loans, First Capital Bank makes other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, other taxable securities and other obligations of states and municipalities. As of September 30, 2003, investment securities comprised approximately 30.2 %of First Capital Bank’s assets, with net loans comprising approximately 66.8 % of First Capital Bank’s assets. First Capital Bank also engages in federal funds transactions with its principal correspondent banks and acts as both a buyer and seller of funds depending on the cost of funds.

     Deposits. First Capital Bank offers certificates of deposit, commercial checking and money market accounts and personal checking and money market accounts. Additionally, First Capital Bank offers cash management services to its commercial customers. As of September 30, 2003, approximately 65.1 % of First Capital Bank’s deposit base consisted of time deposits. The remaining 34.9 % of deposits are checking and money market accounts, which consist of 92.6 % commercial accounts. This reflects First Capital’s focus on commercial, as opposed to retail, banking.

     Asset and Liability Management. The goal of First Capital Bank’s Asset and Liability Management policy is to effectively utilize all sources of funds, including liabilities, capital and off balance sheet items, to minimize principal risk, interest rate risk and funding risk while providing an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. The Asset and Liability Management Committee conducts these management functions within the framework of written loan and investment policies that First Capital Bank has adopted. Wide and frequent fluctuations in market interest rates, coupled with an objective of achieving reasonable net interest margin, make a relatively balanced rate sensitivity position a desirable goal. The committee attempts to achieve this goal by monitoring the rate sensitivity gap position. The “gap” is the difference between rate sensitive assets and rate sensitive liabilities as a percentage of total assets.

Capital Financial Software

     Capital Financial Software was formed in 1997 as a wholly owned subsidiary of First Capital to provide proprietary software to bankruptcy trustees. The software is designed to allow bankruptcy trustees to monitor and track the disposition of Chapter 7 bankruptcy cases while assisting the trustees in processing information that must be periodically submitted to the bankruptcy courts. Its software product, ProClaim, is fully developed and is being marketed to both financial institutions and bankruptcy trustees throughout the United States.

Market Area and Competition

     First Capital is located in Norcross, Gwinnett County, Georgia and its primary market area is the Atlanta metropolitan statistical area (MSA). Norcross is located 10 miles north of downtown Atlanta in the northeast Atlanta metropolitan area. As a result of First Capital’s commercial focus, it does not operate a network of branch facilities. First Capital Bank’s primary deposit activities and lending base, however, includes the greater Atlanta MSA. First Capital’s location provides access to the Atlanta metropolitan area, which continues to experience significant economic and population growth, providing First Capital a market with a vibrant economy that is supported by a well-balanced industrial and manufacturing base.

     The banking business is highly competitive and First Capital competes for loan and deposits with numerous other financial institutions whose resources are equal to or greater than those available First Capital.

Legal Proceedings

     There are no material pending legal proceeding to which First Capital or any of its subsidiaries is a party or of which any of their properties are subject; nor are there any material proceeding known to First Capital to be contemplated by any governmental authority; nor are there material proceedings known to First Capital, pending or contemplated, in which any director, officer or affiliate or any principal security holder of First Capital, or any associate of any of the foregoing is a party or has an interest adverse to First Capital or any of its subsidiaries.

Facilities

     First Capital leases its executive offices and the main office of First Capital Bank which are located at 3320 Holcomb Bridge Road, N.W., Suite A, Norcross, Georgia 30092.

Employees

     At September 30, 2003, First Capital and its subsidiaries employed 50 full-time employees and one part-time employee. First Capital considers its relationship with its employees to be excellent.

FIRST CAPITAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to provide insight into the financial condition and results of operations of First Capital and its subsidiaries and should be read in conjunction with the consolidated financial statements and accompanying notes. The purpose of this discussion is to focus on information that may not be readily apparent from a review of our audited consolidated financial statements and notes thereto.

     First Capital is a Georgia corporation and a registered a bank holding company under the Bank Holding Company Act of 1956, as amended. First Capital conducts its operations through its wholly owned subsidiaries, First Capital Bank and Capital Financial Software, LLC. First Capital Bank is a state-chartered commercial bank located in Norcross, Georgia, with its primary market consisting of the metropolitan Atlanta area. Capital Financial Software is a limited liability company that markets and provides support of its proprietary software package which is used by bankruptcy trustees.

Results of Operations for the Nine-Month Period Ended September 30, 2003

     Net income was $1,124,000 for the nine months ended September 30, 2003, a $221,000, or a 16.4% decrease over net income of $1,345,000 for the same period in 2002. Fully diluted earnings per share were $4,895 for the nine months ended September 30, 2003, compared to $5,753 for the same period in 2002, a decrease of 14.9%. Year to date return on equity was 7.81%, compared to 10.16% for the first nine months of 2002. The following is a brief discussion of the more significant components of net income during this period:

     Net interest income (the difference between the interest earned on assets and the interest paid on deposits and other liabilities) is the single largest component of First Capital’s revenue. First Capital actively manages this revenue source to provide an optimal level of revenue while balancing interest rate, credit and liquidity risks. Since market forces and economic conditions beyond First Capital’s control determine interest rates, the ability to generate net interest income depends upon First Capital’s ability to maintain an adequate spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

     Presented below are various components of assets and liabilities, interest income and expense as well as their yield/cost for the nine months ended September 30, 2003 and 2002.

	Nine-months Ended September 30,

	Average	2003		Average	2002
	Balances	Income/	Yields/	Balances	Income/	Yields/
	(1)	Expense	Rates	(1)	Expense	Rates

	(Dollars in Thousands)

Federal funds sold and interest-bearing deposits	$2,971	$26	1.17%	$5,617	$73	1.74%
Securities (2)	104,687	3,002	3.83	59,231	2,469	5.57
Loans, net of deferred fees (3)(4)	274,761	11,512	5.60	231,488	11,352	6.56

Total earning assets	382,419	14,540	5.08%	296,336	13,894	6.27%

Unrealized gains (losses) on securities (2)	278			236
Allowance for loan losses	(3,403)			(3,044)
Cash and due from banks	5,594			4,686
Other assets	4,419			4,157

Total	$389,307			$302,371

NOW and money market deposits	$69,250	$396	.76%	$56,782	$479	1.13%
Time deposits	181,597	4,586	3.38	151,546	4,292	3.79
Other borrowings	99,753	2,982	4.00	63,605	2,720	5.72

Total interest-bearing liabilities	350,600	7,964	3.04%	271,933	7,491	3.68%

Noninterest-bearing demand	17,551			11,064
Other liabilities	1,928			1,662
Shareholders’ equity	19,228			17,712

Total	$389,307			$302,371

Net interest income		6,576			6,403

Net interest spread			2.04%			2.59%
Net yield on average interest-earning assets			2.30%			2.89%

(1)	Average balances are daily averages.

(2)	Securities available for sale are reported at amortized cost. Pretax unrealized gains or (losses) are included below.

(3)	Loans include non-accrual loans and are net of deferred fees.

(4)	Interest and fees on loans includes fees of $673,000 and $796,000 for the periods ended September 30, 2003 and 2002, respectively.

     Net interest income totaled $6,576,000 for the nine months ended September 30, 2003, an increase of $173,000 over the same period in 2002. Average interest earning assets increased $86.1 million, or 29.1% over 2002, reflecting growth in both the loan and securities portfolios. Our primary interest-earning assets were loans, which represented 71.9% of average interest-earning assets at September 30, 2003, compared to 78.2% at September 30, 2002. Our securities portfolio grew by 76.7%, with the majority of the increase in mortgage-backed securities. The majority of the increase in interest-earning assets was funded by interest-bearing liabilities, as average interest-bearing liabilities increased $78.7 million over 2002.

     As reflected above, the net yield on average earning assets was 2.30% for the nine months ended September 30, 2003, compared to 2.89% for the nine months ended September 30, 2002. The rate earned on average earning assets was 5.08% for the nine months ended September 30, 2003, compared to 6.27% for the same period in 2002. The rate paid on average interest-bearing liabilities was 3.04% for the nine months ended September 30, 2003, compared to 3.68% for the same period in 2002. Key interest rates, such as The Wall Street Journal’s prime rate, continued to decrease. The prime rate was lowered 50 basis points in the fourth quarter of 2002, and was lowered 25 basis points at the end of the second quarter of 2003. The decrease in net yield was due primarily to this falling rate environment. Part of our portfolio of interest-earning assets repriced immediately downward with each drop in the prime rate. Our margin continued to decline through the fourth quarter of 2002 and for the nine months ended September 30, 2003 as more of the portfolio continued to reprice. Interest-bearing liabilities are slower to reprice, and some long-term CD’s and FHLB borrowings still carry higher interest rates from prior periods in which rates were higher than the current market.

     Total other income for the nine-month period ended September 30, 2003 was $250,000 compared to $468,000 for the same period in 2002. In 2002, First Capital had net gains on the sale of securities of $258,000, compared to a net loss on the sale of securities of $28,000 in 2003. In 2002 First Capital sold an interest rate swap agreement, recognizing a gain of $141,000. First Capital recognized $176,000 in license fee income from its Capital Financial subsidiary in 2003. No income was recognized in this manner for 2002, because the subsidiary was not wholly owned by First Capital, and license fee income was netted against other operating expenses.

     Total other expenses for the nine-month period ended September 30, 2003 was $4,962,000, compared to $4,486,000 for the same period in 2002. The majority of this $476,000 increase was the result of an increase in First Capital’s full time equivalent staff from 43 to 51 during the nine-month period, which included the addition of two executive officers, a loan officer and support staff.

Results of Operations for the Year Ended December 31, 2002

     General. Net income was $2.0 million in 2002, which was 20.7% lower than 2001 net income of $2.5 million. Fully diluted earnings per common share were $8,541 for 2002, compared with $10,488 for 2001, a decrease of 18.6%. Return on average common equity for 2002 was 11.34%, compared with 16.26% for 2001.

     Net Interest Income. Net interest income (the difference between the interest earned on assets and the interest paid on deposits and other liabilities) is the single largest component of First Capital’s revenue. First Capital actively manages this revenue source to provide an optimal level of revenue while balancing interest rate, credit and liquidity risks. Since market forces and economic conditions beyond First Capital’s control determine interest rates, the ability to generate net interest income depends upon First Capital’s ability to maintain an adequate spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

     Presented below are various components of assets and liabilities, interest income and expense as well as their yield/cost for the fiscal years ended 2002 and 2001.

	Years Ended December 31,

	Average	2002		Average	2001
	Balances	Income/	Yields/	Balances	Income/	Yields/
	(1)	Expense	Rates	(1)	Expense	Rates

	(Dollars in Thousands)

Federal funds sold and interest-bearing deposits	$4,425	$76	1.74%	$9,291	$348	3.75%
Securities (2)	68,332	3,543	5.18	47,330	3,726	7.87
Loans, net of deferred fees (3)(4)	240,955	15,717	6.52	196,817	16,946	8.61

Total earning assets	313,712	19,336	6.16%	253,438	21,020	8.29%

Unrealized gains (losses) on securities (2)	246			(267)
Allowance for loan losses	(3,114)			(2,818)
Cash and due from banks	5,010			5,003
Other assets	4,057			4,684

Total	$319,911			$260,040

NOW and money market deposits	$59,287	$639	1.08%	$45,083	$924	2.05%
Time deposits	156,495	5,870	3.75	134,472	8,080	6.01
Other borrowings	73,015	3,895	5.33	51,569	3,224	6.25

Total interest-bearing liabilities	288,797	10,404	3.60%	231,124	12,228	5.29%

Noninterest-bearing demand	11,691			11,391
Other liabilities	1,757			1,992
Shareholders’ equity	17,666			15,533

Total	$319,911			$260,040

Net interest income		8,932			8,792

Net interest spread			2.56%			3.00%
Net yield on average interest-earning assets			2.85%			3.47%

(1)	Average balances are daily averages.

(2)	Securities available for sale are reported at amortized cost. Pretax unrealized gains or (losses) are included below.

(3)	Loans include non-accrual loans and are net of deferred fees.

(4)	Interest and fees on loans include $1,166,000 and $1,047,000 in fees for the years ended December 31, 2002 and 2001, respectively.

     Net interest income totaled $8,932,000 in 2002, an increase of $140,000 or 1.6% over 2001 net interest income of $8,792,000. Average interest earning assets increased $60.3 million, or 23.8% over 2001 reflecting growth in both the loan and securities portfolios. Our primary interest-earning assets were loans, which represented 76.8% of average interest-earning assets in 2002, compared to 77.7% in 2001. The majority of the increase in interest-earning assets was funded by interest-bearing liabilities as average interest-bearing liabilities increased $57.7 million over 2001.

     As reflected above, the net yield on average earning assets was 2.85% for the year ended December 31, 2002, compared to 3.47% for the year ended December 31, 2001. The rate earned on average earning assets was 6.16% for 2002 compared to 8.29% for 2001. The rate paid on average interest-bearing liabilities was 3.60% for 2002 compared to 5.29% for 2001. Key interest rates, such as The Wall Street Journal’s prime rate, decreased throughout 2002 and 2001. The prime rate was lowered 50 basis points in 2002, following cuts totaling 475 basis points in 2001. The decrease in net yield was due primarily to this falling rate environment. Part of our portfolio of interest-earning assets repriced immediately downward with each drop in the prime rate. Our margin continued to decline through 2002 as more of the portfolio continued to reprice. Interest-bearing liabilities are slower to reprice, and some long-term CD’s and FHLB borrowings still carry higher interest rates from prior periods in which rates were higher than the current market.

     Provision for Loan Losses. The provision for loan losses was $425,000 in 2002, compared with $480,000 in 2001. The provision as a percentage of average outstanding loans was .18% for 2002 and .24% for 2001. The ratio of net loan charge-offs / (recoveries) to average outstanding loans for 2002 was 0%, compared with (.02%) for 2001. In 2002, First Capital had no charge-offs or recoveries. In 2001, First Capital charged off loans totaling $9,757 and had recoveries totaling $52,438. The allowance for loan losses as a percentage of gross loans was 1.21% as of December 31, 2002, compared to 1.40% as of December 31, 2001. Even though we incurred no losses in 2002, we still made additions to the reserve because of the cyclical nature of the real estate market. As of December 31, 2002, 93% of the loan portfolio was secured by real estate. As of December 31, 2002, management considers the allowance for loan losses to be adequate to absorb possible future losses.

     Non-Interest Income. Non-interest income for the fiscal year ended December 31, 2002 was $784,000 compared to $524,000 for the fiscal year ended December 31, 2001. Non-interest income consists mainly of service charges on deposit accounts, gains on the sale of securities, gain on the market valuation and sale of interest rate derivatives, and license fee income. Service charges on deposit accounts were $90,000 in 2002, compared to $137,000 in 2001. Service charges on escrow deposits held by attorneys, called IOLTA accounts, represent the largest part of service charge income and are determined using the prevailing interest rate paid on NOW accounts. Since the average rate paid on NOW accounts declined approximately 50 percent from 2001 to 2002, income from service charges on those accounts declined proportionately.

     Gains recognized on the sale of securities totaled $258,000 in 2002 compared to $19,000 recognized in 2001. Short-term securities and lower quality trust preferred issues were sold in 2002 to position the portfolio further out on the yield curve and to improve the overall quality of the portfolio. First Capital chose to divest itself of derivative products and sold an interest rate swap agreement during 2002, recognizing a gain on sale of $141,000. First Capital recognized $300,000 in 2001 related to the change in the fair value of its interest rate floor agreement. First Capital also sold the interest rate floor agreement during 2001 and recognized a gain on sale of $48,000.

     One of First Capital’s deposit-gathering products, Capital Financial Software, LLC, became a wholly owned subsidiary in 2002 when First Capital purchased the interest of Capital Financial Software’s other owner. This caused changes to the manner in which Capital Financial Software’s revenues and expenses are reflected in First Capital’s financial statements. First Capital recognized $265,000 in license fee income generated by Capital Financial Software during 2002 compared to none in 2001. Prior to 2002, license fee income was netted against expenses of the subsidiary, with the net amount reflected in other expense. Beginning in 2002, revenue generated by Capital Financial Software is consolidated by line item into First Capital’s financial statements.

     Non-Interest Expense. Total non-interest expenses were $6,196,000 in 2002, compared to $5,189,000 in 2001. The following table represents the components of non-interest expenses for the years ended December 31, 2002 and 2001.

	2002	2001

Salaries and benefits	$4,006,318	$2,875,523
Equipment and occupancy expense	543,017	688,050
Legal and professional	304,098	285,669
Business development	244,665	164,521
Data processing	137,726	119,892
Travel and meals	114,743	51,450
Insurance-directors and officers	89,504	52,900
License fees	—	186,438
Equity in loss of other investment	—	138,514
Other operating expenses	756,222	626,329

Total non-interest expense	$6,196,293	$5,189,286

     Total salaries and benefits for 2002 were $4,006,000, an increase of $1,131,000, or 39.3%, over 2001 due to an increase in the number of employees and severance associated with the departure of an executive officer. Of the increase, expenses of $465,000 were incurred in accordance with the separation agreement of the executive officer who left First Capital in 2002. The majority of this amount was $332,000 in stock compensation expense recognized in connection with the repurchase of 8.4667 shares of First Capital common stock issued on exercise of options. Other factors contributing to the increase in salary expense included an increase in First Capital’s full-time equivalent staff to 43 at December 31, 2002 from 38 at December 31, 2001. Additional salaries and benefits, business development and travel expenses, representing the majority of the increase in non-interest expense, were incurred to support First Capital’s deposit-gathering products.

     License fees paid by the Bank to Capital Financial Software of $186,000 were not eliminated in consolidated financial statements in 2001 because Capital Financial Software was not wholly owned by First Capital. Similarly, equity in loss of other investment (Capital Financial Software) of $139,000 was recorded as a separate line item in 2001 since Capital Financial Software was not a wholly owned subsidiary. Beginning in 2002, Capital Financial Software expenses are consolidated by line item into First Capital’s financial statements.

     Income Taxes. Income tax expense was $1,092,000 for 2002, compared to $1,298,000 for 2001. The effective tax rates for 2002 and 2001 were 35.3% and 35.6%, respectively.

     Rate/Volume Analysis of Net Interest Income. The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected First Capital’s interest income and interest expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

	Year Ended December 31,
	2002 vs. 2001
	(Dollars in thousands)
	Changes Due To:

			Increase
	Rate	Volume	(Decrease)

Increase (decrease) in:
Income from interest-earning assets:
Federal funds sold and interest-bearing deposits	$(138)	$(134)	$(272)
Securities	(1,518)	1,334	(184)
Loans, net of deferred fees	(4,586)	3,358	(1,228)

Total interest income	(6,242)	4,558	(1,684)

Expense from interest-bearing liabilities:
NOW and money market deposits	(521)	236	(285)
Time deposits	(3,382)	1,172	(2,210)
Other borrowings	(524)	1,195	671

Total interest expense	(4,427)	2,603	(1,824)

Net interest income	$(1,815)	$1,955	$140

Financial Condition

September 30, 2003

     Total assets increased from $377.9 million on December 31, 2002 to $407.9 million on September 30, 2003, an increase of $30.0 million, or 7.9%. Growth occurred in securities available for sale, which increased $39.4 million over the nine-month period. This increase was partially offset by a decrease in securities held to maturity of $10.0 million. Net loans shrank slightly, from $273.6 million to $272.3 million. The growth in total assets was primarily funded by a $10.4 million increase in total deposits and a $20.1 million increase in other borrowings.

     Deposit growth occurred mainly in non interest-bearing demand deposits, which grew $9.2 million over the nine-month period. An increase in interest-bearing demand deposits and money market accounts of $4.2 million was largely offset by a $3.0 million decrease in time deposits. Other borrowings increased as a result of an increase in Federal Home Loan Bank advances of $35.8 million, partially offset by a decrease in overnight federal funds purchased of $15.7 million.

     Allowance for Loan Losses. The allowance for loan losses as of September 30, 2003 was $3,306,148, compared to $3,356,148 as of December 31, 2002. The allowance for loan losses, as a percentage of total gross loans, as of September 30, 2003 was 1.20%, compared to 1.21% as of December 31, 2002. A $150,000 charge was applied to the allowance for loan losses to write down the Bank’s sole other real estate property, acquired in June 2003, to its current market value. $100,000 was added to the allowance and charged to operations during the nine-month period because of the cyclical nature of the real estate market. As of September 30, 2003, 96% of the loan portfolio was secured by real estate.

     The allowance for loan losses is established through provisions for loan losses charged to operations. The provision for loan losses charged to operations is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis, which assesses the risk within the loan portfolio. This analysis includes consideration of loan concentrations, historical performance, level of nonperforming loans, current economic conditions, and review of certain individual loans. Since First Capital’s loan portfolio is mainly secured by real estate, management has continued to augment the allowance for loan losses because of the cyclical nature of the real estate market.

     Management believes that the allowance for loan losses is adequate to absorb possible losses. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. Various regulatory agencies, as an integral part of their examination process, periodically review First Capital’s allowance for loan losses. Such agencies may require First Capital to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. In addition, First Capital engages an independent third party to review the loan portfolio and the adequacy of the allowance for loan losses. These reviews are conducted semi-annually and the results are reported to First Capital’s board of directors.

     Liquidity. Liquidity involves First Capital’s ability to maintain adequate cash flows to fund operations and meet obligations and other commitments on a timely and cost-effective basis. While the desired level of liquidity will vary depending upon a variety of factors, Management’s primary goal is to maintain a sufficient level of liquidity in all expected economic environments. Daily monitoring of the sources and uses of funds is necessary to maintain a position that meets these requirements.

     First Capital’s primary sources of liquidity are customer deposits, other borrowings, loan repayments and securities available for sale. If additional funding sources are needed, First Capital has access to federal fund lines at correspondent banks and borrowings from the Federal Reserve discount window. Additionally, First Capital is a member of the Federal Home Loan Bank of Atlanta, which provides access to FHLB lending sources. First Capital currently has an available line of credit with the FHLB totaling $162.9 million with $105.1 million outstanding. At September 30, 2003, First Capital also had federal funds back-up lines of credit totaling $22.0 million, of which there were no amounts outstanding.

     The asset portion of the balance sheet provides liquidity primarily through loan principal and interest repayments and the maturities and sales of investment securities. As of September 30, 2003 total securities available for sale were $105.8 million.

     Capital. At September 30, 2003, First Capital’s capital ratios exceeded regulatory minimum capital requirements. The following table reflects First Capital’s regulatory capital position as of September 30, 2003:

		Minimum
		Regulatory
	September 30, 2003	Requirement

Tier 1 capital	7.81%	4.0%
Tier 2 capital	1.85%	—
Total risk-based capital ratio	9.66%	8.0%
Leverage ratio	6.39%	4.0%

December 31, 2002

     As of December 31, 2002, total assets were $377.9 million, an increase of 44.7% over December 31, 2001 total assets of $261.1 million. Over the same period, total loans grew 33.0% to $277.9 million from $208.9 million. Total deposits increased 39.1% to $258.7 million from $186.0 million, and other borrowings increased 74.7% to $98.0 million from $56.1 million. The resulting loan to deposit ratio was 107.4% at December 31, 2002, compared to 112.3% at December 31, 2001. The ratio of loans to total funding, which includes deposits and other borrowings, was 77.9% at December 31, 2002, compared to 86.3% at December 31, 2001.

     Loan Portfolio. The following table presents various categories of loans contained in First Capital’s loan portfolio for the fiscal years ended December 31, 2002 and 2001, and the total amount of all loans for such periods.

	December 31,

(Dollars in thousands)	2002	2001

Type of Loan
Real estate construction	$120,890	$89,825
Real estate mortgage	137,730	103,165
Other loans	19,246	15,930

Subtotal	277,866	208,920
Less: Deferred loan fees and costs	889	599
Less: Allowance for possible loan losses	3,356	2,931

Loans, net	$273,621	$205,390

     The following is a presentation of the contractual maturities of loans as of December 31, 2002:

		Due after
	Due in 1	1 Year
	Year or	Less than	Due after
(Dollars in Thousands)	Less	5 Years	5 Years	Totals

Type of Loan
Real estate construction	$43,676	$65,055	$12,159	$120,890
Real estate mortgage	5,346	42,828	89,556	137,730
Other loans	7,549	9,397	2,300	19,246

Total	$56,571	$117,280	$104,015	$277,866

     For the above loans, the following is a summary of loans as of December 31, 2002 with due dates after one year for predetermined and floating or adjustable rates.

Due after
(Dollars in thousands)	1 Year

Interest Category
Predetermined interest rate	$17,186
Floating interest rate	204,109

Total	$221,295

     Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2002 and 2001 is as follows:

	(Dollars in Thousands)
	December 31,

	2002	2001

Nonaccrual loans	$464	$0
Loans contractually past due ninety days or more as to Interest or principal payments and still accruing	78	84
Restructured Loans	0	0
Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment terms	0	2,763
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	19	0
Interest income that was recorded on nonaccrual and restructured loans	5	0

     The amount reported for 2001 as loans about which we have serious doubt as to the ability of the borrower to comply with repayment terms relates to loans to one family of borrowers that were current on all payments, but the borrowers were having difficulty on several of their subdivisions. At December 31, 2001, the collateral securing these loans was in the process of being sold to an independent party.

     As of December 31, 2002, there were no loans classified for regulatory purposes as doubtful, substandard or special mention which (1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. There are no loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

     Accrual of interest is discontinued on a loan when management determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful.

     Summary of Loan Loss Experience. An analysis of our loan loss experience is furnished in the following table for the years indicated.

Loan Loss Experience

	December 31,	December 31,

	2002	2001

Balance at beginning of year	$2,931,148	$2,408,467
Charge-offs:
Real estate construction	0	0
Real estate mortgage	0	0
Other loans	0	9,757

Total	0	9,757
Recoveries:
Real estate construction	0	0
Real estate mortgage	0	18,200
Other loans	0	34,238

Total	0	52,438

Net charge-offs / (recoveries)	0	(42,681)
Additions charged to operations	425,000	480,000

Balance at end of year	$3,356,148	$2,931,148

Ratio of net charge-offs / (recoveries) to average loans outstanding during the year	0%	(0.02)%

     Allowance for Loan Losses. The allowance for loan losses is established through provisions for loan losses charged to operations. The provision for loan losses charged to operations is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. This analysis includes consideration of loan concentrations, historical performance, level of nonperforming loans, current economic conditions, and review of certain individual loans. Since First Capital’s loan portfolio is mainly secured by real estate, management has continued to augment the allowance for loan losses because of the cyclical nature of the real estate market.

     The allowance for loan losses consists of two main components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. The allocated component of the allowance is determined using an average of three loan loss allocation methods used by regulators and industry consultants along with one developed internally. First Capital uses a risk rating system for its loans as shown below.

Risk
Rating	Definition

0	Exceptional

1	Above Average

2	Quality

3	Satisfactory

4	Acceptable – merits attention

5	Watch – special mention

6	Substandard

7	Substandard – collection questionable

8	Doubtful

9	Loss

     First Capital experienced a general increase in risk ratings for real estate loans from December 31, 2001 to December 31, 2002, which means that the risk associated with such loans generally increased during the period. The average risk rating for real estate construction loans was 4.1 at December 31, 2002, compared to 4.0 at December 31, 2001, with 9.4% of the portfolio rated 5 or higher at December 31, 2001 compared to 5.6% at December 31, 2002. As a percentage of real estate construction loans, the allocated reserve for this category increased to .84% from .71%. Similarly, the average risk rating for real estate mortgage loans increased to 3.9 at December 31, 2002 from 3.6 at December 31, 2001, the percent of the portfolio rated 5 or higher increased to 2.9% from .06%, and the amount allocated as a percentage of real estate mortgage loans increased to .67% from .50%.

     Factors considered in determining the adequacy of the unallocated component of the allowance for loan losses include our heavy concentration in real estate loans, the continued strong growth in our real estate loan portfolio, and the economic environment in general. These factors are tempered by the diversification within our real estate portfolio, the continuing positive performance within the local real estate market, the experience level of our lenders and our strong credit culture. The unallocated component of the allowance for loan losses as a percentage of loans decreased to .47% at December 31, 2002 from .80% at December 31, 2001. The highly uncertain economic outlook at the end of 2001 prompted the larger unallocated reserve.

     The allowance for possible loan losses was allocated as follows:

	December 31,

	2002		2001

		Percent of		Percent of
		loans in each		loans in each
		category to		category to
	Amount	total loans	Amount	total loans

Real estate construction	$1,015,650	43.5	$639,990	43.0
Real estate mortgage	918,281	49.6	518,320	49.4
Other loans	105,865	6.9	97,834	7.6
Unallocated	1,316,352		1,675,004

	$3,356,148	100.0	$2,931,148	100.0

     Management believes that the allowance for loan losses is adequate to absorb possible losses. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. Various regulatory agencies, as an integral part of their examination process, periodically review First Capital’s allowance for loan losses. Such agencies may require First

Capital to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. In addition, First Capital engages an independent third party to review First Capital’s loan portfolio and the adequacy of the allowance for loan losses. These reviews are conducted semi-annually and the results are reported to First Capital’s board of directors.

     Investments. As of December 31, 2002, net loans comprised approximately 72% of First Capital’s assets, investment securities comprised approximately 24% of First Capital’s assets, and federal funds sold comprised less than one percent of First Capital’s assets.

The following table presents, for the years indicated, the amortized cost of First Capital’s investments.

Investment Category

	December 31,

	2002	2001

Available-for-Sale:
U.S. Treasury and U.S. government agencies and corporations	$36,263,474	$22,605,796
Mortgage-backed securities	17,164,803	1,000,000
Trust preferred securities	12,208,753	13,071,476
Corporate bonds	276,704	988,964

Total available-for-sale	$65,913,734	$37,666,236

Held-to Maturity:
Mortgage-backed securities	$21,506,973	$0

Other:
Federal Home Loan Bank stock	$4,461,200	2,926,500
Other investments	146,706	173,673

Total other	$4,607,906	$3,100,173

     The amortized cost of securities available-for-sale and held-to-maturity, at December 31, 2002, are shown below by contractual maturity. Maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	U.S. Treasury and U.S.
	government agencies and
	corporations		Mortgage-backed securities		Trust preferred securities		Corporate Bonds

		Weighted		Weighted		Weighted		Weighted
	Amortized	average	Amortized	average	Amortized	average	Amortized	average
	Cost	yield	Cost	yield	Cost	yield	Cost	yield
Available-for-Sale
0-1 year	$11,604,644	3.30%	$0		$0	0%	$0	0%
Over 1 through 5 years	21,167,174	3.79%	0		0	0%	0	0%
Over 5 through 10 years	1,000,000	4.50%	7,579,850	3.35%	0	0%	0	0%
Over 10 years	2,491,656	4.53%	9,584,953	4.07%	12,208,753	8.78%	276,704	6.08%

Total available-for-sale	$36,263,474	3.71%	$17,164,803	3.75%	$12,208,753	8.78%	$276,704	6.08%
Held-to-Maturity
0-1 year	$0	0%	$0	0%	$0	0%	$0	0%
Over 1 through 5 years	0	0%	0	0%	0	0%	0	0%
Over 5 through 10 years	0	0%	0	0%	0	0%	0	0%
Over 10 years	0	0%	21,506,973	4.14%	0	0%	0	0%

Total held-to-maturity	$0	0%	$21,506,973	4.14%	$0	0%	$0	0%

     Deposits. The following table presents, for the fiscal years ended 2002 and 2001, the average balance and average rate paid on each of the described deposit categories.

	2002		2001

(Dollars in Thousands)	Average	Average	Average	Average
Deposit Category	Balance	Rate Paid	Balance	Rate Paid

Non interest-bearing demand deposits	$11,691	—	$11,391	—
NOW and money market deposits	59,287	1.08%	45,083	2.05%
Time deposits	156,495	3.75%	134,472	6.01%

The following table indicates the scheduled maturities of time deposits of $100,000 and greater and brokered time deposits at December 31, 2002:

(Dollars in Thousands)
$100,000 and greater(1)
0 – 3 months	$18,254
3 – 6 months	13,030
6 – 12 months	26,601
Over 12 months	39,430

Total	$97,315

(1)	Brokered deposits are included in time deposits $100,000 and greater

At December 31, 2002, First Capital Bank had no deposit relationships that represented concentrations.

     Return on Equity and Assets. Returns on average consolidated assets and average consolidated equity for fiscal years ended December 31, 2002 and 2001 are presented below.

	December 31,

	2002	2001

Return on average assets	0.63%	0.97%
Return on average equity	11.34%	16.26%
Average equity to average assets ratio	5.52%	5.97%
Dividend payout ratio	14.97%	11.90%

     Interest Rate Risk Management. The objective of interest rate risk management is to identify and manage the sensitivity of earnings to changing interest rates, in order to achieve First Capital’s overall financial goals. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By monitoring the level of rate sensitive assets to rate sensitive liabilities, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines. The asset/liability management committee oversees the interest rate risk management process and approves policy guidelines.

     In analyzing interest rate sensitivity we compare our forecasted net interest income to several different interest rate scenarios using a rate simulation model. These forecasts are based upon a number of assumptions for each scenario, including balance sheet growth rates, repricing characteristics and prepayment rates. In addition to a “flat rate” and a “most likely” scenario, we regularly analyze the potential impact of other more extreme scenarios using historical periods of rapid rate changes. While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent.

     Interest rate sensitivity is a function of the repricing characteristics of First Capital’s assets and liabilities. These repricing characteristics are the time frames within which the interest-earning assets and interest-bearing liabilities are subject to change in interest rates at maturity, replacement or repricing during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of change in market interest rates. Effective interest rate sensitivity management seeks to minimize the impact of interest rate fluctuations on the net interest margin. Interest rate sensitivity is measured as the difference between assets and liabilities that are subject to repricing at various time horizons: within three months; three to twelve months; one to five years; over five years, and on a cumulative basis. The differences are known as interest rate sensitivity gaps.

     The interest rate sensitivity position at year-end 2002 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. The table does not necessarily indicate the impact of general interest rate movements on the net interest margin because various assets and liabilities that reprice within the same period may in fact, reprice at different times within such period and at different rates. Repricing rates are also subject to competitive pressures.

		After 3
		months	After 1
	Within	but	year but
	3	within 12	within 5	After 5
(Dollars in Thousands)	months	months	years	years	Totals

SELECTED ASSETS
Loans	$168,540	$52,470	$54,986	$1,870	$277,866
Securities	12,164	13,218	21,388	45,705	92,475
Federal funds sold	636	—	—	—	636

Total selected assets	$181,340	$65,688	$76,374	$47,575	$370,977

FUNDING SOURCES
Demand deposits, interest-bearing demand and savings	$66,514	$—	$—	$—	$66,514
Certificates, less than $100M	17,163	54,165	9,520	—	80,848
Certificates $100M and over	18,253	39,632	39,430	—	97,315
Other borrowings	35,761	25,000	2,000	35,200	97,961

Total funding sources	$137,691	$118,797	$50,950	$35,200	$342,638

Interest-sensitivity gap	$43,649	$(53,109)	$25,424	$12,375
Cumulative interest-sensitivity gap	$43,649	$(9,460)	$15,964	$28,339	$28,339
Interest-sensitivity gap ratio	131.7%	55.3%	149.9%	135.2%
Cumulative interest-sensitivity gap ratio	131.7%	96.3%	105.2%	108.3%	108.3%

     As evidenced by the table above, at year-end 2002 we were within our target range of 80% to 120% for the cumulative interest rate sensitivity gap ratio in the one year horizon. A positive interest sensitivity gap corresponds to a gap ratio greater than 100% and a negative interest sensitivity gap corresponds to a gap ratio less than 100%. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to increase net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to affect net interest income adversely. With respect to First Capital, an increase in interest rates would result in higher earnings while a decline in interest rates would reduce income in all periods except the three to twelve month horizon, in which the opposite would be true. This, however, assumes that all other factors affecting income remain constant.

     Liquidity Risk Management The primary objectives of asset/liability management are to provide adequate liquidity to meet the needs of customers and to maintain an optimal balance between interest-sensitive assets and interest-sensitive liabilities, so that First Capital can also meet the expectations of its shareholders as market interest rates change. Liquidity risk involves the risk of being unable to fund assets, as well as the risk of not being able to meet unexpected cash needs. Active management and planning are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows.

     Funding sources primarily include customer-based core deposits, purchased funds, collateralized borrowings and cash flows from operations. Cash flows from operations are a significant component of liquidity risk management and consider both deposit maturities and the scheduled cash flows from loan and investment maturities and payments. Deposits are our primary source of liquidity. The stability of this funding source is affected by returns available to customers on alternative investments, the quality of customer service levels and competitive forces.

     We purchase funds on an unsecured basis in the federal funds and national certificate of deposit markets. In addition, we routinely use securities in our investment portfolio as collateral for secured borrowings. In the event of severe market disruptions, we have access to secured borrowings through the Federal Reserve Bank. Providing funding under current agreements may result in our forgoing more profitable lending and investing opportunities because of funding constraints.

     Below are the pertinent liquidity balances and ratios for the years ended December 31, 2002 and December 31, 2001.

	2002	2001

Cash and due from banks	$7,118,731	6,951,561
Federal fund sold and other investments	$636,233	3,835,356
Securities	$92,474,578	40,689,757
CDs $100,000 and greater to total deposits ratio	37.62%	35.82%
Loan to deposit ratio	107.43%	112.34%
Loan to total funding (deposits plus borrowings)	77.92%	86.31%
Brokered deposits	$52,386,549	33,397,883

     Capital Adequacy. There are two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Note that under the risk-based capital guidelines, capital is divided into two “tiers.” Tier 1 capital consists of common shareholders’ equity, non-cumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. To be adequately capitalized, banks are required to maintain a minimum total risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy is the leverage ratio. The leverage ratio is computed by dividing Tier 1 capital into total average assets. The table below illustrates regulatory capital ratios for First Capital Bank and First Capital at December 31, 2002:

		Minimum
		regulatory
	December 31, 2002	requirement

Bank
Tier 1 capital	9.49%	4.0%
Tier 2 capital	1.06%	—

Total risk-based capital ratio	10.55%	8.0%

Leverage ratio	8.16%	4.0%

Company – consolidated
Tier 1 capital	7.65%	4.0%
Tier 2 capital	1.92%	—

Total risk-based capital ratio	9.57%	8.0%

Leverage ratio	6.57%	4.0%

     The above ratios indicate that the capital positions of First Capital Bank and First Capital are sound and that both are well positioned for future growth.

MANAGEMENT

Directors

     Each person listed below has been a director of CNB since July 27, 1998. Directors of CNB serve staggered terms, which means that one-third of the directors are elected each year at CNB’s annual meeting of shareholders. Each person listed below also is a director of Chattahoochee National Bank.

     The following table sets forth for each current director of CNB: (1) his or her name, (2) his or her age at February 1, 2004, (3) how long he or she has been a director of CNB, (4) his or her position(s) with CNB, other than as a director, and (5) his or her principal occupation and recent business experience for the past five years.

	Director	Business Experience
Name (Age)	Since	and Position with CNB

Class I Directors

Michael L. Aldredge (49)	1998	Mr. Aldredge serves as Operations Manager and Secretary of Squire Inn, Inc., a hotel holding company. Mr. Aldredge also is a partner in KAL Jax Hotel, LTD, where he serves as Managing Partner of the Days Inn Jacksonville Beach Resort.

C. Dan Alford (41)	1998	Mr. Alford serves as Chief Financial Officer of Allied Utility Network LLC, a consultant to the utility industry.

Patricia Rhodes Grimes (53)	1998	Ms. Grimes retired from SunTrust Service Corporation, a subsidiary of SunTrust Banks, Inc., in 1992.

William H. Groce, Jr. (67)	1998	Mr. Groce is a retired executive from BellSouth Telecommunications.

Class II Directors

David R. Hink (55)	1998	Mr. Hink is Chairman of CNB and Chattahoochee National Bank. Mr. Hink is the Managing Principal of Strategic Solutions Resources, LLC, a strategy development and merger and acquisition consulting firm.

Mary E. Johnson (50)	1998	Ms. Johnson has served as Chief Operating Officer of T. Stephen Johnson & Associates, Inc., a financial services consulting firm, since January 2000. From 1987 until January 2000, Ms. Johnson served as Controller of the firm.

Robert W. Johnston (50)	1998	Mr. Johnston has served in management positions for various companies in the temporary staffing industry since 1978. He currently is a consultant to the staffing industry through his investment in Koala Enterprises, Inc.

H.N. Padget, Jr. (47)	1998	Mr. Padget is President and Chief Executive Officer of CNB and the bank. Mr. Padget has been a banker in metropolitan Atlanta for over 20 years and has served in various management positions throughout his career. Mr. Padget most recently served as Executive Vice President at Milton National Bank, Alpharetta, Georgia from 1993 through 1997.

Class III Directors

John A. Pond (55)	1998	Mr. Pond serves as President of Pond & Company, an engineering and architectural services company.

	Director	Business Experience
Name (Age)	Since	and Position with CNB

Reid W. Simmons (55)	1998	Mr. Simmons is a Vice President of PracticeWorks, Inc., a national provider of healthcare practice management software products and services. From 1982 until its purchase in 1999, Mr. Simmons was the President, founder and co-owner of OMSystems, Inc. (Orthotrac), a leading provider of computer hardware and software for orthodontists.

W. Darrell Sumner (54)	1998	Mr. Sumner is the President and co-founder of Bank Assets, Inc., a firm that specializes in marketing, designing and implementing compensation and benefit programs for financial institutions.

     Immediately prior to the effective time of the merger, all but six directors of CNB will resign from the board. The board of directors of CNB by majority vote will select the six directors who will continue to serves as directors of CNB following the merger. We expect that C. Dan Alford, Patricia R. Grimes, William H. Groce, Jr., David R. Hink, H.N. Padget, Jr. and John A. Pond will continue to serve as directors of CNB following the merger. Under the merger agreement, the board of directors of First Capital will designate six nominees to fill the resulting vacancies on the CNB board. We expect that the following six directors of First Capital will be designated to serve on the CNB board:

	Director
	of First
	Capital	Position with First Capital
Name (Age)	Since	and Business Experience

Edgar H. Sims, Jr. (62)	1993	Chairman of the Board, First Capital; Partner, McKenna Long & Aldridge LLP, attorneys at law

William R. Blanton (56)	1993	President and Chief Executive Officer, First Capital

Theodore J. LaValle, Sr. (67)	1993	Retired-Real Estate Investor — President, S&L Mortgage & Investments, Inc.

Joe E. McCart (62)	1993	Insurance Agent — President, Joe McCart Insurance Agency, Inc., Member, M&M Office Holdings, LLC

Richard T. Smith (57)	1993	Attorney — President, Richard T. Smith, PC, Partner, Smith, Ronick & Corbin, Vice President, Vista Title Company

Neil H. Strickland (67)	1993	Insurance Agent — President, Strickland General Agency, Inc.

Executive Officers

     The following table shows for each executive officer of CNB: (1) his or her name, (2) his or her age at February 1, 2004, (3) how long he or she has been an officer of CNB, and (4) his or her position(s) with CNB and Chattahoochee National Bank:

		Position with CNB and
Name (Age)	Officer Since	Chattahoochee National Bank

H.N. Padget, Jr. (47)	1998	President and Chief Executive Officer of CNB and Chattahoochee National Bank.

Steven G. Deaton (40)	2000	Executive Vice President, Chief Operating Officer of Chattahoochee National Bank.

     Following the merger, David R. Hink will serve as chairman of CNB and Chattahoochee National Bank. William R. Blanton will serve as vice chairman and chief financial and operating officer of CNB, and will serve as chief financial and operating officer of First Capital Bank. H.N. Padget, Jr. will serve as president and chief executive officer of CNB, Chattahoochee National Bank and First Capital Bank. Steven G. Deaton will serve as chief operating officer of Chattahoochee National Bank.

Certain Transactions

     Chattahoochee National Bank extends loans from time to time to CNB’s and the bank’s directors, their associates and members of the immediate families of the directors and executive officers of CNB. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with CNB or the bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Executive Compensation

     The following table sets forth a summary of compensation paid to or accrued on behalf of the chief executive officer and the other executive officers of CNB whose aggregate compensation exceeded $100,000 for services rendered during the 2003 fiscal year.

				Long Term
				Compensation
				Awards

		Annual		Securities
		Compensation(1)		Underlying
	Fiscal			Options
Name and Principal Position	Year	Salary ($)	Bonus ($)	(#)

H.N. Padget, Jr.	2003	151,668	—	—
President and Chief Executive Officer	2002	143,500	—	—
	2001	135,675	10,000	3,000 (2)
Steven G. Deaton	2003	146,106	—	—
Senior Lending Officer, Executive Vice President and	2002	124,000	12,932	—
Chief Operating Officer of the bank	2001	116,750	16,115	2,500 (3)

(1)	All cash compensation was paid by Chattahoochee National Bank.

(2)	Consists of a grant of a performance-based incentive stock option for 3,000 shares of CNB common stock.

(3)	Consists of a grant of a non-qualified stock option for 2,500 shares of CNB common stock.

Employment Agreements

     H.N. Padget, Jr. In November 1997, CNB and Chattahoochee National Bank entered into an employment agreement with H.N. Padget, Jr. regarding Mr. Padget’s employment as President and Chief Executive Officer of CNB and the bank. Since that time, the parties have amended the terms of Mr. Padget’s employment arrangements such that the employment agreement currently provides that Mr. Padget’s base salary is set at $155,000 per year through June 2004, $160,000 per year from July 2004 through July 2005, and $167,000 per year from July 2005 through January 31, 2006. Mr. Padget’s employment agreement provides that at the end of each year of operation, Mr. Padget will be entitled to receive a cash bonus and employee stock ownership plan contribution based on the bank’s performance exceeding a targeted level of net income before taxes. Pursuant to the employment agreement, CNB furnishes an automobile for Mr. Padget’s use as well as country club membership dues. Further, the employment agreement provides for payment of disability insurance at a monthly premium of $158 and medical, hospitalization and term life insurance at a monthly premium of $600. Also, pursuant to the employment agreement, CNB will make annual discretionary contributions to its employee stock ownership plan and 401(k) plan for the benefit of Mr. Padget. The period of employment under the employment agreement continues until the earlier of January 31, 2006 or the termination of the employment as follows: (1) at the election of CNB and the bank for cause; (2) at Mr. Padget’s election, upon the bank and CNB’s breach of any material provision of the employment agreement; or (3) upon Mr. Padget’s death or disability. In the event that Mr. Padget’s employment is terminated by CNB (1) without cause during the term of the employment agreement, CNB will be required to pay Mr. Padget, as termination compensation, an amount equal to 12 months of existing base salary plus medical, hospitalization and term life insurance; or (2) without cause during the term of the employment agreement, in the event of a change of control of CNB, CNB will be required to pay Mr. Padget $300,000 as termination compensation. In the event that Mr. Padget’s employment is terminated without cause, Mr. Padget will be prohibited from competing with the bank or soliciting its customers or employees within the geographic area set forth in the employment agreement for a period of one year after the date of termination.

     Steven G. Deaton. In September 2001, CNB and Chattahoochee National Bank entered into an employment agreement with Steven G. Deaton regarding Mr. Deaton’s employment as Executive Vice President, Chief Operating Officer and Senior Lending Officer of the bank. Since that time, the parties have amended the terms of Mr. Deaton’s employment arrangements such that the employment agreement currently provides that Mr. Deaton’s base salary is set at $135,000 per year through June 2004, $144,000 per year from July 2004 through December 2004, and $153,000 from January 2005 through June 5, 2005. The employment agreement provides that at the end of each year of operation, Mr. Deaton will be entitled to receive a cash bonus and employee stock ownership plan contribution based on the bank’s performance exceeding a targeted level of net income before taxes. Additionally, the employment agreement provides that the compensation committee, at its sole discretion, may award Mr. Deaton with stock options to purchase shares of CNB common stock. Pursuant to the employment agreement, CNB also provides Mr. Deaton with membership dues at a country club and an automobile allowance. The term of employment under the employment agreement commenced on September 24, 2001, and continues for a period of 46 months thereafter, unless otherwise terminated (1) at the election of CNB and the bank for cause; (2) at Mr. Deaton’s election, upon the bank and CNB’s breach of any material provision of the employment agreement; or (3) upon Mr. Deaton’s death or disability. In the event that Mr. Deaton’s employment is terminated by CNB (1) without cause during the term of his employment agreement, CNB will be required to pay Mr. Deaton, as termination compensation, an amount equal to six months of existing base salary plus medical, hospitalization and term life insurance; or (2) without cause during the term of his agreement, in the event of a change of control of CNB, CNB will be required to pay Mr. Deaton one year’s salary as termination compensation. In the event that Mr. Deaton’s employment is terminated without cause, Mr. Deaton will be prohibited from competing with the bank or soliciting its customers or employees within the geographic area set forth in the employment agreement for a period of six months after the date of termination.

     In order to avoid triggering the change of control payments discussed above, it is a condition to the merger agreement that each executive officer of CNB amend his of her employment agreement to exempt the merger from constituting a change of control. Accordingly, each of the employment agreements discussed above has been amended to confirm that the merger will not cause a change of control payment to be made by CNB as a result of the merger. See “Term of the Merger – Conditions to Consummation.”

Consulting Agreement

     On November 24, 2003, CNB entered into a consulting agreement with Danny F. Dukes in connection with Mr. Dukes’ resignation as chief financial officer of CNB and Chattahoochee National Bank. Under the agreement, Mr. Dukes will provide certain consulting services to CNB for a fee of $50 per hour. The term of the consulting arrangement will extend through the later of June 30, 2004 or one month following completion of the merger. In addition, Mr. Dukes will be entitled to a lump sum payment of $26,500 no later than June 30, 2004 or one month following completion of the merger, and will be entitled to receive a pro rata portion of the cash bonus that would otherwise be payable to him had he remained with CNB through December 31, 2003. In addition, all outstanding stock options held by Mr. Dukes will vest 30 days following the effective date of his resignation.

Stock Option Plans

1998 Incentive Stock Option Plan

     On May 20, 1998, CNB’s Board of directors and initial shareholders adopted an Incentive Stock Option Plan (the “Incentive Plan”) to promote equity ownership of CNB by key senior officers, key officers and other key employees of CNB and Chattahoochee National Bank. The Incentive Plan was amended by the shareholders of CNB at a Special Meeting held on November 25, 1998 to increase the number of shares reserved thereunder from 60,000 to 115,000. The Incentive Plan provides for the grant of options at the discretion of CNB’s compensation committee. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of CNB’s common stock) of the fair market value of CNB common stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Incentive Plan. Stock options granted pursuant to the Incentive Plan expire on or before the date which is the tenth anniversary of the date the option is granted, or 90 days (or such lesser period as the compensation committee may determine) after the date on which the person to whom they were granted ceases to be employed by CNB or the bank. As of September 30, 2003, an aggregate of 115,000 shares of CNB common stock had been granted under the Incentive Plan.

1998 Non Qualified Stock Option Plan

     On August 19, 1998, CNB’s Board of directors amended and restated CNB’s 1998 Non Qualified Stock Option Plan (the “Non Qualified Plan”). On November 25, 1998, CNB’s shareholders approved the amended and restated Non Qualified Plan. The purpose of the Non Qualified Plan is to attract, retain and compensate key personnel and directors of CNB and Chattahoochee National Bank. There are 185,000 shares of CNB common stock reserved under the Non Qualified Plan. The Non Qualified Plan is administered by CNB’s board of directors. The option exercise price of options granted under the Non Qualified Plan is the fair market value of CNB common stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Non Qualified Plan. Stock options granted pursuant to the Non Qualified Plan expire on or before the date which is the tenth anniversary of the date the option is granted, or such lesser period as CNB’s Board of directors may determine. As of September 30, 2003, an aggregate of 185,000 shares of CNB common stock had been granted under the Non Qualified Plan.

Option Grants in Last Fiscal Year

     During the fiscal year ended December 31, 2003, CNB did not grant any options to employees, including the persons named in the foregoing executive compensation table. Further, no individual exercised any of CNB’s outstanding options during the fiscal year ended December 31, 2003.

Fiscal Year-End Option Values

	Number of Securities	Value of Unexercised
	Underlying Unexercised	In-the-Money Options
	Options at FY-End (#)	at FY-End ($)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

H.N. Padget, Jr.	43,000 / 1,000	$338,750 / $9,250
Steven G. Deaton	5,660 / 834	$56,651 / $7,589

(1) Dollar values were calculated by determining the difference between the closing price of CNB common stock on December 31, 2003 ($17.50), as reported by the Over the Counter Bulletin Board, and the exercise price of the options.

Life Insurance Plan

     Messrs. Padget and Deaton and each of the directors of CNB have life insurance policies which are maintained under split dollar agreements with Chattahoochee National Bank. The bank pays the premiums due under these policies, and a portion of the death benefit payable under each life insurance policy will be paid to the bank to reimburse the bank for the payment of such premiums. Under the terms of these agreements, in the event Messrs. Padget and Deaton or any of the directors of CNB are terminated or removed for any reason other than for cause following a change of control in either CNB or Chattahoochee National Bank, they become 100% vested in the benefits promised under the agreements. Consequently, in the event Messrs. Padget and Deaton or any of the directors of CNB are so terminated or removed following a change of control in CNB or Chattahoochee National Bank, their beneficiaries will receive the death benefit set forth in the split dollar agreements as if they had died while serving on the board of directors or while employed by CNB or the bank, as applicable. Under the terms of these agreements, the merger does not qualify as a change of control of CNB or the bank.

Supplemental Retirement Plan

     Messrs. Padget and Deaton and each of the directors of CNB have supplemental retirement agreements with Chattahoochee National Bank. Under these agreements, Messrs. Padget and Deaton are entitled to defer up to 25% of their compensation each year and each of the directors of CNB are entitled to defer up to 100% of their compensation each year. In addition, Messrs. Padget and Deaton and each of the directors of CNB are entitled to receive indexed supplemental retirement benefits under the supplemental retirement agreements. Under the terms of these agreements, in the event Messrs. Padget and Deaton or any of the directors of CNB are terminated or removed for any reason other than for cause following a change of control in either CNB or Chattahoochee National Bank, they are entitled to receive the benefits promised under the agreements as if they had been continuously employed by CNB or Chattahoochee National Bank until their normal retirement age. Under the terms of these agreements, the merger does not qualify as a change of control of CNB or Chattahoochee National Bank.

Director Compensation

     The directors of CNB and Chattahoochee National Bank do not intend to be separately compensated in cash for their services as directors until CNB’s and the bank’s net profits exceed their net losses since inception on a cumulative basis.

     CNB has in place a directors’ deferral plan, which allows each of CNB’s directors to defer either 50% or 100% of their directors’ fees and then have this deferred compensation invested in either CNB common stock or a variety of mutual funds. Each of the directors of CNB except Mr. Padget are participants in the directors’ deferral plan. Under the terms of the director’s deferral plan, the plan participants become 100% vested in the benefits provided under the director’s deferral plan upon a change of control in Chattahoochee National Bank. Under the terms of these agreements, the merger does not qualify as a change of control of Chattahoochee National Bank.

PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership, as of February 1, 2004, of shares of CNB common stock and the anticipated pro forma beneficial ownership of shares of CNB common stock following the merger by (1) each person known by CNB to be the beneficial owner of more than 5% of CNB’s issued and outstanding common stock and each person expected to be the beneficial owner of more than 5% of CNB’s common stock following the merger, (2) each of CNB’s directors and each First Capital director expected to be appointed to the CNB board following the merger, (3) each of CNB’s current executive officers named in the summary compensation table, (4) all current directors and executive officers of CNB as a group and (5) all individuals expected to be directors of CNB following the merger as a group. Except as noted below, CNB believes that each of the persons listed has sole investment and voting power with respect to the shares included in the table. Additionally, unless otherwise indicated, the address for each person below is 7855 North Point Parkway, Suite 200, Alpharetta, Georgia 30022.

				Pro Forma
				Aggregate	Pro Forma
	Number of		Percent of	Number of	Percent of
	Shares of CNB		Class of	Shares of	Class of
	Common Stock		CNB	CNB	CNB
	Beneficially		Common	Common	Common
Name	Owned(1)		Stock	Stock (2)	Stock

Five Percent Shareholders:
F. Matthew Byrnes	75,600	(3)	6.7	75,600	2.0
G. Felice Gelman	75,600	(3)	6.7	75,600	2.0
Jeffrey L. Gendell	95,300	(4)	8.4	95,300	2.6
Estate of Heber N. Padget, Sr.	56,200	(5)	5.0	56,200	1.5
Betty D. Shelton(6)	—		—	207,640	5.6
W. David Sweatt	171,150	(7)	14.3	171,150	4.5
CNB Directors and Named Executive Officers
Michael L. Aldredge	21,416	(8)	1.8	21,416	*
C. Dan Alford	21,000	(9)	1.9	21,000	*
Patricia Rhodes Grimes	25,000	(10)	2.2	25,000	*
William H. Groce, Jr.	50,400	(11)	4.3	50,400	1.4
David R. Hink	30,000	(12)	2.6	30,000	*
Mary E. Johnson	25,000	(13)	2.2	25,000	*
Robert W. Johnston	20,000	(14)	1.7	20,000	*
H.N. Padget, Jr.	108,960	(15)	9.3	108,960	2.9
John A. Pond	35,000	(16)	3.0	35,000	*
Reid W. Simmons	25,000	(17)	2.2	25,000	*
W. Darrell Sumner	23,150	(18)	2.0	23,150	*
Steven G. Deaton	20,476	(19)	1.8	20,476	*
First Capital Director Designees(20):
William R. Blanton	—		—	749,587	20.2
Theodore J. LaVallee, Sr.	—		—	96,304	2.6
Joe E. McCart	—		—	137,686	3.7
Edgar H. Sims, Jr.	—		—	117,068	3.2
Richard T. Smith	—		—	158,596	4.3
Neil H. Strickland	—		—	145,250	3.9
CNB Directors and	405,402		31.2	405,402	10.4
Executive Officers, as a Group (12 persons)

Pro Forma
			Aggregate	Pro Forma
	Number of	Percent of	Number of	Percent of
	Shares of CNB	Class of	Shares of	Class of
	Common Stock	CNB	CNB	CNB
	Beneficially	Common	Common	Common
Name	Owned(1)	Stock	Stock(2)	Stock

Post-Merger Directors and			1,695,327	44.3
Executive Officers, as a Group (13 persons)(21)

*	Reflects beneficial ownership of less than 1%.

(1)	The information contained in this table with respect to CNB common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act. Information with respect to beneficial ownership is based upon information furnished by each owner. With respect to certain of the individual executive officers listed in the table and the aggregate number of shares held by the directors and executive officers as a group, the number of shares indicated includes shares of CNB common stock that the individual has the right to acquire on or before April 1, 2004 (60 days from February 1, 2004), through the exercise of options granted under the Incentive Plan and Non Qualified Plan. Under the SEC’s rules, a person is also deemed to be the beneficial owner of any securities owned by such person’s spouse, children or relatives living in the same household. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

(2)	Pro forma after giving effect to the issuance of 10,382 shares of CNB common stock for each outstanding share of First Capital common stock and for each share of First Capital common stock to be outstanding upon conversion of First Capital’s convertible subordinated debentures. The pro forma amount does not reflect any shares of CNB common stock that may be issued in this offering.

(3)	Based on information obtained from a Schedule 13-G filed with the SEC on October 23, 2003. Represents indirect beneficial interest in 75,600 shares of common stock, by virtue of Mr. Byrnes and Ms. Gelman serving as co-managing members of SuNOVA Holdings, LLC and SuNOVA Capital, LP, which act as general partner and investment manager, respectively, for several investment funds that directly own shares of the common stock. The address of Mr. Byrnes and Ms. Gelman is 780 Third Avenue, 30th Floor, New York, New York 10017.

(4)	Based on information obtained from a Schedule 13-D filed with the SEC on October 6, 2003. The address of Mr. Gendell is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830.

(5)	These shares were formerly held by Heber N. Padget, Sr., a director who died in 2002. The executor of the estate is H.N. Padget, Jr., who is also the President and Chief Executive Officer of CNB. Mr. Padget, Jr. disclaims beneficial ownership of the shares held by the estate.

(6)	Ms. Shelton’s address is 125 Wilderbluff Court, NW, Atlanta, Georgia 30328.

(7)	Includes 15,000 shares held by Mr. Sweatt’s spouse and an aggregate of 10,000 shares held by Mr. Sweatt’s spouse as custodian for their minor children, as to which Mr. Sweatt shares voting and investment power with his spouse. Also includes 5,050 shares held by Mr. Sweatt’s 401(k), and 65,000 shares issuable upon exercise of stock options that may be exercised within 60 days of February 1, 2004. Effective March 5, 2004, Mr. Sweatt resigned as a director of CNB.

(8)	Includes 1,416 shares held by Mr. Aldredge as custodian for his minor children. Also includes 10,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004.

(9)	Includes 10,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004

(10)	Includes 12,500 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004

(11)	Includes 7,400 shares held by Mr. Groce’s spouse and 15,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004.

(12)	Includes 15,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004.

(13)	Includes 10,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004.

(14)	Includes 10,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004.

(15)	Includes 2,760 shares held by Mr. Padget, Jr.’s 401(k) and 43,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004. Also includes an aggregate of 6,000 shares held by Mr. Padget, Jr.’s children and as to which Mr. Padget, Jr. disclaims beneficial ownership. Also includes 50,200 shares held by Mr. Padget, Jr. as executor of the estate of his father, Mr. Padget, Sr., as to which Mr. Padget, Jr. disclaims beneficial ownership.

(16)	Includes an aggregate of 2,000 shares held by two of Mr. Pond’s children, as to which he has sole voting power, and 1,000 shares held by his son, as to which he and his son have shared investment power. Also includes 15,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004.

(17)	Includes 12,400 shares held by Simmons Investments, L.P., of which Mr. Simmons is a general partner.

(18)	Includes 10,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004.

(19)	Includes 3,499 shares issuable upon the exercise of stock options that may be exercised within 60 days of February 1, 2004. Also includes 3,110 shares held by Mr. Deaton’s 401(k).

(20)	Individuals expected to be designated by First Capital’s board of directors to serve as members of CNB’s board following the merger. See “Terms of the Merger – Management and Operations after the Merger.” The address of each individual is 3220

Holcomb Bridge Road, NW, Suite A, Norcross, Georgia 30092.

(21)	Reflects the beneficial ownership of the six CNB directors who are expected to continue to serve as directors following the merger (Messrs. Alford, Groce, Hink, Padget and Pond and Ms. Grimes), the six First Capital directors named above and the additional executive officer of CNB (Mr. Deaton).

SUPERVISION AND REGULATION

     The following discussion describes the material elements of the regulatory framework that applies to banks and bank holding companies and provides certain specific information related to CNB, First Capital, Chattahoochee National Bank and First Capital Bank.

Regulation of CNB and First Capital

     CNB and First Capital are bank holding companies registered with the Federal Reserve under the Bank Holding Company Act. As a result, CNB and First Capital and any non-bank subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     Acquisitions. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

     The Bank Holding Company Act further provides that the Federal Reserve may not approve any acquisition that would result in monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the United States, or that in any other manner would be a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act, the restrictions on interstate acquisitions of banks by bank holding companies were repealed. As a result, CNB and First Capital and other bank holding companies located in Georgia are able to acquire banks located in any other state, and bank holding companies located outside of Georgia can acquire any Georgia-based banks, in either case subject to certain deposit percentage and other restrictions. The legislation provides that unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies are able to consolidate their multistate banking operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. Georgia does not permit de novo branching by an out-of-state bank. Therefore, the only method by which an out-of-state bank or bank holding company may enter Georgia is through an acquisition. Georgia has adopted an interstate banking statute that removes the existing restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions. However, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated three years. Both CNB and First Capital have been incorporated for over three years, and as a result, a bank holding company may acquire control of either CNB or First Capital.

     Activities. The Bank Holding Company Act has generally prohibited a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those determined by the Federal Reserve to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Act, discussed below, have expanded the permissible activities of a bank holding company and its subsidiaries. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can be reasonably expected to produce benefits to the public, such as a greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The Gramm-Leach-Bliley Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incident or complimentary to a financial activity. The activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial and investment advisory services, underwriting securities and limited merchant banking activities.

     To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company. Neither CNB nor First Capital presently has plans to become a financial holding company.

     Support of Subsidiary Institutions. Under Federal Reserve policy, CNB and First Capital act as a source of financial strength for, and commit resources to support their banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, CNB and First Capital may not be inclined to provide it. In addition, any capital loans by a bank holding company to its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Regulation of Chattahoochee National Bank and First Capital Bank

     Primary Regulation of Chattahoochee National Bank. Chattahoochee National Bank is a national banking association and a member of the Federal Reserve. As a national bank, the OCC is the primary regulator of Chattahoochee National Bank. The OCC regulates or monitors all areas of the bank’s operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records and adequacy of staff training to carry on safe lending and deposit gathering practices. The bank must maintain certain capital ratios and is subject to limitations on aggregate investments in real estate, bank premises, and furniture and fixtures.

     Primary Regulation of First Capital Bank. As a Georgia state chartered bank, First Capital Bank is examined and regulated by the FDIC and the Georgia Department of Banking and Finance. The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC also approves conversions, mergers, consolidations, and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting bank is an uninsured bank.

     The Georgia Department of Banking and Finance regulates all areas of First Capital Bank’s banking operations, including mergers, establishment of branches, loans, interest rates, and reserves. First Capital Bank is also subject to Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit. With respect to expansion, Georgia law permits, with required regulatory approval, the establishment of de novo branches in an unlimited number of counties within the State of Georgia by the subsidiary banks of bank holding companies then engaged in the business of banking in Georgia.

     Prompt Corrective Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), all insured institutions must undergo regular on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (1) internal controls, information systems and audit systems; (2) loan documentation; (3) credit underwriting; (4) interest rate risk exposure; and (5) asset quality.

     The FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking regulators have specified by regulation the relevant capital level for each category.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking regulator. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator may treat an undercapitalized institution in the same manner as it treats significantly undercapitalized institutions if it determines that those actions are necessary.

     FDIC Insurance Assessments. The FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. An institution’s insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup.

     The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

     Community Reinvestment Act. Chattahoochee National Bank and First Capital Bank are subject to the provisions of the Community Reinvestment Act, which requires the FDIC, in connection with its regular examination of a bank, to assess the bank’s record of meeting the credit needs of the communities it serves, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices.

     Regulations promulgated under the CRA are intended to set distinct assessment standards for financial institutions. The regulations contain the following three evaluation tests:

•	a lending test, which compares the institution’s market share of loans in low- and moderate-income areas to its market share of loans in its entire service area;

•	a service test, which evaluates the provision of services that promote the availability of credit to low- and moderate-income areas; and

•	an investment test, which evaluates the institution’s record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds.

     Institutions are required to make public disclosure of their written CRA evaluations made by regulatory agencies. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution’s community investment record. In addition to public disclosure of an institution’s CRA assessment, regulatory authorities are required to consider an institution’s CRA assessment when an institution applies for approval to establish a new branch which will accept deposits, to relocate an existing branch or to merge with another federally regulated financial institution.

     Privacy. The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties, other than third parties that market the institution’s own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic delivery or presentation to the consumer.

Payment of Dividends

     CNB and First Capital are legal entities separate and distinct from Chattahoochee National Bank and First Capital Bank. The principal sources of revenue to CNB, including cash flow to pay dividends to its shareholders, are dividends paid from Chattahoochee National Bank to CNB. Likewise, the principal sources of revenue to First Capital, including cash flow to pay dividends to its shareholders, are dividends paid from First Capital Bank to First Capital. There are statutory and regulatory limitations on the payment of dividends by Chattahoochee National Bank and First Capital Bank, as well as by CNB to its shareholders and by First Capital to its shareholders.

     If, in the opinion of the their primary federal regulator, Chattahoochee National Bank or First Capital Bank were engaged in or about to engage in an unsafe or unsound practice, the regulator may require, after a notice and hearing, that the bank cease and desist from the practice. The federal banking regulators have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be unsafe and unsound banking practice. Under the FDICIA, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal banking regulators have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The payment of dividends by CNB or First Capital, as well as by Chattahoochee National Bank or First Capital Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Capital Adequacy

     CNB and First Capital are required to comply with the capital adequacy standards established by the Federal Reserve, and Chattahoochee National Bank and First Capital Bank are required to comply with the capital adequacy standards established by the FDIC. First Capital Bank must also comply with the capital adequacy standards established by the Georgia Department of Banking and Finance, and Chattahoochee National Bank is required to comply with the capital adequacy standards established by the OCC. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, or “tier 1 capital.” The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves, or “tier 2 capital.”

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of tier 1 capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 1% to 2%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions, as is the case for CNB and First Capital, are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company’s tier 1 capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Chattahoochee National Bank and First Capital Bank are subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described above, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

Restrictions on Transactions with Affiliates

     Chattahoochee National Bank and First Capital Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to affiliates;

•	a bank’s investment in affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Chattahoochee National Bank and First Capital Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

     Chattahoochee National Bank and First Capital Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Chattahoochee National Bank and First Capital Bank are also subject to restrictions on extensions of credit to their executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Monetary Policy

     The earnings of CNB and First Capital, as well as Chattahoochee National Bank and First Capital Bank, will be affected by domestic and foreign conditions, particularly by the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply. The techniques used by the Federal Reserve include setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The Federal Reserve also conducts open market transactions in United States government securities.

DESCRIPTION OF CNB CAPITAL STOCK

Common Stock

     CNB is authorized to issue up to 10,000,000 shares of common stock, $1.00 par value per share, of which 1,284,000 shares are issued and 1,134,296 shares are outstanding as of the date of this prospectus. As of February 1, 2004, 147,500 shares of CNB common stock were reserved for issuance upon the exercise of stock options that may be granted under the Non Qualified Stock Option Plan, and 104,000 shares were reserved for issuance upon the exercise of stock options that may be granted under the Incentive Stock Option Plan. CNB’s articles of incorporation provide that shareholders do not have a preemptive right to acquire authorized and unissued shares of its common stock.

     All shares of CNB common stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by our board of directors, and upon liquidation or dissolution of CNB, whether voluntary or involuntary, to share equally in all of our assets available for distribution to the shareholders. Bank holding companies and their bank subsidiaries are both subject to regulatory restrictions on the payment of cash dividends. CNB’s dividend policy following the merger will depend on its earnings, capital requirements and financial condition, as well as other factors its board of directors considers relevant. See “Dividends” on page 24 and “Supervision and Regulation — Payment of Dividends” on page 92. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders. There is no cumulative voting, redemption right, sinking fund provision or right of conversion in existence with respect to our common stock. All shares of our common stock issued in accordance with the terms of this offering as described in this prospectus will be fully-paid and non-assessable.

Preferred Stock

     CNB’s articles of incorporation also authorize its board of directors to issue up to 10,000,000 shares of preferred stock, no par value. CNB’s board of directors has the authority to determine the designation, powers, preferences and relative rights of the preferred stock. Preferred stock may have voting rights, subject to applicable law and determination by CNB’s board of directors. As of the date of this prospectus, no preferred stock has been issued. Although we have no present plans to issue any preferred stock, the ownership and control of CNB by the holders of shares of CNB common stock would be diluted if we were to issue preferred stock that had voting rights.

Important Provisions of our Articles of Incorporation and Bylaws

     Shareholders’ rights and related matters are governed by the Georgia Business Corporation Code and CNB’s articles of incorporation and bylaws. CNB’s articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove our management or to gain control of CNB if a particular transaction was not supported by CNB’s board of directors. These provisions are discussed in more detail below. In general, the purpose of these provisions is to further and protect the interests of CNB and those of its shareholders as appropriate under the circumstances, including if the board of directors determines that a sale of control is in the best interests of CNB and its shareholders, by enhancing the board of director’s ability to maximize the value to be received by shareholders upon such a sale.

     Although our management believes the protective provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be an expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

     The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of our common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of CNB by replacing our board of directors and management. Furthermore, the provisions could make it more difficult for our shareholders to replace the board of directors or management, even if a majority of our shareholders believes that replacing them would be in our best interests.

     The protective provisions contained in our articles of incorporation and bylaws are discussed more fully below.

     Preferred Stock. The existence of preferred stock may impede the takeover of CNB without the approval of our board of directors. This is because our board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of CNB through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may have an adverse effect on the rights of the holders of our common stock, and in certain circumstances, could decrease the market price of our common stock.

     Staggered Terms for Board of Directors. Our articles of incorporation provide that our board of directors will be divided into three classes and that the directors in each class will serve staggered terms of three years each. This means that unless the existing directors were to resign (which may be the result in a friendly acquisition of the Company), it would take at least two annual meetings of our shareholders to replace a majority of its directors.

     Under Georgia law, directors are elected annually for a term of one year unless the articles of incorporation provide otherwise.

     Change in Number of Directors. Our bylaws provide that any bylaw may be amended or repealed, including bylaws relating to the number of directors of CNB, and new bylaws adopted by our board of directors or by the affirmative vote of the holders of at least two-thirds of our issued and outstanding shares of common stock.

     Under Georgia law, the number of directors may be increased or decreased from time to time by amendment to the bylaws, unless the articles of incorporation provide otherwise or unless the number of directors is otherwise fixed by the shareholders.

     Removal of Directors. Our articles of incorporation provide that one or more of our directors may be removed for cause during their terms by the affirmative vote of the holders of a majority of the issued and outstanding shares of each class of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon. Our articles of incorporation also provide that directors may be removed during their terms without cause by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of each class of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon.

     Under Georgia law, one or more directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares present at a meeting at which a quorum is represented and entitled to vote thereon, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.

     Special Shareholders’ Meetings. Our bylaws allow our president, our board of directors or shareholders holding not less than two-thirds of our outstanding shares of common stock entitled to vote in an election of directors to call a special meeting of the shareholders.

     Under Georgia law, special meetings of shareholders may be called by the board of directors, persons authorized to call such meetings by the articles of incorporation or bylaws of the corporation or the holders of at least 25%, or such greater or lesser percentage as may be provided in the articles of incorporation or bylaws, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

     Supermajority Voting on Certain Transactions. Under our articles of incorporation, any disposition of all or substantially all of our assets will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of each class of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon. However, if our board of directors has approved the particular transaction by the affirmative vote of a majority of the entire board, then shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of each class of our capital stock then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon.

     In the event a transaction is not approved by a majority vote of the entire board, the foregoing provision could enable a minority of our shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the directors could cause a two-thirds vote to be required to approve the transaction by withholding their consent to such a transaction, thereby entrenching their positions with the CNB and Chattahoochee National Bank.

     Business Combinations. Our articles of incorporation and bylaws explicitly “opt in” to Georgia’s business combination statute. Under this statute, mergers or purchases of 10% or more of our assets or securities with a person who beneficially owns 10% or more of our voting stock (an “interested shareholder”) that occur within five years of the acquirer becoming an interested shareholder are prohibited unless:

•	the board of directors approved the business combination or the transaction that made the acquirer an interested shareholder;

•	the interested shareholder attained 90% of the voting stock in the transaction that made the shareholder an interested shareholder; or

•	the interested shareholder attains 90% of the voting stock subsequent to becoming an interested shareholder and a majority of our voting shares approves the acquisition.

     Fair Price. Similar to the protective provisions relating to business combinations, our articles of incorporation and bylaws explicitly “opt in” to Georgia’s fair price provisions. Under these provisions, in addition to any other approvals required by law, a business combination with an interested shareholder generally must be (i) unanimously approved by the directors who are not affiliates of the interested shareholder and who were directors prior to the time the shareholder became an interested shareholder (“continuing directors”) or (ii) recommended by at least two-thirds of the continuing directors and approved by the affirmative vote of a majority of the shares not beneficially owned by the interested shareholder unless:

•	the consideration to be received by our shareholders meets certain minimum levels (typically the highest price paid by the interested shareholder for any shares it has acquired);

•	the consideration to be received by shareholders who are not interested is paid in cash or in the same form as the interested shareholder previously paid for other purchased shares; and

•	there has been no reduction in the annual dividend rate from that which was paid prior to the time the interested shareholder became an interested shareholder.

     Considerations in Evaluating an Acquisition Proposal. Our articles of incorporation provide factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in the best interest of CNB and its shareholders. The term “acquisition proposal” refers to any offer of another party:

•	to make a tender offer or exchange offer for our common stock or any other equity security of CNB;

•	to merge or consolidate CNB with another corporation; or

•	to purchase or otherwise acquire all or substantially all of the properties and assets owned by CNB.

Our articles of incorporation charge our board of directors, in evaluating an acquisition proposal, to consider all relevant factors, including:

•	the payment being offered by the other corporation in relation (i) to our current value at the time of the proposal, as determined in a freely negotiated transaction, and (ii) to our board of directors’ estimate of CNB’s future value as an independent company at the time of the proposal;

•	the expected social and economic effects of the transaction on the employees, customers and other constituents, such as suppliers of goods and services; and

•	the expected social and economic effects on the communities within which we operate.

Our board of directors may also consider other relevant factors.

     This provision is included in our articles of incorporation because we are charged with providing support to, and being involved with, the communities we serve. As a result, our board of directors believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the payment being offered in relation to the market or book value of our common stock at the time of the proposal. Georgia law does not specifically list the factors a corporation’s board of directors should consider in the event the corporation is presented with an acquisition proposal.

     While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, our board of directors believes it is appropriate also to consider all other relevant factors. For example, this provision directs our board of directors to evaluate what is being offered in relation to our current value at the time of the proposal as determined in a freely negotiated transaction and in relation to our board of directors’ estimate of the future value of CNB as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our board of directors believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only CNB’s current value, but also its future value.

     One effect of this provision, as well as the business combination and fair price provisions discussed above, may be to discourage a tender offer in advance. Often an offeror consults the board of directors of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In the opinion of our board of directors, these provisions will strengthen our position in dealing with any potential offeror that might attempt to acquire CNB through a hostile tender offer. Another effect of these provisions may be to dissuade our shareholders who might be displeased with our board of directors’ response to an acquisition proposal from engaging CNB in costly litigation. These provisions permit our board of directors to determine that an acquisition proposal is not in CNB’s and its shareholders’ best interest, and thus to oppose it. The effect of these provisions, as well as the other protective provisions discussed above, in some cases, may have the effect of maintaining incumbent management.

     Amendment of Certain Provisions. Any amendment of Articles IX, X, XI, XIV, XVII and XX of our articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock, unless two-thirds of our entire board of directors approves the amendment. If two-thirds of the board approves the amendment, the approval of only a majority of the outstanding shares of capital stock entitled to be cast at the meeting called for that purpose, voting together as a single class, shall be required to approve such action.

Indemnification and Limitation of Liability of Directors

     Indemnification. Our bylaws contain certain indemnification provisions which provide that directors, officers, employees or agents of CNB will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

     When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that we will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director conducted himself in good faith and acted in a manner he reasonably believed to be in or not opposed to the best interests of the CNB and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the board of directors, the shareholders or independent legal counsel in each specific case. We may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director’s liability for monetary damages. See “—Limitation of Liability” below.

     The indemnification provisions in our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person and incurred by him in any such capacity, whether or not we would have had the power to indemnify against such liability.

     We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which indemnification from CNB may be sought. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CNB pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the CNB in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Any indemnification must be in accordance with the rules and regulations of the Federal Reserve.

     Limitation of Liability. Our articles of incorporation, subject to certain exceptions, eliminate the potential personal liability of a director for monetary damages to CNB and to our shareholders for breach of a duty as a director. There is no elimination of liability for a breach of duty involving (i) appropriation of a business opportunity of the CNB, (ii) an act or omission involving intentional misconduct or a knowing violation of law, (iii) a transaction from which the director derives an improper material tangible personal benefit or (iv) any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Our articles of incorporation do not eliminate or limit our right or our shareholders’ right to seek injunctive or other equitable relief not involving monetary damages.

     Article XVII of our articles of incorporation, which provides the provisions described above, was adopted by us pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article XVII was included in our articles of incorporation to encourage qualified individuals to serve and remain as directors of CNB. Article XVII was also included to enhance our ability to secure liability insurance for its directors at a reasonable cost. We intend to obtain liability insurance covering actions taken by its directors in their capacities as directors.

SHARES ELIGIBLE FOR FUTURE SALE

     All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an “affiliate” of CNB, which will be subject to the resale limitations set forth in SEC Rule 144.

     All of the directors of CNB are considered “affiliates” within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations with respect to the shares purchased in this offering and are subject to applicable resale limitations with respect to the shares they currently own. In addition, the directors of First Capital who become directors of CNB following the merger will be considered affiliates within the meaning of Rule 144. In general, the number of shares that can be sold by each affiliate in a brokers’ transactions (as that term is used in Rule 144) within any three month period may not exceed the greater of 1% of the outstanding shares as shown by the most recent report or statement published by CNB, or the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

LEGAL MATTERS

     Troutman Sanders LLP, Atlanta, Georgia, will pass upon the validity of the shares of CNB common stock offered by this prospectus.

EXPERTS

     The consolidated financial statements of CNB as of December 31, 2002 and 2001, and for each of the years in the two year period ended December 31, 2002 included in this prospectus and in the registration statement have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as set forth in their report thereon included herein on such financial statements and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of First Capital as of December 31, 2002 and 2001, and for each of the years in the two year period ended December 31, 2002 included in this prospectus and in the registration statement have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as set forth in their report thereon included herein on such financial statements and are included in reliance upon such report given, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

     We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act of 1933, as currently in effect, with respect to the shares of CNB common stock offered by this prospectus. For further information with respect to CNB and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain additional information regarding the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http:/ /www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as CNB Holdings, that file electronically with the SEC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
CNB Holdings, Inc.
Alpharetta, Georgia

     We have audited the accompanying consolidated balance sheets of CNB Holdings, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Holdings, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
January 31, 2003

CNB HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

	2002	2001

ASSETS
Cash and due from banks	$1,440,482	$560,523
Interest-bearing deposits in banks	576,428	5,375,013
Securities available-for-sale	19,922,409	31,866,764
Securities held-to-maturity, estimated fair value of $8,053,746	7,999,765	—
Restricted equity securities, at cost	1,588,000	638,000
Loans	85,766,519	62,754,553
Allowance for loan losses	918,250	708,918

Net loans	84,848,269	62,045,635

Premises and equipment	532,542	624,928
Other assets	3,684,580	3,130,547

Total assets	$120,592,475	$104,261,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$11,279,872	$9,394,574
Interest-bearing	73,440,057	76,077,006

Total deposits	84,719,929	85,471,580
Securities sold under repurchase agreements	755,577	683,648
Other borrowings	24,569,500	7,569,500
Other liabilities	1,528,021	1,760,241

Total liabilities	111,573,027	95,484,969

Commitments and contingencies
Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $1.00; 10,000,000 shares authorized; 1,235,000 issued	1,235,000	1,235,000
Capital surplus	10,009,642	10,004,858
Accumulated deficit	(556,186)	(656,224)
Treasury stock, 2002, 158,672 shares; 2001, 175,741 shares	(1,255,157)	(1,402,333)
Unearned ESOP shares	(399,998)	(399,998)
Accumulated other comprehensive loss	(13,853)	(4,862)

Total stockholders’ equity	9,019,448	8,776,441

Total liabilities and stockholders’ equity	$120,592,475	$104,261,410

See notes to consolidated financial statements.

CNB HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

INTEREST INCOME
Loans, including fees	$5,026,075	$4,844,947
Taxable securities	1,336,889	1,762,874
Deposits in banks	101,823	316,349

Total interest income	6,464,787	6,924,170

INTEREST EXPENSE
Deposits	2,886,722	3,992,039
Securities sold under repurchase agreements and other borrowings	602,512	253,101

Total interest expense	3,489,234	4,245,140

Net interest income	2,975,553	2,679,030
Provision for loan losses	570,182	350,212

Net interest income after provision for loan losses	2,405,371	2,328,818

OTHER INCOME
Service charges on deposit accounts	61,764	60,866
Gains on sale of loans	424,967	457,236
Gains on sale of securities available-for-sale	233,857	216,261
Other operating income	445,621	156,798

Total other income	1,166,209	891,161

OTHER EXPENSES
Salaries and employee benefits	1,873,501	1,661,217
Equipment and occupancy expenses	532,392	487,959
Other operating expenses	1,065,649	938,073

Total other expenses	3,471,542	3,087,249

Income before income taxes	100,038	132,730
Income taxes	—	—

Net income	$100,038	$132,730

Basic and diluted earnings per share	$0.09	$0.13

See notes to consolidated financial statements.

CNB HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

Net income	$100,038	$132,730

Other comprehensive loss:
Unrealized gains (losses) on securities available-for-sale:
Unrealized holding gains arising during period, net of tax of $92,750 and $44,974, respectively	164,891	72,314
Reclassification adjustment for gains realized in net income, net of tax of $84,188 and 77,853, respectively	(149,669)	(138,408)
Unrealized losses on cash flow hedges, net of tax of $13,620	(24,213)	—

Other comprehensive loss	(8,991)	(66,094)

Comprehensive income	$91,047	$66,636

See notes to consolidated financial statements.

CNB HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2002 AND 2001

								Accumulated
	Common Stock				Treasury Stock		Unearned	Other	Total
			Capital	Accumulated			ESOP	Comprehensive	Stockholders'
	Shares	Par Value	Surplus	Deficit	Shares	Cost	Shares	Income (Loss)	Equity

Balance December 31, 2000	1,235,000	$1,235,000	$10,170,283	$(788,954)	235,000	$(1,967,756)	$—	$61,232	$8,709,805
Net income	—	—	—	132,730	—	—	—	—	132,730
Fair market value of treasury shares transferred to unearned ESOP shares	—	—	(165,425)	—	(59,259)	565,423	(399,998)	—	—
Other comprehensive loss	—	—	—	—	—	—	—	(66,094)	(66,094)

Balance December 31, 2001	1,235,000	1,235,000	10,004,858	(656,224)	175,741	(1,402,333)	(399,998)	(4,862)	8,776,441
Net income	—	—	—	100,038	—	—	—	—	100,038
Sale of treasury shares	—	—	4,784	—	(17,069)	147,176	—	—	151,960
Other Comprehensive Loss	—	—	—	—	—	—	—	(8,991)	(8,991)

Balance December 31, 2002	1,235,000	$1,235,000	$10,009,642	$(556,186)	158,672	$(1,255,157)	$(399,998)	$(13,853)	$9,019,448

See notes to consolidated financial statements.

CNB HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

OPERATING ACTIVITIES
Net income	$100,038	$132,370
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net amortization of securities	243,629	32,945
Depreciation	163,732	171,445
Provision for loan losses	570,182	350,212
Net realized gains on sales of securities available for sale	(233,857)	(216,261)
Gains on sale of loans	(424,967)	(457,236)
(Increase) decrease in interest receivable	92,361	(49,211)
Increase (decrease) in interest payable	(448,008)	998,730
Net other operating activities	(162,481)	292,588

Net cash provided by (used in) operating activities	(99,371)	1,255,942

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(26,792,936)	(58,692,404)
Proceeds from sales of securities available-for-sale	22,753,635	20,339,272
Proceeds from maturities of securities available-for-sale	16,017,668	19,057,934
Purchases of securities held-to-maturity	(9,111,432)	—
Proceeds from maturities of securities held-to-maturity	1,111,667	—
Purchases of restricted equity securities	(950,000)	(150,000)
Proceeds from sale of loans	5,600,478	5,495,710
Net increase in loans	(28,548,327)	(24,411,774)
Purchase of premises and equipment	(71,346)	(103,365)
Purchase of life insurance policies	(300,900)	(2,257,500)

Net cash used in investing activities	(20,291,493)	(40,722,127)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	$(751,651)	$36,507,795
Net increase (decrease) in securities sold under repurchase agreements	71,929	(594,449)
Net proceeds from other borrowings	17,000,000	3,075,000
Proceeds from sale of treasury stock	151,960	—

Net cash provided by financing activities	16,472,238	38,988,346

Net decrease in cash and cash equivalents	(3,918,626)	(477,839)
Cash and cash equivalents at beginning of year	5,935,536	6,413,375

Cash and cash equivalents at end of year	$2,016,910	$5,935,536

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$3,937,242	$3,246,410

Income taxes	$2,431	$—

See notes to consolidated financial statements.

CNB HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

CNB Holdings, Inc. (the “Company”) is a bank holding company whose business is conducted by its wholly-owned subsidiary, Chattahoochee National Bank, (the “Bank”). The Bank is a commercial bank located in Alpharetta, Fulton County, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton and surrounding counties.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred taxes.

Cash Equivalents

For purposes of reporting cash flows, the Company considers cash, due from banks and interest-bearing deposits in banks as cash equivalents.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $189,000 at December 31, 2002.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Restricted equity securities without a readily determinable fair value are recorded at cost.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are reported at their outstanding principal balances less deferred fees and costs on originated loans and the allowance for loan losses. Interest income is accrued on the principal balance.

Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the life of the loans using a method that approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Sale of Loans

The Company originates and sells participations in certain loans. Gains are recognized at the time the sale is consummated. The amount of gain recognized on the sale of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold relative to the fair value of the entire loan. Losses are recognized at the time the loan is identified as held for sale and the loan’s carrying value exceeds its fair value.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares outstanding consist of stock options.

Stock Compensation Plans

At December 31, 2002, the Company has stock-based employee compensation plans, which are described more fully in Note 9. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,

	2002	2001

	(Dollars in thousands,
	except per share amounts)
Net income, as reported	$100,038	$132,730
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(61,271)	(290,412)

Pro forma net income (loss)	$38,767	$(157,682)

Earnings (losses) per share:
Basic — as reported	$0.09	$0.13

Basic — pro forma	$0.04	$(0.16)

Diluted — as reported	$0.09	$0.13

Diluted — pro forma	$0.04	$(0.16)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments and Hedging Activities

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company recognizes the fair value of derivatives as assets or liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. The change in fair value of instruments used as fair value hedges is accounted for in the income of the period simultaneous with accounting for the fair value change of the item being hedged. The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than income. The change in fair value of derivative instruments that are not intended as a hedge is accounted for in the income of the period of the change.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and cash flow hedges, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Accounting Standards

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The Company has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

NOTE 2. SECURITIES

The amortized cost and fair value of securities available-for-sale are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities available-for-sale:
December 31, 2002
U.S. Government and agency securities	$500,000	$683	$—	$500,683
Corporate securities	566,545	—	(5,468)	561,077
Mortgage-backed securities	18,839,676	86,312	(65,339)	18,860,649

	$19,906,221	$86,995	$(70,807)	$19,922,409

December 31, 2002
U.S. Government and agency securities	$3,999,462	$23,995	$—	$4,023,457
Corporate securities	4,641,871	53,881	(321)	4,695,431
Mortgage-backed securities	23,253,027	97,013	(182,164)	23,167,876

	$31,894,360	$174,889	$(182,485)	$31,886,764

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Securities held-to-maturity:
December 31, 2002
Corporate securities	$1,750,000	$—	$—	$1,750,000
Mortgage-backed securities	6,249,765	53,981	—	6,303,746

	$7,999,765	$53,981	$—	$8,053,746

The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available-for-Sale		Securities Held-to-Maturity

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due from one to five years	$1,066,545	1,061,760	—	—
Due from five to ten years	—	—	—	—
Due in greater than ten years	—	—	1,750,000	1,750,000
Mortgage-backed securities	18,839,676	18,860,649	6,249,765	6,303,746

	$19,906,221	$19,922,409	$7,999,765	$8,053,746

Securities with a carrying value of $22,978,000 and $7,300,000 at December 31, 2002 and 2001, respectively, were pledged to secure other borrowings and for other purposes required or permitted by law. Gross gains and losses on sales of securities available-for-sale consist of the following:

Gross gains and losses on sales of securities available-for-sale consist of the following:

	Years Ended December 31,

	2002	2001

Gross gains	$310,491	$228,126
Gross losses	(76,634)	(11,865)

Net realized gains	$233,857	$216,261

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,

	2002	2001

Commercial	$28,937,031	$27,529,212
Commercial lease financing	2,922,445	3,270,327
Real estate — construction	27,644,030	24,063,011
Real estate — mortgage	23,788,026	5,361,345
Consumer installment and others	2,627,002	2,610,824

	85,918,534	62,834,719
Deferred loan fees and costs	(152,015)	(80,166)
Allowance for loan losses	(918,250)	(708,918)

Loans, net	$84,848,269	$62,045,635

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,

	2002	2001

Balance, beginning of year	$708,918	$585,000
Provision for loan losses	570,182	350,212
Loans charged off	(380,850)	(226,294)
Recoveries of loans previously charged off	20,000	—

Balance, end of year	$918,250	$708,918

The total recorded investment in impaired loans was $565,605 and $1,187,305 at December 31, 2002 and 2001, respectively. Impaired loans that had allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, amounted to $-0- and $801,697 at December 31, 2002 and 2001, respectively. Allowances for impaired loans determined in accordance with SFAS No. 114 amounted to $-0- and $285,100 at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans for 2002 and 2001 was $945,728 and $546,012, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2002 and 2001.

Loans on nonaccrual status amounted to approximately $493,000 and $1,026,000 at December 31, 2002 and 2001, respectively. Loans past due ninety days or more and still accruing interest amounted to approximately $240,000 and $0 at December 31, 2002 and 2001, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2002 are as follows:\

Balance, beginning of year	$788,970
Advances	1,735,848
Repayments	(1,331,224)

Balance, end of year	$1,193,594

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,

	2002	2001

Leasehold improvements	$161,878	$161,878
Equipment	1,067,756	996,410

	1,229,634	1,158,288
Accumulated depreciation	(697,092)	(533,360)

	$532,542	$624,928

The Company currently operates out of offices in facilities under noncancelable operating lease agreements. Rental expense, including other operating expenses incurred pursuant to the rental agreements, was $241,208 and $225,689 for the years ended December 31, 2002 and 2001, respectively.

The future minimum lease payments under the operating leases at December 31, 2002 are as follows:

2003	$169,884
2004	158,113
2005	19,836

$347,833

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $20,066,956 and $21,065,470, respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

2003	$38,897,412
2004	7,756,515
2005	7,312,689
2006	905,238
2007	5,833,417

$60,705,271

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,

	2002	2001

$2,500,000 line of credit from bank with interest at prime minus 0.75% (3.50% at December 31, 2002), due February 28, 2003, collateralized by common stock of the Bank.	$569,500	$569,500
Advance from Federal Home Loan Bank with adjustable interest (1.30% at December 31, 2002), due March 31, 2003, collateralized by securities.	7,000,000	—
Advance from Federal Home Loan Bank with interest at 3.95% (rate may be converted to the three month LIBOR), due May 29, 2012, collateralized by securities.	3,000,000	—
Advance from Federal Home Loan Bank with interest at 4.68% (rate may be converted to the three month LIBOR), due January 17, 2012, collateralized by securities.	1,722,000	—
Advance from the Federal Home Loan Bank with interest at 4.51% (rate may be converted to the three month LIBOR), due January 17, 2012, collateralized by securities.	3,278,000	—
Advance from Federal Home Loan Bank with interest at 5.92% (rate may be converted to the three month LIBOR), due March 17, 2010, collateralized by securities.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 5.05% (rate may be converted to the three month LIBOR), due December 15, 2010, collateralized by securities.	2,000,000	2,000,000
Advance from Federal Home Loan Bank, adjustable rate of interest (1.46% at December 31, 2002), due November 13, 2007, collateralized by securities.	5,000,000	—
Advance from Federal Home Loan Bank, fixed rate of interest at 4.42%, due August 4, 2003, collateralized by securities.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 1.62% (rate may be converted to the three month LIBOR), due December 5, 2011, collateralized by securities.	—	3,000,000

	$24,569,500	$7,569,500

The Company’s advances from the Federal Home Loan Bank are also collateralized by mortgage loans with a balance of $3,969,501 at December 31, 2002.

The line of credit has various covenants related to the allowance for loan losses and profitability of the Bank. As of December 31, 2002, the Company was not in compliance with these covenants. The Company has received a waiver of these covenants from the borrower.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2002 and 2001 were $755,577 and $683,648, respectively.

NOTE 8. EMPLOYEE AND DIRECTOR BENEFIT PLANS

Profit Sharing Plan

The Company has a 401(k) retirement plan covering substantially all employees. Contributions to the plan charged to expense amounted to $37,348 and $21,918 for the years ended December 31, 2002 and 2001, respectively.

Deferred Compensation Plan

The Company has a deferred compensation plan providing for death and retirement benefits for its directors. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the directors. The balance of the policy cash surrender values included in other assets at December 31, 2002 and 2001 is $2,719,810 and $2,275,323, respectively. Income recognized on the policies amounted to $147,000 and $17,823 for the years ended December 31, 2002 and 2001, respectively. The balance of deferred compensation included in other liabilities at December 31, 2002 and 2001 is $8,618 and $-0-, respectively. Expense recognized for deferred compensation was $8,618 and $-0- for the years ended December 31, 2002 and 2001, respectively.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (the “ESOP”) for eligible employees and is designed to meet the requirements of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974, as amended. Allocation of the Company stock held by the ESOP to individual employees is based on the ratio of the participant’s compensation (as defined) to total compensation of all participants and the number of shares of stock available for allocation. Unallocated shares will be released on the ratio of current principal payments to total principal of notes used by the ESOP to acquire stock in the Company.

In 2001, the ESOP borrowed $399,998 from the Company, the funds of which were used to purchase 59,259 shares of Company stock from the treasury. This advance is expected to be repaid principally by cash contributions from the Bank to the ESOP. The provisions of Statement of Position (“SOP”) 93-6, Employers’ Accounting for Employee Stock Ownership Plans, have been applied to the intercompany loan and in accordance with the SOP, all intercompany interest income and interest expense has been eliminated in consolidation. At December 31, 2002, the outstanding principal balance of the note was $399,998.

The Bank makes cash contributions to the ESOP which are used by the ESOP to make loan and interest payments. Compensation expense related to the ESOP is based upon the debt service requirements and the excess of the fair market value over the cost of the shares allocated at the time of allocation. Dividends on the Company’s stock may be used by the ESOP to repay loans or may be allocated to participants’ accounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan (Continued)

The Company recognized no compensation expense in 2002 or 2001 related to the ESOP. At December 31, 2002 and 2001, no shares held by the ESOP were allocated to participants’ accounts. The estimated fair market value of the unallocated shares at December 31, 2002 and 2001 was $536,294 and $557,035, respectively.

NOTE 9. STOCK COMPENSATION PLANS

The Company has incentive and nonqualified stock option plans with common stock reserved for key employees and directors. At December 31, 2002, the Company had 2000 shares of its authorized but unissued common stock reserved for future grants under the stock option plans. Option prices under these plans must equal at least the fair value of the Company’s common stock on the date of grant. If the optionee owns more than 10% of the Company’s common stock, the option price must equal at least 110% of the fair value of the Company’s common stock on the date of grant. The options vest over time periods determined by the Board of Directors and expire ten years from date of grant. Other pertinent information related to the options is as follows:

	Years Ended December 31,

	2002		2001

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Under option, beginning of year	298,000	$9.64	285,332	$9.71
Granted	6,500	9.44	16,000	8.22
Exercised	—	—	—	—
Terminated	(6,500)	7.98	(3,332)	8.56

Under option, end of year	298,000	9.67	298,000	9.64

Exercisable, end of year	254,832	$9.75	242,501	$9.85

Weighted-average fair value of options granted during the year		$3.74		$4.72

	Options Outstanding			Options Exercisable

Weighted-
		Average			Weighted-
		Remaining	Weighted-		Average
Range of	Number	Contractual	Average	Number	Exercise
Exercise Prices	Outstanding	Life	Exercise Price	Exercisable	Price

$6.63 - $10.00	298,000	6 years	$9.67	254,832	$9.75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. STOCK COMPENSATION PLANS (Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,

	2002	2001

Dividend yield	0%	0%
Expected life	10 years	10 years
Expected volatility	19%	34%
Risk-free interest rate	3.86%	5.59%

NOTE 10. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,

	2002	2001

Current	$45,095	$54,013
Deferred	(62,849)	(15,060)
Change in valuation allowance	17,754	(38,953)

Income tax expense	$—	$—

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,

	2002	2001

Income taxes at statutory rate	$34,013	$45,128
Income from life insurance policies	(49,980)	—
Change in valuation allowance	17,754	(38,953)
Other	(1,787)	(6,175)

Income tax expense	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Loan loss reserves	$232,510	$198,321
Deferred loan fees and costs	73,832	27,256
Deferred organization costs	—	9,407
Other	6,926	6,189
Securities available-for-sale	—	2,734
Cash flow hedges	13,620	—

	326,888	243,907

Deferred tax liabilities:
Depreciation	28,088	18,842
Securities available-for-sale	5,828	—

	33,916	18,842

Valuation allowance	(237,654)	(219,900)

Net deferred tax assets	$55,318	$5,165

NOTE 11. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Years Ended December 31,

	2002	2001

Basic Earnings Per Share:
Weighted average common shares outstanding	1,068,575	1,011,953

Net income	$100,038	$132,730

Basic earnings per share	$0.09	$0.13

Diluted Earnings Per Share:
Weighted average common shares outstanding	1,068,575	1,011,953
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	6,027	2,209

Total weighted average common shares and common stock equivalents outstanding	1,074,602	1,014,162

Net income	$100,038	$132,730

Diluted Earnings Per Share	$0.09	$0.13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,

	2002	2001

Commitments to extend credit	$16,942,000	$11,884,000
Standby letters of credit	377,000	452,000

	$17,319,000	$12,336,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

Interest Rate Derivatives

The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The goal is to manage interest rate sensitivity by modifying the repricing characteristics of certain assets and liabilities so that certain movements in interest rates do not, on a material basis, adversely affect the net interest margin. The Company views this strategy as prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

Interest rate derivative instruments that are used as part of the Company’s interest rate risk-management strategy include interest rate corridors. As a matter of policy, the Company does not use speculative derivative instruments for interest rate risk management. An interest rate corridor is a combination of buying a cap (floor) at a given strike rate and selling another cap (floor) at a higher (lower) rate and provides a range of interest rate protection when compared to caps and floors alone. The Company utilizes interest rate corridors to place a rate protection range on a portion of its variable-rate of its debt based upon a notional principal amount and maturity date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES (Continued)

Interest Rate Derivatives (Continued)

At December 31, 2002 and 2001, the information pertaining to outstanding interest rate corridor agreements used to hedge variable-rate debt is as follows:

	December 31,

	2002	2001

Notional amount	$5,000,000	$—
Weighted average maturity in years	5 years	—
Fair value of interest rate corridor included in other assets	$92,167	$—
Unrealized loss relating to interest rate corridor	$37,833	$—

By using derivative instruments, the Company is potentially exposed to credit and market risk. If the counter-party fails to perform, credit risk is equal to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, has no repayment risk. The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically.

The Company’s derivative activities are monitored by its asset/liability management committee as part of that committee’s oversight of the Company’s asset/liability management and treasury functions. The Company’s asset/liability management committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the overall interest-rate risk management.

All of the Company’s derivative financial instruments are classified as highly effective cash flow hedges. For the year ended December 31, 2002, there were no materials amounts recognized which represented the ineffective portion of cash flow hedges. All components of each derivative’s gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

The Company’s loan portfolio is concentrated in commercial loans and leases (37%) and loans secured by real estate (60%), of which a substantial portion is secured by commercial assets and real estate in the Company’s primary market areas. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market areas.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of statutory capital, or approximately $1,563,000.

NOTE 14. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, no amounts were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

		(Dollars in Thousands)
As of December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$9,965	10.60%	$7,523	8%	N/A	N/A
Bank	$10,432	11.10%	$7,521	8%	$9,401	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$9,033	9.61%	$3,762	4%	N/A	N/A
Bank	$9,500	10.11%	$3,760	4%	$5,641	6%
Tier I Capital to Average Assets:
Consolidated	$9,033	7.65%	$4,722	4%	N/A	N/A
Bank	$9,500	8.05%	$4,721	4%	$5,902	5%
As of December 31, 2001:
Total Capital to Risk Weighted Assets:
Consolidated	$9,490	12.35%	$6,146	8%	N/A	N/A
Bank	$10,047	13.08%	$6,146	8%	$7,682	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$8,781	11.43%	$3,073	4%	N/A	N/A
Bank	$9,338	12.16%	$3,073	4%	$4,609	6%
Tier I Capital to Average Assets:
Consolidated	$8,781	8.63%	$4,071	4%	N/A	N/A
Bank	$9,338	9.18%	$4,070	4%	$5,088	5%

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments.

Cash, Due From Banks and Interest-bearing Deposits in Banks: The carrying amounts of cash, due from banks and interest-bearing deposits in banks approximate fair values.

Securities: Fair values for securities are based on available quoted market prices. The carrying values of restricted equity securities with no readily determinable fair value approximate fair value.

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or based on the fair value of the underlying collateral, where applicable.

Deposits: The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities Sold Under Repurchase Agreements: The carrying amounts of securities sold under repurchase agreements approximate fair value.

Other Borrowings: For variable-rate borrowings that reprice frequently, fair values are based on carrying values. For fixed rate borrowings, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for similar terms to borrowers of similar credit quality.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Interest Rate Derivatives: The fair value of interest rate derivatives is obtained from dealer quotes. These values represent the amount the Company would receive to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

Off-Balance Sheet Instruments: Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Company’s financial instruments were as follows:

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

		(Dollars in Thousands)
Financial assets:
Cash, due from banks, and interest-bearing deposits in banks	$2,016,910	$2,016,910	$5,935,536	$5,935,536
Securities	29,510,174	29,564,155	32,524,764	32,524,764
Loans	84,848,269	86,645,985	62,045,635	64,275,405
Accrued interest receivable	420,073	420,073	512,434	512,434
Interest rate derivatives	92,167	92,167	—	—
Financial liabilities:
Deposits	84,719,929	87,550,964	85,471,580	87,883,201
Securities sold under repurchase agreements	755,577	755,577	683,648	683,648
Other borrowings	24,569,500	25,458,648	7,569,500	8,120,445
Accrued interest payable	1,182,112	1,182,112	1,630,120	1,630,120

NOTE 16. SUPPLEMENTAL FINANCIAL DATA

Components of other income and expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,

	2002	2001

Other income:
Mortgage origination fees	$279,189	$124,005
Income from life insurance policies	147,000	17,823
Other expenses:
Data processing	139,892	132,369
Postage and courier	80,755	77,029
Legal and professional	209,635	173,374

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income, and cash flows of CNB Holdings, Inc. as of and for the years ended December 31, 2002 and 2001:

CONDENSED BALANCE SHEETS

	2002	2001

Assets
Cash	$174,146	$13,082
Investment in subsidiary	9,485,663	9,332,654
Other assets	20,316	4,205

Total assets	$9,680,125	$9,349,941

Liabilities
Other borrowings	569,500	569,500
Other liabilities	91,177	4,000

Total liabilities	660,677	573,500

Stockholders’ equity	9,019,448	8,776,441

Total liabilities and stockholders’ equity	$9,680,125	$9,349,941

CONDENSED STATEMENTS OF INCOME

	2002	2001

Income, interest	$15,618	20,647

Expenses
Interest	22,698	32,641
Other expense	54,882	60,293

Total expenses	77,580	92,934

Loss before equity in undistributed income of subsidiary	(61,962)	(72,287)
Equity in undistributed income of subsidiary	162,000	205,017

Net income	$100,038	$132,730

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2002	2001

OPERATING ACTIVITIES
Net income	$100,038	$132,730
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Undistributed income of subsidiary	(162,000)	(205,017)
Net other operating activities	71,066	(9,805)

Net cash provided by (used in) operating activities	9,104	(82,092)

FINANCING ACTIVITIES
Proceeds from other borrowings	—	75,000
Proceeds from sale of treasury stock	151,960	—

Net cash provided by financing activities	151,960	75,000

Net increase (decrease) in cash	161,064	(7,092)
Cash at beginning of year	13,082	20,174

Cash at end of the year	$174,146	$13,082

CNB HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Cash and due from banks	$1,414,215	$1,440,482
Interest-bearing deposits in banks	303,389	576,428
Investment securities:
Securities available-for-sale, at market value	36,462,356	19,922,409
Securities held-to-maturity, estimated fair value of $6,747,143 and $8,053,746	6,714,483	7,999,765
Restricted equity securities	2,140,500	1,588,000
Loans, net of allowance for loan losses of $977,458 and $918,250	90,369,419	84,848,269
Premises and equipment	816,330	532,542
Other assets	4,302,775	3,684,580

TOTAL ASSETS	$142,523,467	$120,592,475

LIABILITIES
Deposits:
Noninterest-bearing demand	$9,623,174	$11,279,872
Interest-bearing demand and money market	12,075,582	12,648,939
Savings	91,660	85,847
Time deposits of $100,000 or more	28,920,082	20,066,956
Other time deposits	40,853,581	40,638,315

Total deposits	91,564,079	84,719,929

Securities sold under repurchase agreements	3,227,628	755,577
Other borrowed money	36,060,000	24,569,500
Other liabilities	1,956,969	1,528,021

TOTAL LIABILITIES	132,808,676	111,573,027

Stockholders’ equity:
Preferred stock, par value not stated, 10,000,000 shares authorized, no shares issued	—	—
Common stock, par value $1.00 per share, 10,000,000 shares authorized, 1,272,500 and 1,235,000 shares issued respectively	1,272,500	1,235,000
Surplus	10,356,067	10,009,642
Accumulated other comprehensive loss	(278,936)	(13,853)
Treasury stock	(1,206,140)	(1,255,157)
Unearned ESOP shares	(399,998)	(399,998)
Accumulated deficit	(28,702)	(556,186)

Total stockholders’ equity	9,714,791	9,019,448

Total liabilities and stockholders’ equity	$142,523,467	$120,592,475

See notes to consolidated financial statements.

CNB HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Interest income:
Loans and leases, including fees	$4,396,199	$3,652,346	$1,517,651	$1,229,799
Investment securities:
U.S. government agencies	576,060	842,742	268,809	261,175
Other investments	126,916	208,528	39,832	51,810
Interest bearing deposits in banks	22,384	90,523	4,431	43,601

Total interest income	5,121,559	4,794,139	1,830,723	1,586,385

Interest expense:
Interest bearing demand and money market	90,786	268,821	24,557	68,256
Savings	433	1,438	99	331
Time deposits of $100,000 or more	623,768	579,822	210,044	241,065
Other time deposits	1,086,404	1,363,282	355,714	415,367
Other borrowings	540,545	381,270	197,355	146,076

Total interest expense	2,341,936	2,594,633	787,769	871,095

Net interest income	2,779,623	2,199,506	1,042,954	715,290
Provision for loan losses	156,000	386,082	29,100	302,000

Net interest income after provision for loan losses	2,623,623	1,813,424	1,013,854	413,290

Other income:
Service charges on deposit accounts	38,286	45,248	11,636	14,357
Gains on the sale of loans and leases (net)	487,317	302,341	75,577	86,391
Gains on the sale of securities available for sale	451	233,857	—	233,388
Other income	483,901	281,760	225,327	113,253

Total other income	1,010,009	863,206	312,540	447,389

Other expenses:
Salaries and other compensation	1,519,379	1,187,210	556,473	401,642
Employee benefits	364,072	213,453	128,513	67,742
Net occupancy and equipment expense	413,196	394,023	142,579	134,564
Professional and other outside services	274,712	280,142	97,843	90,386
Other expense	513,086	489,116	122,907	156,119

Total other expenses	3,084,445	2,563,944	1,048,315	850,453

Net income before income tax	549,187	112,686	278,079	10,226
Income tax	21,704	—	—	—

Net income	$527,483	$112,686	$278,079	$10,226

Basic earnings per share	$0.49	$0.11	$0.26	$0.01

Diluted earnings per share	$0.48	$0.11	$0.24	$0.01

See notes to consolidated financial statements.

CNB HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net income	$527,483	$112,686	$278,079	$10,226
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale:
Unrealized holding gains (losses) arising during the period, net of tax of ($140,613), $100,193, ($168,590) and $43,502 respectively	(249,979)	178,121	(299,717)	77,358
Reclassification adjustment for gains realized in net income, net of tax of $162, $84,188, $0 and $84,020, respectively	(289)	(149,669)	—	(149,368)
Unrealized gains (losses) on cash flow hedges, net of tax of $(8,334), $0, $4,780 and $0, respectively	(14,815)	—	8,498	—

Other comprehensive income (loss)	(265,083)	28,452	(291,219)	(72,010)

Comprehensive income (loss)	$262,400	$141,138	$(13,140)	$(61,784)

See notes to consolidated financial statements.

CNB HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

	2003	2002

Cash flows from operating activities:
Net income	$527,483	$112,686
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of investment securities	329,748	159,055
Depreciation and amortization of premises and equipment	119,990	120,961
Gains on the sale of loans and leases	(487,371)	(302,341)
Gains on the sale of securities available for sale	(451)	(233,858)
Loss on the sale of repossessed assets	22,429	—
Provision for loan losses	156,000	386,082
Increase in other assets	(154,568)	(358,962)
Increase in other liabilities	428,948	191,748

Net cash provided by operating activities	942,208	75,371

Cash flows from investing activities:
Purchases of bank-owned certificates of deposit	—	(1,293,000)
Maturities of investment securities available-for-sale	14,540,401	10,642,397
Maturities of investment securities held-to-maturity	2,911,956	—
Purchases of investment securities available-for-sale	(31,989,882)	(33,736,651)
Purchases of investment securities held-to-maturity	2,003,750)	—
Purchases of restricted equity securities	(552,500)	(550,000)
Proceeds from sales of investment securities available-for-sale	566,270	22,987,491
Proceeds from sale of loans and leases	5,717,978	4,314,892
Loans originated, net of principal repayments	(11,588,197)	(10,230,914)
Purchases of premises and equipment	(403,778)	(48,444)
Additions to other real estate owned	(144,212)	—
Proceeds from sale of repossessed assets	464,556	—

Net cash used in investing activities	(22,481,158)	(7,914,229)

Cash flows from financing activities:
Increase in securities sold under repurchase agreements	$2,472,051	$8,932
Sale of treasury stock	57,943	88,785
Exercise of stock options	375,000	—
Increase in other borrowings	11,490,500	11,000,000
Increase (decrease) in deposits	6,844,150	(3,611,037)

Net cash provided by financing activities	21,239,644	7,486,680

Net decrease in cash and cash equivalents	(299,306)	(352,178)
Cash and cash equivalents, beginning of period	2,016,910	5,935,536

Cash and cash equivalents, end of period	$1,717,604	$5,583,358

See notes to consolidated financial statements.

CNB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 2003
(UNAUDITED)

NOTE 1 — BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements for CNB Holdings, Inc. (the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine and three month periods ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. For further information, refer to the financial statements and footnotes included in the Company’s consolidated financial statements and footnotes thereto for the year ended December 31, 2002, included in the Company’s Form 10-KSB.

The consolidated financial statements include the account of the Company and its wholly owned subsidiary, Chattahoochee National Bank (the “Bank”), with all significant intercompany accounts and transactions eliminated in consolidation.

NOTE 2 – EARNINGS PER COMMON SHARE

     Earnings per share is computed by dividing net income or available to common shareholders by the weighted average number of share outstanding during the period, which totaled 1,082,242 shares for the nine months and 1,089,786 for the three months ended September 30, 2003. For the same periods in 2002, the average number of shares outstanding totaled 1,062,629 and 1,069,259 for the nine months and the three months ended September 30, 2002, respectively.

Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Nine Months Ended
	September 30,

	2003	2002

Basic Earnings Per Share:
Weighted average common shares outstanding	1,082,242	1,062,629

Net income	$527,483	$112,686

Basic earnings per share	$0.49	$0.11

Diluted Earnings Per Share:
Weighted average common shares outstanding	1,082,242	1,062,629
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	13,298	—

Total weighted average common shares and common stock equivalents outstanding	1,095,540	1,062,629

Net income	$527,483	$112,686

Diluted earnings per share	$0.48	$0.11

	Three Months Ended
	September 30,

	2003	2002

Basic Earnings Per Share:
Weighted average common shares outstanding	1,089,786	1,069,259

Net income	$278,079	$10,226

Basic earnings per share	$0.26	$0.01

Diluted Earnings Per Share:
Weighted average common shares outstanding	1,089,786	1,069,259
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	49,923	—

Total weighted average common shares and common stock equivalents outstanding	1,139,709	1,069,259

Net income	$278,079	$10,226

Diluted earnings per share	$0.24	$0.01

NOTE 3 — STOCK COMPENSATION PLANS

At September 30, 2003, the Company has stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30,		FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30,

	2003	2002	2003	2002

Net income, as reported	$527,483	$112,686	$278,079	$10,226
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(54,201)	(4,720)	(51,263)	—

Pro forma net income	$473,282	$107,966	$226,816	$10,226

Earnings per share:
Basic — as reported	$0.49	$0.11	$0.26	$0.01

Basic — pro forma	$0.44	$0.10	$0.21	$0.01

Diluted — as reported	$0.48	$0.11	$0.24	$0.01

Diluted — pro forma	$0.43	$0.10	$0.20	$0.01

NOTE 4 — LOANS AND LEASES RECEIVABLE

     Major classifications of loans and leases are as follows in thousands (000):

	SEPTEMBER 30, 2003	DECEMBER 31, 2002

Commercial Loans	$27,099	$28,937
Real Estate — construction	49,575	27,644
Real Estate — mortgage	11,256	23,788
Leasing financing	1,518	2,922
Installment Loans	2,075	2,627

Total Loans	91,523	85,918
Less: Deferred loan fees and costs	177	152
Less: Allowance for loans and lease losses	977	918

Loans and leases receivable, net	$90,369	$84,848

NOTE 5 — ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income-market valuation reserve on investment securities available-for-sale and cash flow hedges is as follows:

		Cash Flow
	Securities	Hedges	Total

Beginning balance — January 1, 2003	$10,360	$(24,213)	$(13,853)
Current — period change	(250,268)	(14,815)	(265,083)

Ending balance — September 30, 2003	$(239,908)	$(39,028)	$(278,936)

NOTE 6 — NEW ACCOUNTING PRONOUNCEMENTS

ACCOUNTING PRONOUNCEMENTS AFFECTING FUTURE PERIODS

There are no recent accounting pronouncements that have had, or are expected to have, a material effect on the Company’s financial statements.

NOTE 7 — MERGER AGREEMENT WITH FIRST CAPITAL BANCORP, INC.

     On September 24, 2003, the Company and First Capital Bancorp, Inc., a bank holding company based in Norcross, Georgia, entered into an Agreement and Plan of Merger whereby First Capital will merge with and into the Company. First Capital’s shareholders will receive shares of Company common stock for each share of First Capital common stock they own, resulting in an expected issuance of approximately 2.8 million shares of Company common stock on a fully diluted basis. The merger is subject to various terms and conditions, including shareholder and regulatory approvals and is expected to close by the end of the second quarter of 2004. The merger will be accounted for as a purchase.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
First Capital Bancorp, Inc. and Subsidiaries
Norcross, Georgia

     We have audited the accompanying consolidated balance sheets of First Capital Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Capital Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 14 to the consolidated financial statements, in accordance with the requirements of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, the Company changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
February 14, 2003

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

	2002	2001

ASSETS
Cash and due from banks	$7,118,731	$6,951,561
Interest-bearing deposits in other banks	—	2,500,000
Federal funds sold and overnight investments	636,233	1,335,356
Cash and cash equivalents	7,754,964	10,786,917
Securities available-for-sale	66,359,699	37,589,584
Securities held-to-maturity (fair values of $21,792,637 and $— in 2002 and 2001, respectively)	21,506,973	—
Other investments	4,607,906	3,100,173
Loans, net	273,621,370	205,390,071
Premises and equipment, net	384,993	367,960
Deferred income taxes	1,393,993	1,499,548
Accrued interest receivable and other assets	2,247,965	2,373,251

Total assets	$377,877,863	$261,107,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$13,976,102	$9,382,963
Interest-bearing	244,676,743	176,594,647

	258,652,845	185,977,610

Federal funds purchased and securities sold under repurchase agreements	15,700,000	7,995,248
Convertible subordinated debentures	2,688,000	2,688,000
Advances from Federal Home Loan Bank	69,373,000	41,000,000
Notes payable	4,000,000	4,400,000
Other liabilities and accrued expenses	2,408,387	2,228,977
Company guaranteed trust preferred securities	6,200,000	—

Total liabilities	359,022,232	244,289,835

Commitments and contingencies
Stockholders’ equity:
Series A Preferred stock, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1.00 par value; 10,000,000 shares authorized; 208 shares issued and outstanding	208	208
Additional paid-in capital	5,831,654	5,831,654
Retained earnings	12,738,351	11,034,864
Accumulated other comprehensive income (loss)	285,418	(49,057)

Total stockholders’ equity	18,855,631	16,817,669

Total liabilities and stockholders’ equity	$377,877,863	$261,107,504

See notes to consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

Interest Income
Loans, including fees	$15,717,016	$16,945,644
Securities	3,542,704	3,726,274
Federal funds sold and other interest-bearing deposits	76,704	348,214

Total interest income	19,336,424	21,020,132

Interest expense
Deposits	6,509,581	9,004,349
Other borrowings	3,894,878	3,223,792

Total interest expense	10,404,459	12,228,141

Net interest income	8,931,965	8,791,991
Provision for loan losses	425,000	480,000

Net interest income after provision for loan losses	8,506,965	8,311,991

Noninterest income
Loan servicing fee income	6,192	8,933
Service charges on deposit accounts	89,507	136,778
Gain on sale of securities	257,955	18,741
Gain on floor	—	299,788
Gain on sale of floor	—	48,060
Gain on sale of interest rate swap	141,000	—
License fee income	265,325	—
Other	24,343	11,796

Total noninterest income	784,322	524,096

Noninterest expense
Salaries and employee benefits	4,006,318	2,875,523
Occupancy and equipment	543,017	688,050
Equity in loss of other investment	—	138,514
Other operating expenses	1,646,958	1,487,199

Total noninterest expense	6,196,293	5,189,286

Income before income taxes	3,094,994	3,646,801
Income tax expense	1,091,507	1,297,741

Income before accounting change	2,003,487	2,349,060
Cumulative effect of accounting change, net of income taxes of $98,965	—	175,937

Net income	$2,003,487	$2,524,997

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

Basic earnings per common share:
Income before accounting change	$9,648	$11,323
Cumulative effect of accounting change	—	848

Net income	$9,648	$12,171

Diluted earnings per common share:
Income before accounting change	$8,541	$9,786
Cumulative effect of accounting change	—	702

Net income	$8,541	$10,488

See notes to consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

Net income	$2,003,487	$2,524,997

Other comprehensive income:
Unrealized holding gains arising during period, net of tax of $281,006 and $738,461, respectively	499,566	1,436,889
Reclassification adjustment for gains realized in net income, net of tax of $92,864 and $6,747, respectively	(165,091)	(11,994)

Other comprehensive loss	334,475	1,424,895

Comprehensive income	$2,337,962	$3,949,892

See notes to consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2002 AND 2001

					Accumulated
	Series A		Additional		Other
	Preferred	Common	Paid-In	Retained	Comprehensive
	Stock	Stock	Capital	Earnings	Income (Loss)	Total

Balance December 31, 2000	$—	$205	$5,829,177	$8,810,233	$(1,473,952)	$13,165,663
Net income	—	—	—	2,524,997	—	2,524,997
Other comprehensive income	—	—	—	—	1,424,895	1,424,895
Exercise of stock options	—	9	478,403	—	—	478,412
Stock repurchase, common	—	(6)	(575,769)	—	—	(575,775)
Common dividend declared	—	—	—	(300,366)	—	(300,366)
Tax benefit of nonqualified common stock options exercised	—	—	99,843	—	—	99,843

Balance December 31, 2001	—	208	5,831,654	11,034,864	(49,057)	16,817,669
Net income	—	—	—	2,003,487	—	2,003,487
Other comprehensive income	—	—	—	—	334,475	334,475
Exercise of stock options	—	8	787,395	—	—	787,403
Stock repurchase, common	—	(8)	(787,395)	—	—	(787,403)
Common dividend declared	—	—	—	(300,000)	—	(300,000)

Balance December 31, 2002	$—	$208	$5,831,654	$12,738,351	$285,418	$18,855,631

See notes to consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

OPERATING ACTIVITIES
Net income	$2,003,487	$2,524,997
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	—	(274,902)
Depreciation and amortization	217,563	302,398
Provision for loan losses	425,000	480,000
Deferred income taxes (benefits)	(82,586)	(130,495)
Net gain on sales of securities	(257,955)	(18,741)
Equity in loss of other investment	—	138,514
(Gain) loss on sale of premises and equipment	10,745	(1,387)
Gain on sale of interest rate swap	(141,000)	—
Gain on floor	—	(299,788)
Gain on sale of floor	—	(48,060)
Net amortization (accretion) on securities	449,080	(359,304)
Stock compensation	332,002	114,365
Decrease in interest receivable	6,791	1,277,422
Increase (decrease) in interest payable	83,070	(307,857)
Net other operating activities	355,835	43,037

Net cash provided by operating activities	3,402,032	3,440,199

INVESTING ACTIVITIES
Proceeds from sales of securities available-for-sale	12,674,335	3,331,463
Purchases of securities available-for-sale	(54,087,649)	(5,976,043)
Proceeds from maturities of securities available-for-sale	13,122,139	30,668,612
Proceeds from maturities of securities held-to-maturity	4,023,567	499,811
Purchases of securities held-to-maturity	(25,677,989)	—
Purchase of other investments	(1,507,733)	(58,206)
Capital contribution in investee	—	(119,125)
Proceeds from sale of floor	—	831,000
Net increase in loans	(68,656,299)	(25,168,501)
Proceeds from sale of premises and equipment	26,103	17,453
Purchase of premises and equipment	(271,444)	(218,239)

Net cash provided by (used in) investing activities	(120,354,970)	3,808,225

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001

FINANCING ACTIVITIES
Net increase (decrease) in deposits	$72,675,235	$(12,336,607)
Net increase in federal funds purchases and securities sold under repurchase agreements	7,704,752	969,354
Repayment of note payable	(400,000)	(1,100,000)
Repurchase of common stock	(787,403)	(575,775)
Proceeds from advances from Federal Home Loan Bank	28,373,000	6,000,000
Proceeds from issuance of trust preferred securities	6,200,000	—
Proceeds from exercise of common stock options	455,401	364,047
Cash dividends paid on common stock	(300,000)	(300,366)

Net cash provided by (used in) financing activities	113,920,985	(6,979,347)

Net increase (decrease) in cash and cash equivalents	(3,031,953)	269,077

Cash and cash equivalents, at beginning of year	10,786,917	10,517,840

Cash and cash equivalents, at end of year	$7,754,964	$10,786,917

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$9,638,488	$12,481,740

Income taxes	$1,146,679	$1,440,431

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Tax benefit of exercised options	$—	$99,843

See notes to consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First Capital Bancorp, Inc and Subsidiaries (the “Company”) conform to generally accepted accounting principles and to general practice within the banking industry. The following is a description of the more significant of those policies the Company follows in preparing and presenting its financial statements.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of First Capital Bancorp, Inc. and its wholly-owned subsidiaries, First Capital Bank (the “Bank”), Capital Financial Software, LLC (“CFS”), a limited liability company which markets and provides support of its accounting software package used by bankruptcy trustees and First Capital Statutory Trust I, a grantor trust formed to issue cumulative trust preferred securities. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred taxes.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash equivalents include cash and due from banks, cash items in process of collection, federal funds sold, overnight investments and interest-bearing deposits in banks, all of which mature within ninety days. Cash flows from loans, deposits, federal funds purchased and securities sold under repurchase agreements are reported net.

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. The total of those reserve balances was approximately $649,000 at December 31, 2002.

Securities and Other Investments

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as other investments and recorded at cost.

Purchase premiums and discounts are recognized in interest income using the interest method over the term of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity, available-for-sale securities, and other investments below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities carry a fixed rate and are noncallable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities and Other Investments (Continued)

The Company invests in investment grade (top four categories) or nonrated securities. The issuer of the nonrated securities must meet specific underwriting guidelines established by the Company. Prior to purchase, a full prospectus is required along with yield and credit analyses of the issuer. In addition, the Company performs quarterly reviews of each issuer. At December 31, 2002, four securities were rated below investment grade.

In 2002, the Company purchased the remaining 50% ownership of CFS for $55,000. The purchase price of $55,000 is recorded as an intangible. The intangible asset consists of customer relationships that, as of December 31, 2002, have been determined to have an indefinite life. The intangible asset is evaluated annually for changes in life and impairment. Prior to 2002, the Company’s investment in CFS was accounted for using the equity method. Under the equity method, the investment was initially recorded at cost. Subsequently, the carrying amount of the investment was increased to reflect the Company’s share of income of the investee, reduced to reflect the Company’s share of losses of the investee, or reduced to reflect dividends received from the investee.

Real Estate Investments

The Company’s real estate investments result from acquisition, development and construction (ADC) lending arrangements in which the Company and the Bank have committed and extended loans to borrowers to acquire and develop residential property. The Company is providing secondary loans to these borrowers that result in substantially all of the necessary funds to acquire, develop and construct the properties being provided collectively by the Company and the Bank. Additionally, in certain cases, the Company is participating in residual profits. Therefore, these ADC arrangements are considered real estate investments because the risks and rewards associated with these loans are similar to those associated with an investment in real estate. Such real estate investments are accounted for using the equity method and recorded as loans in the consolidated balance sheet.

Loans

Loans are reported at their outstanding principal balances less deferred loan fees and the allowance for loan losses. Loan fees, net of certain direct origination costs, are deferred and amortized over the estimated terms of the loans using the straight-line method. Interest on loans is calculated using the simple interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on loans that become past due 90 days or more and for which collateral is inadequate to cover principal and interest, or immediately if management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that collection is doubtful. When a loan is placed on nonaccrual status, all previously accrued but uncollected interest is reversed against current period interest income. Future collections are applied first to principal and then to interest until such loans are brought current, at which time, loans may be returned to accrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

The Company has sold guaranteed portions of SBA loans in the SBA secondary market and continues to service these sold loans. Gains or losses on guaranteed portions of SBA loans which are sold are recorded in noninterest income, based on the net proceeds received and the basis in the portion of the loan sold. The basis in the portion of the loan sold is determined by allocating a portion of the loan carrying value to the portion sold based on its fair value, relative to the fair value of the portion of the loan retained and the related servicing asset, if any. No servicing asset is recognized because the Company estimates that the benefits of servicing approximate adequate compensation for the Company’s servicing responsibilities.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, review of specific problem loans, past loan loss experience, and secondary repayment sources such as liquidation of collateral on specific loans.

Substantially all of the Company’s loans are secured by real estate in metropolitan Atlanta, Georgia and are heavily concentrated in commercial real estate, multi-family and single-family construction, and acquisition and development loans. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is susceptible to changes in real estate market conditions in the metropolitan Atlanta area.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Semi-annually, the adequacy of the allowance for loan losses is evaluated by independent external reviews. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest Rate Floor

The Company had an interest rate floor agreement to manage interest rate risk on its floating interest rate loan portfolio. The premium paid for the interest rate floor agreement was amortized as a reduction to interest income over the term of the agreement. During 2001, the Company sold the interest rate floor, recognizing a gain on sale of $48,060.

Interest Rate Swap

During 2002, the Company entered into an interest rate swap agreement to manage interest rate risk on a portion of its other borrowings. The Company sold the swap during the second quarter, recognizing a gain on sale of $141,000.

Stock Compensation Plans

At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 12. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,

	2002	2001

	(Dollars in thousands,
	except per share amounts)

Net income, as reported	$2,003	$2,525
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(27)	(154)

Pro forma net income	$1,976	$2,371

Earnings per share:
Basic — as reported	$9,648	$12,171

Basic — pro forma	$9,518	$11,428

Diluted — as reported	$8,541	$10,488

Diluted — pro forma	$8,432	$9,874

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

Basic earnings per share are computed by dividing income before cumulative effect of accounting change and net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing income before cumulative effect of accounting change and net income by the sum of the weighted-average number of shares of common stock and potential common stock, such as options and convertible debentures.

Presented below is a summary of the components used to calculate basic and diluted earnings per share.

			Per Share Amounts

			Income
			Before
			Cumulative
			Effect of
			Accounting
			Change	Accounting	Net
	Numerator	Denominator	December 31, 2002	Change	Income

Income before cumulative effect of accounting change	$2,003,487	207.6649	$9,648	—	$9,648
Effect of dilutive securities:
Convertible debentures	105,108	32.0000
Options	—	7.2041

Diluted earnings per share	$2,108,595	246.8690	$8,541	—	$8,541

	December 31, 2001

Income before cumulative effect of accounting change	$2,349,060	207.4676	$11,323	$848	$12,171
Effect of dilutive securities:
Convertible debentures	107,049	32.0000
Options	—	11.5017

Diluted earnings per share	$2,456,109	250.9693	$9,786	$702	$10,488

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142. “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that all business combinations consummated after June 30, 2001 be accounted for by the purchase method unless the combination was initiated on or prior to that date and it meets the conditions to be accounted by the pooling-of-interests method in accordance with APB Opinion No. 16, “Business Combinations.” Under SFAS No. 142, goodwill and intangible assets that management concludes have indefinite useful lives will no longer be amortized, but will be subject to impairment tests performed at least annually. SFAS No. 142 also requires the Company to perform a transitional impairment test of all previously recognized goodwill and to assign all recognized assets and liabilities to reporting units. Other identifiable intangible assets will continue to be amortized over their useful lives. The adoption of SFAS 141 and 142 did not significantly affect the operations of the Company for the year ended December 31, 2002.

NOTE 2.	SECURITIES AND OTHER INVESTMENTS

The amortized cost and fair value of securities are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities available-for-sale:
December 31, 2002
U. S. Treasury notes and obligations of U. S Government agencies	$33,771,818	$407,055	$—	$34,178,873
Trust preferred securities	12,208,753	214,590	(360,677)	12,062,666
Mortgage-backed securities	17,164,803	187,262	(34,215)	17,317,850
Corporate bonds	276,704	23,606	—	300,310
Equity securities	2,491,656	8,344	—	2,500,000

	$65,913,734	$840,857	$(394,892)	$66,359,699

December 31, 2001
U. S. Treasury notes and obligations of U. S Government agencies	$20,114,140	$572,806	$(55)	$20,686,891
Trust preferred securities	13,071,476	109,555	(773,887)	12,407,144
Mortgage-backed securities	1,000,000	20,400	—	1,020,400
Corporate bonds	988,964	—	(13,816)	975,148
Equity securities	2,491,656	8,345	—	2,500,001

	$37,666,236	$711,106	$(787,758)	$37,589,584

Securities held-to-maturity:
December 31, 2002
Mortgage-backed securities	$21,506,973	$285,664	$—	$21,792,637

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AND OTHER INVESTMENTS (Continued)

The amortized cost and fair value of debt securities available-for-sale and held-to-maturity, exclusive of trust preferred securities and equity securities, at December 31, 2002, by contractual maturity are shown below. Maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale		Securities Held-to-Maturity

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due within one year	$11,604,644	$11,725,425	$—	$—
Due from one to five years	21,167,174	21,387,711	—	—
Due from five to ten years	1,000,000	1,065,737	—	—
Due after ten years	276,704	300,310	—	—
Mortgage-backed securities	17,164,803	17,317,850	21,506,973	21,792,637

	$51,213,325	$51,797,033	$21,506,973	$21,792,637

Securities with a carrying value of approximately $73,004,000 and $24,207,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits, Federal Home Loan Bank advances, bankruptcy deposits and securities sold under repurchase agreements.

Gains and losses on sales of securities available-for-sale consist of the following:

	Years Ended December 31,

	2002	2001

Gross gains	$325,345	$62,831
Gross losses	(67,390)	(44,090)

Net realized gains	$257,955	$18,741

Other investments are summarized as follows:

	December 31,

	2002	2001

Unrestricted equity securities:
The Business Development Corporation of Georgia, Inc. stock	$58,206	$58,206
Capital Financial Software, LLC	—	26,967
Capitol City Bancshares, Inc. stock	25,000	25,000
Restricted equity securities:
Federal Home Loan Bank stock	4,461,200	2,926,500
Community Financial Services, Inc. stock	63,500	63,500

	$4,607,906	$3,100,173

For the year ended December 31, 2001, the Company recorded losses relating to its investment in CFS of $138,514 and made capital contributions of $119,125 to CFS. Total assets at December 31, 2002 and 2001 were $32,840 and $36,967, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,

	2002	2001

Commercial	$18,909,188	15,510,924
Commercial — A&D and construction	33,512,582	18,898,519
1-4 Family residential — A&D and construction	78,096,516	63,259,852
Multi-family residential — A&D and construction	9,280,181	7,666,388
Commercial mortgage	102,465,011	69,813,354
1-4 Family residential mortgage	15,996,418	20,846,547
Multi-family residential mortgage	19,268,588	12,505,388
Consumer	337,101	418,900

	277,865,585	208,919,872
Less:
Deferred loan fees	(888,067)	(598,653)
Allowance for loan losses	(3,356,148)	(2,931,148)

Loans, net	$273,621,370	$205,390,071

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,

	2002	2001

Balance, beginning of year	$2,931,148	$2,408,467
Provision for loan losses	425,000	480,000
Loans charged off	—	(9,757)
Recoveries of loans previously charged off	—	52,438

Balance, end of year	$3,356,148	$2,931,148

At December 31, 2002 and 2001, the Company had real estate acquisition and development loans to certain borrowers totaling $1,989,487 and $1,350,000, respectively. Such loans have been accounted for as real estate investments because the risks and rewards associated with these loans are similar to those associated with an investment in real estate.

The following is a summary of information pertaining to impaired loans:

	As of and for the Years Ended
	December 31,

	2002	2001

Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	464,076	—

Total impaired loans	$464,076	$—

Valuation allowance related to impaired loans	$696	$—

Average investment in impaired loans	$161,120	$—

Interest income recognized on impaired loans	$15,881	$—

Nonaccrual loans	$464,076	$—

Loans past due ninety days or more and still accruing	$78,072	$83,887

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

In the ordinary course of business, the Company has direct and indirect loans outstanding to certain executive officers, directors and their related interests. Management believes such loans are made in the ordinary course of business on substantially the same credit terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with other customers. The following is a summary of activity in loans outstanding to officers, directors and their associates for the year ended December 31, 2002:

Balance, December 31, 2001	$6,841,544
New loans	4,518,217
Principal repayments	(590,243)

Balance, December 31, 2002	$10,769,518

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,

	2002	2001

Leasehold improvements	$237,731	$235,334
Furniture and equipment	1,451,564	1,329,870
Automobiles	196,808	111,257

	1,886,103	1,676,461
Less accumulated depreciation	(1,501,110)	(1,308,501)

	$384,993	$367,960

Leases

The Bank leases its banking facilities under an operating lease which can be cancelled with 180 days written notice. The lease term is for five years. The rental payment is based on square footage and is subject to change periodically. The total minimum rental commitment under the lease is as follows:

2003	$139,730
2004	143,903
2005	148,177
2006	152,655

$584,465

The rental expense for the years ended December 31, 2002 and 2001 was $146,764 and $141,181, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $97,315,377 and $66,620,385, respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

2003	$129,212,895
2004	23,925,029
2005	12,633,749
2006	9,207,522
2007	3,183,790

$178,162,985

At December 31, 2002 and 2001, the Company has deposits from certain directors, executive officers and their related interests totaling approximately $26,470,600 and $19,400,500, respectively.

NOTE 6.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature from one to thirty days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2002 and 2001 were $-0- and $6,445,248, respectively.

NOTE 7.	CONVERTIBLE SUBORDINATED DEBENTURES

The Company has issued convertible subordinated debentures that bear interest at prime (4.25% at December 31, 2002), with a cap of 10.50% and a floor of 6.50% and mature seven years from the date of issuance. The total amount outstanding at December 31, 2002 and 2001 was $2,688,000.

The subordinated debentures are convertible into the Company’s common stock at a conversion price of $84,000 per share. The subordinated debentures are convertible upon change of control of the Company; if the Company’s accumulated losses exceed the sum of the retained earnings and additional paid-in capital of the Company; and at any time up to and on the maturity date provided that if the Company is an S corporation on the conversion date, the holder must be an eligible shareholder of an S corporation. The holder must convert the subordinated debentures on the maturity date if the Company is not an S corporation on the maturity date.

NOTE 8.	ADVANCES FROM THE FEDERAL HOME LOAN BANK

The Company has a line of credit totaling $150,887,906, representing 40% of the Bank’s total assets at December 31, 2002, from the Federal Home Loan Bank of Atlanta. At December 31, 2002, the Bank has pledged as collateral $6,330,549 in first mortgage loans, $25,501,198 in commercial real estate loans, and $63,196,943 in securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	ADVANCES FROM THE FEDERAL HOME LOAN BANK (Continued)

At December 31, 2002 and 2001, the Company had the following advances outstanding:

	2002	2001

6.91% fixed rate maturing May 12, 2003	$15,000,000	$15,000,000
6.07% fixed rate maturing June 9, 2003	5,000,000	5,000,000
5.31% fixed rate maturing December 17, 2003	5,000,000	5,000,000
5.71% fixed rate maturing September 28, 2004	10,000,000	10,000,000
4.92% fixed rate maturing October 24, 2007	2,000,000	2,000,000
5.16% fixed rate maturing October 24, 2008	2,000,000	2,000,000
5.31% fixed rate maturing October 26, 2009	2,000,000	2,000,000
3.75% fixed rate maturing July 23, 2012	25,000,000	—
1.30% variable rate maturing July 22, 2003	3,373,000	—

	$69,373,000	$41,000,000

NOTE 9.	NOTES PAYABLE

Notes payable consist of the following:

	December 31,

	2002	2001

Note payable to The Bankers Bank at prime minus 75 basis points with a floor of 4.25% or 4.25% at December 31, 2002, collateralized by common stock of the Bank	$4,000,000	$—
Note payable to The Bankers Bank, principal due in 10 annual installments and interest paid quarterly at prime minus 50 basis points or 4.25% at December 31, 2001 collateralized by common stock of the Bank	—	4,400,000

	$4,000,000	$4,400,000

Contractual maturities of other borrowings as of December 31, 2002 are as follows:

2003	$—
2004	—
2005	400,000
2006	400,000
2007	400,000
Thereafter	2,800,000

$4,000,000

The loan agreements contain covenants and restrictions, the most significant of which pertain to the maintenance of certain capital and loan loss allowance levels and limitations on incurring debt. At December 31, 2002 and 2001, the Company was in compliance with all of these covenants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	TRUST PREFERRED SECURITIES

In 2002, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after January 17, 2007. The sole assets of the guarantor trust are the Subordinated Debentures of the Company (the Debentures). The Debentures have the same interest rate (9%) as the trust preferred securities. The Company has the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on January 15, 2032 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after January 17, 2007, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board has determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier l qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on January 17, 2002. Both financial instruments bear an identical annual rate of interest of 9%. Distributions on the trust preferred securities are paid semi-annually on January 15 and July 15 of each year, beginning July 15, 2002. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2002 was $6,200,000. The aggregate principal amount of Debentures outstanding at December 31, 2002 was $6,392,000.

NOTE 11.	INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,

	2002	2001

Current	$1,174,093	$1,527,201
Deferred	(82,586)	(130,495)

Income tax expense	$1,091,507	$1,396,706

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	INCOME TAXES (Continued)

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,

	2002	2001

Tax provision at statutory rate	$1,052,298	$1,333,379
State income taxes	62,283	71,715
Other items, net	(23,074)	(8,388)

Income tax expense	$1,091,507	$1,396,706

The components of deferred income taxes are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Loan loss reserves	$1,156,317	$995,939
Equity in loss of investor	4,675	10,698
Operating loss carryforwards	273,280	345,018
Securities available-for-sale	—	27,594
Depreciation	120,268	120,299

	1,554,540	1,499,548

Deferred tax liabilities:
Securities available-for-sale	160,547	—

Net deferred tax assets	$1,393,993	$1,499,548

At December 31, 2002, the Company has remaining tax loss carryforwards of approximately $673,000 and $1,192,000 for federal and state income tax purposes, respectively, which begin to expire in 2006. The use of these carryforwards is limited to future consolidated taxable earnings of the Company and to annual limitations imposed by the Internal Revenue Code. The Company may use no more than approximately $190,000 annually of its remaining federal and state operating loss carryforwards.

NOTE 12.	STOCK COMPENSATION PLAN

The Company has an incentive stock option plan (the “1994 Plan”) with 52.78 shares of the Company’s common stock reserved for awards to key employees and directors of the Company and the Bank. Under the provisions of the 1994 Plan, the option price is determined by a committee of the Board of Directors at the time of grant and may not be less than 100% of the fair market value of the common stock on the date of grant of such option. When granted, these options typically vest on the date of grant for all Company directors and over a five-year period for all Company and Bank employees. All options must be exercised within a ten-year period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	STOCK COMPENSATION PLAN (Continued)

Other pertinent information related to the 1994 Plan is as follows:

	2002		2001

		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	30.84	$60,755	36.19	$51,183
Granted	2.69	91,886	8.11	80,000
Exercised	(8.47)	53,150	(9.28)	38,405
Forfeited	(2.20)	65,000	(4.18)	64,856

Outstanding at end of year	22.86	66,830	30.84	60,755

Options exercisable at end of year	17.66	$63,383	21.84	$57,819

Weighted-average fair value of options granted during the year		$15,979		$26,691

	Options Outstanding			Options Exercisable

		Weighted-
		Average			Weighted-
		Remaining	Weighted-		Average
Range of	Number	Contractual	Average	Number	Exercise
Exercise Prices	Outstanding	Life	Exercise Price	Exercisable	Price

$29,700 - $44,100	3.35	2.5 years	$36,446	3.35	$36,446
$52,500 - $70,000	8.71	5.2 years	58,516	7.51	57,426
$80,000 - $93,000	10.80	8.5 years	82,965	6.80	83,237

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001

Dividend yield	1.57%	.94%
Expected life	10 years	10 years
Expected volatility	.01%	.01%
Risk-free interest rate	3.88%	5.58%

NOTE 13.	EMPLOYEE BENEFIT PLAN

The Company has a retirement plan qualified pursuant to Internal Revenue Code Section 401(k). The plan covers substantially all employees subject to certain minimum age and service requirements. Contributions to the plan by employees are voluntary. The Company may match part of the employee’s contributions subject to annual approval by the Board of Directors. Contributions to the plan charged to expense for the years ended December 31, 2002 and 2001 was $61,861 and $70,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	CUMULATIVE EFFECT OF ACCOUNTING CHANGE

In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, an Amendment of SFAS 133. SFAS No. 133 and SFAS No. 138 modified the criteria for identifying derivative instruments and required that derivatives, whether in stand-alone contracts or, in certain cases, those embedded into other contracts, be recorded at their fair value as assets or liabilities on the consolidated balance sheet. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss is reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

Upon initial adoption of SFAS No. 133 January 1, 2001, the Bank recorded a cumulative transition gain of $175,937, after-tax, into net income, which was the result of certain derivative instruments that did not meet the conditions for hedge accounting pursuant to SFAS No. 133. In accordance with the transition provisions of SFAS No. 133, the total cumulative effect is shown on the consolidated statement of income as a cumulative effect of accounting change.

The cumulative effect of accounting change reflects a pretax gain of $274,902 ($175,937 after-tax) related to changes in the fair value of an interest rate floor from the purchase date to January 1, 2001, the adoption date of SFAS No. 133. Included in income before accounting change on the consolidated statement of income for the year ended December 31, 2001 is $299,788 pretax income ($192,494 after-tax) related to changes in the fair value of the interest rate floor for the period from January 1, 2001 to April 5, 2001, the date of sale. Included in income before accounting change on the consolidated statement of income is a pretax gain on sale of the interest rate floor of $48,060.

NOTE 15.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees written. Such commitments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained for commitments to extend credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing standby letters of credit and financial guarantees written is essentially the same as that involved in extending loan facilities to customers. Substantially all standby letters of credit and financial guarantees written are secured.

A summary of the Company’s commitments is as follows:

	December 31,

	2002	2001

Commitments to extend credit	$59,336,000	$64,265,000
Standby letters of credit	3,933,000	2,366,000

	$63,269,000	$66,631,000

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements. There was no pending litigation at December 31, 2002.

NOTE 16.	REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, approximately $1,407,000 of retained earnings were available for dividend declaration without regulatory approval

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	REGULATORY CAPITAL REQUIREMENTS (Continued)

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
As of December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$30,514	9.57%	$25,511	8%	N/A	N/A
Bank	$33,617	10.55%	$25,497	8%	$31,871	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$24,395	7.65%	$12,756	4%	N/A	N/A
Bank	$30,256	9.49%	$12,748	4%	$19,122	6%
Tier I Capital to Average Assets:
Consolidated	$24,395	6.57%	$14,861	4%	N/A	N/A
Bank	$30,256	8.16%	$14,833	4%	$18,541	5%
As of December 31, 2001:
Total Capital to Risk Weighted Assets:
Consolidated	$22,146	9.33%	$18,980	8%	N/A	N/A
Bank	$25,387	10.73%	$18,928	8%	$23,660	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$16,522	6.96%	$9,490	4%	N/A	N/A
Bank	$22,452	9.49%	$9,464	4%	$14,196	6%
Tier I Capital to Average Assets:
Consolidated	$16,522	6.33%	$10,433	4%	N/A	N/A
Bank	$22,452	8.64%	$10,397	4%	$12,996	5%

NOTE 17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The Company in estimating fair value disclosures for financial instruments used the following methods and assumptions.

Cash Equivalents: Fair value equals carrying value of such assets due to short-term maturities of these instruments.

Securities: The fair value for securities is based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Other Investments: The fair value of other investments approximates carrying value. It is not practicable to estimate the fair value of the Company’s investment in Capitol City Bancshares, Inc.; however, management expects that the fair value would exceed carrying value.

Loans: For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values.

The fair value of all other loans is calculated using discounted cash flows by loan type. The discount rate used to determine the present value of the loan portfolio is an estimated market rate that reflects the credit and interest rate risk inherent in the loan portfolio. The estimated maturity is based on the Company’s historical experience with repayments adjusted to estimate the effect of current market conditions. The carrying amount of related accrued interest receivable approximates its fair value.

Deposits: Fair values for certificates of deposit have been determined using discounted cash flows. The discount rate used is based on estimated market rates for deposits of similar remaining maturities. The carrying amounts of all other deposits, by definition, approximate their fair values. The carrying amount of related accrued interest payable approximates its fair value.

Federal Funds Purchased and Securities Sold Under Repurchase Agreements: Fair value approximates the carrying amount of such liabilities due to their short-term nature.

Convertible Subordinated Debentures: Fair value approximates carrying value of the convertible subordinated debentures due to their variable interest rate at December 31, 2002.

Advances from Federal Home Loan Bank: The fair value of advances from the Federal Home Loan Bank is calculated by discounting contractual cash flows using an estimated interest rate based on current rates available to the Company for debt of similar remaining maturities and collateral terms.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Notes Payable: Fair value approximates the carrying value of the notes payable due to its variable interest rate.

Trust Preferred Securities: The fair value of the Company’s fixed rate trust preferred securities approximates the carrying value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Commitments: Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The estimated fair values and related carrying amounts of the Company’s financial instruments were as follows:

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(Dollars in Thousands)
Assets:
Cash and cash equivalents	$7,755	$7,755	$10,787	$10,787
Securities	87,867	88,153	37,590	37,590
Other investments	4,608	4,608	3,100	3,100
Loans, net	273,626	281,588	204,040	208,589
Accrued interest receivable	1,676	1,676	1,683	1,683
Liabilities:
Deposits	258,653	261,869	185,978	189,971
Federal funds purchased and securities sold under repurchase agreements	15,700	15,700	7,995	7,995
Convertible subordinated debentures	2,688	2,688	2,688	2,688
Advances from Federal Home Loan Bank	69,373	70,880	41,000	41,582
Notes payable	4,000	4,000	4,400	4,400
Trust preferred securities	6,200	6,200	—	—
Accrued interest payable	1,122	1,122	1,084	1,084

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	PARENT COMPANY FINANCIAL INFORMATION

The condensed balance sheets of First Capital Bancorp, Inc. as of December 31, 2002 and 2001 and statements of income and cash flows for the years then ended are as follows:

CONDENSED BALANCE SHEETS

	2002	2001

Assets
Cash	$742,856	$426,702
Investment in bank subsidiary	30,847,635	22,747,754
Investment in Capital Financial Software	22,840	—
Other investments	88,500	115,467
Real estate investments	263,519	350,000
Accrued interest receivable and other assets	281,476	427,947

Total assets	$32,246,826	$24,067,870

Liabilities and Stockholders’ Equity
Liabilities
Convertible subordinated debentures	$2,688,000	$2,688,000
Note payable	4,000,000	4,400,000
Other liabilities and accrued expenses	503,195	162,201
Trust preferred securities	6,200,000	—

Total liabilities	13,391,195	7,250,201

Stockholders’ equity:
Series A Preferred stock, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value, 10,000,000 shares authorized; 208 shares issued and outstanding	208	208
Additional paid-in capital	5,831,654	5,831,654
Retained earnings	12,738,351	11,034,864
Accumulated other comprehensive income (loss)	285,418	(49,057)

Total stockholders’ equity	18,855,631	16,817,669

Total liabilities and stockholders’ equity	$32,246,826	$24,067,870

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2002	2001

Income
Interest and fees	$465,607	$348,647
Dividends from bank subsidiary	850,000	1,600,000
Dividend income	1,599	2,394
Other	545	—

Total income	1,317,751	1,951,041

Expense
Interest	749,442	504,153
Salaries and employee benefits	768,850	549,219
Equity in loss of other investment	—	138,514
Other	61,911	27,779

	1,580,203	1,219,665

Income (loss) before income tax benefit and equity in undistributed earnings of subsidiaries	(262,452)	731,376
Income tax benefit	492,160	327,813

Income before equity in undistributed earnings of subsidiaries	229,708	1,059,189
Equity in undistributed earnings of subsidiaries	1,773,779	1,465,808

Net income	$2,003,487	$2,524,997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2002	2001

OPERATING ACTIVITIES
Net income	$2,003,487	$2,524,997
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,773,779)	(1,465,808)
Equity in loss of other investment	—	138,514
Stock compensation	332,002	114,365
Net other operating activities	542,465	(36,903)

Net cash provided by operating activities	1,104,175	1,275,165

INVESTING ACTIVITIES
Capital contribution in investee	(187,500)	(119,125)
Capital contributions to bank subsidiary	(5,800,000)	—
Proceeds from sale of real estate investment	—	196,250
Decrease in real estate investment	86,481	—
Purchase of minority interest of Capital Financial Software, LLC	(55,000)	—

Net cash provided by (used in) investing activities	(5,956,019)	77,125

FINANCING ACTIVITIES
Repayment of note payable	(400,000)	(1,100,000)
Repurchase of common stock	(787,403)	(575,775)
Proceeds from issuance of trust preferred securities	6,200,000	—
Proceeds from exercise of common stock options	455,401	364,047
Cash dividends paid on common stock	(300,000)	(300,366)

Net cash provided by (used in) financing activities	5,167,998	(1,612,094)

Net increase (decrease) in cash	316,154	(259,804)
Cash at beginning of the year	426,702	686,506

Cash at end of the year	$742,856	$426,702

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

September 30,
2003

(Unaudited)
ASSETS
Cash and due from banks	$6,091,280
Interest-bearing deposits in other banks	—
Federal funds sold and overnight investments	1,138,430
Investment securities Securities available-for-sale, at fair value	105,770,032
Securities held-to-maturity, estimated fair value of $11,669,063	11,555,171
Other investments	5,613,907
Loans net of deferred loan fees and allowance for loan losses of $3,306,148	272,315,509
Premises and equipment	370,425
Other assets	5,050,700

Total assets	$407,905,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$23,174,503
Interest-bearing demand and money market	70,703,174
Time deposits of $100,000 or more	92,607,151
Other time deposits	82,598,483

Total deposits	269,083,311

Federal funds purchased and securities sold under repurchase agreements	—
Convertible subordinated debentures	2,688,000
Advances from the Federal Home Loan Bank of Atlanta	105,142,800
Notes payable	4,000,000
Other liabilities	1,634,883
Company guaranteed trust preferred securities	6,200,000

Total liabilities	388,748,994

Stockholders’ equity:
Series A Preferred stock, par value not stated, 5,000,000 shares authorized, no shares issued and outstanding	—
Common stock, par value $1.00 per share, 10,000,000 shares authorized, 208 shares issued and outstanding	208
Additional paid-in capital	5,831,654
Retained earnings	13,637,089
Accumulated other comprehensive income (loss)	(312,491)

Total stockholders’ equity	19,156,460

Total liabilities and stockholders’ equity	$407,905,454

See accompanying notes to consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended
	September 30,

	2003	2002

Interest income:
Loans and leases, including fees	$11,512,439	$11,351,563
Investment securities:
U.S. Treasury and Government agencies	615,373	870,749
Mortgage Backed securities	1,431,132	521,851
Other investments	955,190	1,076,482
Interest bearing deposits in banks	—	5,907
Federal funds sold and overnight investments	25,762	67,626

Total interest income	14,539,896	13,894,178

Interest expense:
Interest bearing demand and money market	395,997	479,402
Time deposits of $100,000 or more	2,703,411	2,537,681
Other time deposits	1,882,382	1,754,448
Other borrowings	2,982,266	2,719,471

Total interest expense	7,964,056	7,491,002

Net interest income	6,575,840	6,403,176
Provision for loan losses	100,000	315,000

Net interest income after provision for loan losses	6,475,840	6,088,176

Other income:
Service charges on deposit accounts	60,462	62,177
Loan servicing fee income	4,139	4,856
Gains (losses) on the sale of securities available for sale	(28,237)	257,955
Gain on sale of interest rate swap	—	141,000
License fee income	176,426	—
Other income	37,177	2,263

Total other income	249,967	468,251

Other expenses:
Salaries and employee benefits	3,167,468	2,662,440
Occupancy and equipment	427,809	399,188
Other expense	1,366,228	1,423,892

Total other expenses	4,961,505	4,485,520

Net income before income tax	1,764,302	2,070,907
Income tax expense	640,563	726,050

Net income	$1,123,739	$1,344,857

Basic earnings per share	$5,411.31	$6,476.09

Fully diluted earnings per share	$4,895.30	$5,753.41

See notes to consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Nine Months Ended
	September 30,

	2003	2002

Net income	$1,123,739	$1,344,857
Other comprehensive income (loss):
Unrealized holding gains on securities available for sale:
Unrealized holding gains (losses) arising during the period, Unrealized holding gains (losses) arising during the period, net of tax of ($346,489) and $241,137, respectively	(615,980)	428,688
Reclassification adjustment for (gains) losses included in net income, net of tax of ($10,166) and $92,864, respectively	18,071	(165,091)

Other comprehensive income (loss)	(597,909)	263,597

Comprehensive income	$525,830	$1,608,454

See accompanying notes to consolidated financial statements.

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

	2003	2002

Cash flows from operating activities:
Net income	$1,123,739	$1,344,857
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of investment securities	792,350	218,681
Depreciation and amortization of premises and equipment	147,395	153,532
Net (gain) loss on sales of available for sale securities	28,237	(257,955)
Net (gain) loss on sale of premises and equipment	(9,675)	10,845
Gain on sale of interest rate swap	—	(141,000)
Provision for loan losses	100,000	315,000
Stock compensation	—	332,002
Decrease (increase) in other assets	(81,654)	32,086
Decreases in other liabilities	(773,502)	(200,431)

Net cash provided by operating activities	1,326,890	1,807,617

Cash flows from investing activities:
Proceeds from maturities of investment securities available-for-sale	29,487,500	9,325,000
Principal repayments from mortgage-backed securities	31,204,580	1,916,185
Purchases of investment securities available-for-sale	(93,710,947)	(50,686,092)
Purchases of investment securities held-to-maturity	(250,000)	(25,677,989)
Purchases of other investments	(1,006,001)	(1,621,834)
Proceeds from sales of investment securities available-for-sale	2,055,517	12,674,336
Net (increase) decrease in loans	215,095	(48,263,102)
Purchases of premises and equipment	(134,741)	(171,887)
Proceeds from sale of premises and equipment	11,588	24,055

Net cash used in investing activities	(32,127,409)	(102,481,328)

Cash flows from financing activities:
Net increase in deposits	$10,430,466	$64,398,130
Decrease in federal funds purchased and securities sold under repurchase agreements	(15,700,000)	(7,995,248)
Net proceeds of advances from Federal Home Loan Bank	35,769,800	42,281,000
Proceeds from issuance of trust preferred securities	—	6,200,000
Net decrease in note payable	—	(2,400,000)
Repurchase of common stock	—	(787,403)
Proceeds from exercise of common stock options	—	455,401
Cash dividends paid on common stock	(225,001)	(225,002)

Net cash provided by financing activities	30,275,265	101,926,878

Net increase (decrease) in cash and cash equivalents	(525,254)	1,253,167
Cash and cash equivalents, beginning of period	7,754,964	10,786,917

Cash and cash equivalents, end of period	$7,229,710	$12,040,084

See notes to consolidated financial statements.

FIRST CAPITAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 2003
(UNAUDITED)

NOTE 1 — BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements for First Capital Bancorp, Inc. (“First Capital”) have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, refer to the financial statements and footnotes included in First Capital’s consolidated financial statements and footnotes thereto for the year ended December 31, 2002.

     The consolidated financial statements include the accounts of First Capital and its wholly owned subsidiaries, First Capital Bank (the “Bank”), Capital Financial Software, LLC (“CFS”), a limited liability company which markets and provides support of its accounting software used by bankruptcy trustees and First Capital Statutory Trust I, a grantor trust formed to issue cumulative trust preferred securities. Significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2 — EARNINGS PER COMMON SHARE

     Earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding during the period, which totaled 207.6649 shares for the nine months ended September 30, 2003. For the same period in 2002, the average number of shares outstanding totaled 207.6649.

     Presented below is a summary of the components used to calculate basic and fully diluted earnings per common share.

	Nine Months Ended
	September 30,

	2003	2002

Basic Earnings Per Share:
Weighted average common shares outstanding	207.6649	207.6649
Net income	$1,123,739	$1,344,857
Basic earnings per share	$5,411.31	$6,476.09
Fully Diluted Earnings Per Share:
Weighted average common shares outstanding	207.6649	207.6649
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	5.2685	7.9440
Net effect of the assumed conversion of subordinated convertible debentures	32.0000	32.00
Total weighted average common shares and common stock equivalents outstanding	244.9334	247.6089
Net income adjusted for the effect of the assumed conversion of subordinated convertible debentures	$1,199,023	$1,424,595
Fully Diluted Earnings Per Share	$4,895.30	$5,753.41

NOTE 3 — STOCK COMPENSATION PLANS

     First Capital has an incentive stock option plan. First Capital accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if First Capital had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Nine Months Ended
	September 30,

	2003	2002

Net income, as reported	$1,123,739	$1,344,857
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	31,689	21,195
Pro forma net income	$1,092,050	$1,323,662
Earnings per share:
Basic — as reported	$5,411.31	$6,476.09
Basic — pro forma	5,258.71	6,374.03
Fully diluted — as reported	4,895.30	5,753.41
Fully diluted — pro forma	$4,765.92	$5,667.81

NOTE 4 — LOANS

     Major classifications of loans are as follows:

          (Dollars in thousands)

September 30, 2003

Type of Loan
Real estate construction	$120,968
Real estate mortgage	144,525
Other loans	10,815

Subtotal	276,308
Less: Deferred loan fees and costs	686
Less: Allowance for possible loan losses	3,306

Loans, net	$272,316

APPENDIX “A”

ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this “Agreement”) is entered into and effective as of the ___day of March, 2004, by and between CNB Holdings, Inc., a Georgia corporation (the “Company”), and The Bankers Bank (the “Escrow Agent”).

W I T N E S S E T H:

     WHEREAS, the Company proposes to offer and sell (the “Offering”) up to 1,250,000 shares of Common Stock, $1.00 par value per share (the “Shares”), to investors at $12.00 per Share pursuant to a registered public offering; and

     WHEREAS, the Company desires to establish an escrow for funds forwarded by subscribers for Shares, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Deposit with Escrow Agent.

     (a)     The Escrow Agent agrees that it will from time to time accept, in its capacity as escrow agent, subscription funds for the Shares (the “Escrowed Funds”) in the form of checks received by the Company from subscribers. All checks shall be made payable to the Escrow Agent. If any check does not clear normal banking channels in due course, the Escrow Agent will promptly notify the Company. Any check which does not clear normal banking channels and is returned by the drawer’s bank to the Escrow Agent will be promptly turned over to the Company along with all other subscription documents relating to such check. Any check received that is made payable to a party other than the Escrow Agent shall be returned to the Company for return to the proper party. The Company in its sole and absolute discretion may reject any subscription for Shares for any reason and upon such rejection it shall notify and instruct the Escrow Agent in writing to return the Escrowed Funds by check made payable to the subscriber.

     (b)     Subscription agreements for the Shares shall be reviewed for accuracy by the Company and, immediately thereafter, the Company shall deliver to the Escrow Agent the following information: (i) the name and address of the subscriber; (ii) the number of Shares subscribed for by such subscriber; (iii) the subscription price paid by such subscriber; (iv) the subscriber’s tax identification number certified by such subscriber; and (v) a copy of the subscription agreement.

     2.     Investment of Escrowed Funds. Upon collection of each check by the Escrow Agent, the Escrow Agent shall invest the funds in deposit accounts or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, or short-term securities issued by United States government sponsored agencies. The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Interest and other earnings shall start accruing on such funds as soon as such funds would be deemed to be available for access under applicable banking laws and pursuant to the Escrow Agent’s own banking policies.

     3.     Distribution of Escrowed Funds. The Escrow Agent shall distribute the Escrowed Funds in the amounts, at the times, and upon the conditions hereinafter set forth in this Agreement.

     (a)     If at any time on or prior to the expiration date of the offering as described in the Company’s Registration Statement filed with the Securities and Exchange Commission (the “Registration Statement”) relating to the offering, (the “Closing Date”), (i) the Escrow Agent has certified to the Company in writing that the Escrow Agent has received at least $9,000,000 in Escrowed Funds, and (ii) the Escrow Agent has received a certificate from the President or the Chairman of the Board of the Company that all other conditions to the release of funds as described in the Registration Statement have been met, then the Escrow Agent shall deliver the Escrowed Funds, plus any interest earned on such funds, to the Company to the extent such Escrowed Funds are collected funds (as defined below). If any portion of the Escrowed Funds are not collected funds, then the Escrow Agent shall notify the Company of such fact and shall distribute such funds to the Company only after such funds become collected funds. For purposes of this Agreement, “collected funds” shall mean all funds received by the Escrow Agent, which have cleared normal banking channels.

     (b)     If the Escrowed Funds do not, on or prior to the Closing Date, become deliverable to the Company based on the failure to meet the conditions described in Paragraph 3(a), or if the Company terminates the offering at any time prior to the Closing Date and delivers written notice to the Escrow Agent of such termination (the “Termination Notice”), the Escrow Agent shall return all Escrowed Funds which are collected funds as directed in writing by the Company to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them plus any interest earned on such amounts.

     4.     Distribution of Interest. Any interest earned on the Escrowed Funds shall be retained by the Company to the extent the Escrowed Funds are delivered to the Company in accordance with Section 3(a). Any interest earned on Escrowed Funds returned to subscribers shall be returned to the respective subscriber.

     5.     Fee of Escrow Agent. The escrow account will accrue a service charge of $20.00 per month. In addition, a $20.00 per check fee will be charged if the escrow account has to be refunded due to a failure to complete the subscription. All of these fees are payable upon the release of the Escrowed Funds, and the Escrow Agent is hereby authorized to deduct such fees from the Escrowed Funds prior to any release thereof pursuant to Section 3 hereof.

     6.     Liability of Escrow Agent.

     (a)     In performing any of its duties under the Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

     (b)     The Company agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed by the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter thereof; except, that if the Escrow Agent shall be found guilty of willful misconduct or gross negligence under this Agreement, then, in that event, the Escrow Agent shall bear all such losses, claims, damages and expenses.

     (c)     If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall retain legal counsel of its choice as it reasonably may deem necessary to advise it concerning its obligations hereunder and to represent it in any litigation to which it may be a part by reason of this Agreement. The Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action, may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. In connection with such dispute, the Company shall indemnify the Escrow Agent against its court costs and reasonable attorney’s fees incurred.

(d)     The Escrow Agent may resign at any time upon giving thirty (30) days written notice to the Company. If a successor escrow agent is not appointed by Company within thirty (30) days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent and the Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties upon the transfer of the Escrowed Funds and all related documentation thereto, including appropriate information to assist the successor escrow agent with the reporting of earnings of the Escrowed Funds to the appropriate state and federal agencies in accordance with the applicable state and federal income tax laws, to the successor escrow agent designated by the Company appointed by the court.

     7.     Appointment of Successor. The Company may, upon the delivery of thirty (30) days written notice appointing a successor escrow agent to the Escrow Agent, terminate the services of the Escrow Agent hereunder. In the event of such termination, the Escrow Agent shall immediately deliver to the successor escrow agent selected by the Company, all documentation and Escrowed Funds including interest earnings thereon in its possession, less any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement.

     8.     Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested, or delivery by courier, to the respective addresses set forth below:

If to the subscribers for Shares:	To their respective addresses as specified in their Subscription Agreements.

The Company:	CNB Holdings, Inc.
7855 North Point Parkway, Suite 200
Alpharetta, Georgia 30022
Attention: H.N. Padget, Jr., President and Chief Executive Officer

With a copy to:	Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, Georgia 30308
Attention: Thomas O. Powell, Esq.

The Escrow Agent:	The Bankers Bank
2410 Paces Ferry Road
600 Paces Summit
Atlanta, GA 30339-4098

Attention: Jo Avery
Vice President

     9.     Representations of the Company. The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability in an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

     10.     General.

     (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

     (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (c) This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

     (d) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any part at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any part of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

     (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (f) This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns. The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided. The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

     (g) No interest in any part to this Agreement shall be assignable in the absence of a written agreement by and between all the parties to this Agreement, executed with the same formalities as this original Agreement.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as the date first written above.

COMPANY:		ESCROW AGENT:

CNB HOLDINGS, INC		THE BANKERS BANK

By:	/s/ H.N. Padget, Jr.	By:	/s/ Jo Avery

H.N. Padget, Jr.		Jo Avery
President and Chief Executive Officer		Vice President

APPENDIX B

W. DAVID SWEATT
46 HAYWOOD STREET, SUITE 214
ASHEVILLE, NC 28801
828-252-1662

VIA FAX 404-962-6658 & US MAIL

March 5, 2004

Board of Directors
CNB Holdings of Georgia, Inc.
c/o Mr. Tom Powell, Esq.
Troutman Sanders LLP
Attorneys at Law
NationsBank Plaza.
600 Peachtree Street, N.E., Suite 5200
Atlanta. GA 30308-2216

RE: Resignation Due to Fiduciary Obligations to Shareholders

Dear Board Members:

I am resigning my position as director of CNB Holdings of Georgia, Inc. for five reasons:

1.	The currently proposed merger with First Capital Bancorp, Inc. (“FCB”) is unfair to CNB shareholders. The CNB Holdings Board failed to act favorably on my motion at a Board meeting on January 21, 2004, that a second valuation opinion be obtained from a qualified financial advisor. At the Board’s February 17, 2004 meeting, once again I proposed a second valuation, this time at my sole expense. Again, the Board refused to act. The Board’s failure to support that motion leaves me no choice but to resign from the Board to emphasize my opposition to the current merger proposal.

The share exchange reflected in the proposed FBC merger is unfair to CNB shareholders and relied on a fairness opinion that was wrongly based an a merger of equals, not a change of control. I am resigning in protest to this unfair treatment of CNB shareholders.

2.	The proposed transaction as originally offered was to be a “merger of equals.” As such, no “control premium” was to be paid by FCB. In reality, this is now a “control” transaction in every reasonable sense of the term: FCB will achieve voting, managerial, and operational control of CNB.

FCB is usurping management control of CNB through a combination of actions and intrigues. This gutting of CNB management is further accomplished by the fact that both CNB’s Chairman, myself, and CFO have left. Additionally, CNB’s

President and CEO learned in December of certain dramatically changed personal circumstances that will compromise or virtually eliminate his active participation in management over the foreseeable future. With three of CNB’s top four managers out of the picture, there is no possibility that FCB’s usurpation of management and operational control can be offset. Those familiar with FCB top management’s style, culture and history confirm this observation.

FCB management at the highest level has now acknowledged an intent to serve as “DE FACTO CEO” of the company and the Bank, thereby achieving effective day-to-day control of the newly merged company. CNB’s named CEO is to be relegated to a figurehead position.

Over the past ten years, FCB’s management has not achieved successful business results in any of the high value, high valuation lines of business in which CNB has excelled as the leading small business bank in the GA 400 corridor: small business commercial loans and deposits, Small Business Administration (“SBA”) loans, residential mortgage lending, and internet banking.

It would be folly for CNB shareholders to turn over control of their very valuable North Atlanta banking franchise to a management that has been entirely unsuccessful in these lines of business.

CNB shareholders are now being asked to sell control to an unqualified management without payment of a control premium. In my fiduciary role as a director, I can no longer support this proposal. It is unfair to CNB shareholders. Under FCB leadership, I believe, market value per share would actually GO DOWN in the future, as compared to remaining independent.

3.	The Board has a readily available option: to exit its proposed merger with FCB for an amount of money that approximates 35(cent) per fully diluted share. Therefore, the Board should exercise that option for the benefit of its shareholders. The Board has refused to take that course.

It would he better to exit this transaction rather than to give the Bank away to FCB.

4.	CNB has a much better future as an independent entity — either to remain independent or to sell to a larger banking company in a control transaction. Conceivably, CNB shareholders could receive up to $30/share before the end of 2004 in a control transaction.

There are ready buyers for CNB who would happily pay an excellent control premium for our outstanding small business bank in the Georgia 400 corridor. CNB has the largest remaining independent bank franchise in the very attractive North Fulton County area of North Atlanta. A number of these potential purchasers have previously expressed a high level of interest in purchasing CNB.

5.	In violation of common courtesy and company procedural bylaws, I was removed from my position as Chairman of the Board of the company and Chairman of the Bank’s Board — positions I had held since 1997 as the company’s largest shareholder. Two days after my formal request that the Board get a second valuation opinion, I was removed and replaced by a director with close ties to FCB management.

In summary, my reasons for opposing the proposed FCB merger are as follows:

A.	Effective control is passing to FCB without payment of a control premium;

B.	FCB control and management will not serve the interests of CNB shareholders;

C.	There is a readily available and low cost way to remove CNB from this bad transaction, but C NB’s directors have refused to do so;

D.	If there is to be a control transaction, then CNB shareholders should and could expect to receive an attractive premium over the current trading price;

E.	I was removed as CNB Chairman without “cause” after urging the Board to obtain a second valuation opinion from an independent advisor.

For all of these reasons I will not Vote my shares in support of the measure.

Pursuant to the Securities Exchange Act rules, I am requesting that an Item 6 disclosure on Form 8K be filed with the SEC as required by law to report my resignation for the above reasons. As a resigning director, I have the right, even the obligation, to make other shareholders aware of the reasons for my resignation.

I believe that the CNB Board must include items A, B, C, D, and E above in its 8K filing to avoid intentionally misleading CNB shareholders. Likewise the Board must necessarily report that it is not my intention to vote my shares in favor of the proposed merger.

Sincerely,

/s/ W. David Sweatt

W. David Sweatt

WDS/el

Enclosures

cc:	Securities & Exchange Commission Atlanta Business Chronicle

P.S.	I request that all members of the Board see this document before the Item 6 disclosure of Form 8K is filed. Further, I request that all members of the Board approve the final wording of the 8K filing.

1,250,000 SHARES

CNB HOLDINGS, INC.

The Bank Holding Company for

[Bank Logo]

CHATTAHOOCHEE NATIONAL BANK

Common Stock

PROSPECTUS

             , 2004

     Prospective investors may rely only on the information contained in this prospectus. No one has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Appendix A – Escrow Agreement

Appendix B – W. David Sweatt Letter of Resignation

     Until          , 2004 (90 days after the date of this prospectus), all dealers that effect transfers in these securities or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The provisions of the Georgia Business Corporation Code and the Registrant’s bylaws set forth the extent to which the Registrant’s directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under these indemnification provisions, the Registrant is required to indemnify any of its directors or officers against any reasonable expenses (including attorneys’ fees) incurred by such director or officer in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, to which such director or officer was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director of the Registrant, is or was serving at the Registrant’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant may indemnify any of its directors or its officers, against any liability incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, if such director or officer acted in a manner such director or officer believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe such director’s or officer’s conduct was unlawful, if a determination has been made that the director or officer has met these standards of conduct. No indemnification shall be made in respect of any claim, issue, or matters as to which such person shall have been adjudged liable to the Registrant unless and only to the extent that the Superior Court or court in which such action or suit was brought shall determine upon application that, despite the adjudication of the liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Superior Court or such other court shall deem proper. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit, or proceeding upon receipt of a written affirmation of such officer or director that such director or officer has met certain standards of conduct and an undertaking by or on behalf of such director or officer to repay such advances unless it is ultimately determined that such director or officer is entitled to indemnification by the Registrant.

     The Registrant’s articles of incorporation contain a provision which provides that, to the fullest extent permitted by the Business Corporation Code of Georgia, directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of his duty of care or any other duty as a director.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

Item 25. Other Expenses Of Issuance And Distribution.

     Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant’s Common Stock, $1.00 par value per share, are as follows:

Securities and Exchange Commission registration fee	$1,000
Blue sky fees and expenses	5,000
Legal fees and expenses	35,000
Accounting fees and expenses	5,000
Printing and engraving expenses	25,000
Miscellaneous	5,000

Total	$76,000

Item 26. Recent Sales of Unregistered Securities.

     Not applicable.

Item 27. Exhibits.

Exhibit
Number	Description of Exhibits

2.1	Agreement and Plan of Merger, dated as of September 24, 2003, by and between First Capital Bancorp, Inc. and CNB Holdings, Inc. (included as Exhibit 2.1 to the Registration Statement No. 333-111358 on Form S-4 of CNB Holdings, Inc., previously filed with the Commission and incorporated by reference herein)

2.2	Amendment to Agreement and Plan of Merger, dated as of March 8, 2004, by and between First Capital Bancorp, Inc. and CNB Holdings, Inc. (included as Exhibit 2.2 to the Registration Statement No. 333-111358 on Form S-4 of CNB Holdings, Inc., previously filed with the Commission and incorporated by reference herein)

3.1	Articles of Incorporation, of CNB Holdings, Inc. (included as Exhibit 3.1 to the Registration Statement No. 333-49137 on Form SB-2 of CNB Holdings, Inc., previously filed with the Commission on April 1, 1998 and incorporated by reference herein)

3.2	Bylaws, as amended (included as Exhibit 3.2 to the Registration Statement No. 333-111358 on Form S-4 of CNB Holdings, Inc., previously filed with the Commission on December 19, 2003 and incorporated by reference herein)

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws of CNB Holdings, Inc., defining rights of holders of common stock of CNB Holdings, Inc.

5.1	Securities Opinion of Troutman Sanders LLP

10.1	Employment Agreement, dated as of November 1, 1997 among Chattahoochee National Bank (In Organization), CNB Holdings, Inc. and H.N. Padget, Jr. (included as Exhibit 10.1 to the Registration Statement No. 333-49137 on Form SB-2 of CNB Holdings, Inc., previously filed with the Commission on April 1, 1998 and incorporated by reference herein)**

10.2	North Point Parkway Office Lease, dated march 24, 1998, between W. B. Wiggins, Jr., and CNB Holdings, Inc. d/b/a Chattahoochee National Bank (included as Exhibit 10.1 to the Quarterly Report on Form 10-QSB of CNB Holdings, Inc., previously filed with the Commission on May 15, 2003 and incorporated by reference herein)

10.3	Brookside Parkway Office Lease, dated October 29, 1999, between Duke-Weeks Realty Limited Partnership and Chattahoochee National Bank (included as Exhibit 10.2 to the Quarterly Report on Form 10-QSB of CNB Holdings, Inc., previously filed with the Commission on May 15, 2003 and incorporated by reference herein)

10.4	Amendment No. 1 to Employment Agreement by and among CNB Holdings, Inc. and Chattahoochee National Bank and H. N. Padget, Jr., dated April 30, 2001 (included as Exhibit 10.3 to the Quarterly Report on Form 10-QSB of CNB Holdings, Inc., previously filed with the Commission on May 15, 2003 and incorporated by reference herein)**

10.5	Amendment No. 2 to Employment Agreement by and among CNB Holdings, Inc. and Chattahoochee National Bank and H. N. Padget, Jr., dated January 2, 2003 (included as Exhibit 10.4 to the Quarterly Report on Form 10-QSB of CNB Holdings, Inc., previously filed with the Commission on May 15, 2003 and incorporated by reference herein)**

Exhibit
Number	Description of Exhibits

10.5.1	Amendment No. 3 to Employment Agreement by and among CNB Holdings, Inc. and Chattahoochee National Bank and H.N. Padget, Jr., dated September 24, 2003 (included as Exhibit 10.1 to the Quarterly Report on Form 10-QSB of CNB Holdings, Inc., previously filed with the Commission on November 12, 2003 and incorporated by reference herein)**

10.6	Employment Agreement by and between Steven G. Deaton and CNB Holdings, Inc. and Chattahoochee National Bank and H. N. Padget, Jr., dated September 24, 2001 (included as Exhibit 10.5 to the Quarterly Report on Form 10-QSB of CNB Holdings, Inc., previously filed with the Commission on May 15, 2003 and incorporated by reference herein)**

10.7	Amendment No. 1 to Employment Agreement by and between Steven G. Deaton and CNB Holdings, Inc. and Chattahoochee National Bank and H. N. Padget, Jr., dated January 2, 2003 (included as Exhibit 10.6 to the Quarterly Report on Form 10-QSB of CNB Holdings, Inc., previously filed with the Commission on May 15, 2003 and incorporated by reference herein)**

10.7.1	Amendment No. 2 to Employment Agreement by and between Steven G. Deaton and CNB Holdings, Inc. and Chattahoochee National Bank, dated September 24, 2003 (included as Exhibit 10.2 to the Quarterly Report on Form 10-QSB of CNB Holdings, Inc., previously filed with the Commission on November 12, 2003 and incorporated by reference herein)**

10.8	Amended and Restated CNB Holdings, Inc. 1998 Incentive Stock Option Plan (Incorporated herein by reference to Annex B of the CNB’s Proxy Statement dated October 2, 1998 (Commission File No. 0-23991))**

10.9	Amended and Restated CNB Holdings, Inc. 1998 Non-Qualified Stock Option Plan (Incorporated herein by reference to Annex A of the Company’s Proxy Statement dated October 2, 1998 (Commission File No. 0-23991))**

10.10	Form of Supplemental Retirement Plan Executive Agreement (included as Exhibit 10.10 to the Registration Statement No. 333-111358 on Form S-4 of CNB Holdings, Inc. previously filed with the Commission on December 19, 2003 and incorporated by reference herein)**

10.11	Form of Supplemental Retirement Plan Director Agreement (included as Exhibit 10.11 to the Registration Statement No. 333-111358 on Form S-4 of CNB Holdings, Inc. previously filed with the Commission on December 19, 2003 and incorporated by reference herein)**

10.12	Form of Directors’ Deferral Plan (included as Exhibit 10.12 to the Registration Statement No. 333-111358 on Form S-4 of CNB Holdings, Inc. previously filed with the Commission on December 19, 2003 and incorporated by reference herein)**

11.1	Statement regarding computation of per share earnings (included in Pro Forma Financial Information in this Registration Statement)

21.1	Subsidiary of CNB Holdings, Inc. (Incorporated herein by reference to the exhibit of the same number of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1999 (Commission File No. 0-23991))

23.1	Consent of Mauldin & Jenkins, LLC as to CNB Holdings, Inc.

23.2	Consent of Mauldin & Jenkins, LLC as to First Capital Bancorp, Inc.

23.3	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

24.1	Power of Attorney*

Exhibit
Number	Description of Exhibits

99.1	Form of Subscription Agreement for CNB and First Capital Shareholders*

99.2	Form of Subscription Agreement for Outside Investors*

99.3	Form of Escrow Agreement (included as Appendix A to the prospectus).

*	Previously filed.

**	Management contract required to be filed as an exhibit to this Registration Statement.

Item 28. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes as follows:

(a)(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     The Registrant hereby undertakes as follows:

(b) (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment to be signed on its behalf by the undersigned, in the City of Alpharetta, State of Georgia, on March 17, 2004.

CNB HOLDINGS, INC.

/s/ H.N. Padget, Jr.

H.N. Padget, Jr.
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Director	March 17, 2004

Michael L. Aldredge

Director

C. Dan Alford

*	Director	March 17, 2004

Patricia R. Grimes

*	Director	March 17, 2004

William H. Groce, Jr.

*	Director, Chairman	March 17, 2004

David R. Hink

Signature		Title	Date

*		Director	March 17, 2004

Mary Elizabeth Johnson

Director

Robert W. Johnston

/s/ H.N. Padget, Jr.		President, Chief Executive Officer and Director	March 17, 2004

H. N. Padget, Jr.		(Principal Executive and Financial Officer)

Director
John A. Pond

*		Director	March 17, 2004

Reid W. Simmons

*		Director	March 17, 2004

W. Darrell Sumner

*By:	/s/ H.N. Padget, Jr. H. N. Padget, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

5.1	Opinion of Troutman Sanders LLP

23.1	Consent of Mauldin & Jenkins, LLC as to CNB Holdings, Inc.

23.2	Consent of Mauldin & Jenkins, LLC as to First Capital Bancorp, Inc.